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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SONUS NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

                    , 2016

Dear Stockholder:

        We cordially invite you to attend the annual meeting of stockholders of Sonus Networks, Inc. The meeting will be held on Thursday, June 9, 2016, at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109.

        At the annual meeting, stockholders will be asked to consider and vote on (i) the election of eight nominees for director to hold office until the 2017 annual meeting of stockholders; (ii) the approval of an amendment and restatement of Sonus Networks' stock incentive plan; (iii) the approval of a stock option exchange program; (iv) the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016; (v) the approval, on a non-binding basis, of the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the accompanying Proxy Statement; and (vi) the transaction of any other business that may properly come before the meeting and any adjournments or postponements thereof. Our Board of Directors recommends a vote FOR each of the proposals, each of which is described in more detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

        We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to attend in person, it is important that your shares be represented. Your vote is very important. Therefore, please vote at your earliest convenience by following the instructions as described in the accompanying Proxy Statement.

        Thank you for your continued trust and confidence in Sonus.

Sincerely,

Raymond P. Dolan
President and Chief Executive Officer

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 9, 2016

To the Stockholders of Sonus Networks, Inc.:

        Notice is hereby given that the annual meeting of stockholders of Sonus Networks, Inc. will be held on Thursday, June 9, 2016 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109. At the meeting, we will consider and vote upon the following proposals to:

  1.
  Elect eight nominees for director to hold office until the 2017 annual meeting of stockholders;

  2.
  Approve an amendment and restatement of Sonus Networks' stock incentive plan;

  3.
  Approve a stock option exchange program;

  4.
  Ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2016;

  5.
  Approve, on a non-binding advisory basis, the compensation of Sonus Networks' named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the accompanying Proxy Statement; and

  6.
  Transact any other business that may properly come before the meeting and any adjournments or postponements thereof.

        These items are more fully described in the accompanying Proxy Statement. Only stockholders of record at the close of business on April     , 2016 are entitled to attend and vote at the 2016 annual meeting and any adjournment or postponement of the meeting. All stockholders are invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting, your vote is important. To ensure that your vote is counted at the 2016 annual meeting, please vote as promptly as possible.

By Order of the Board of Directors,

Westford, Massachusetts	Jeffrey M. Snider
, 2016	Chief Administrative Officer, Senior Vice President, General Counsel and Corporate Secretary

        This Notice, the accompanying Proxy Statement and a form of proxy card are being mailed beginning on or about                        , 2016 to all stockholders entitled to vote at the 2016 annual meeting of stockholders. The Sonus Networks, Inc. 2015 Annual Report on Form 10-K, which includes Sonus Networks' financial statements and constitutes its annual report to stockholders, is being mailed with this Notice.

        Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on June 9, 2016: The Proxy Statement and the 2015 Annual Report to Stockholders are available at https://materials.proxyvote.com/835916.

Page
PROXY STATEMENT—SUMMARY	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	6
INFORMATION ABOUT THE ANNUAL MEETING	7
PROPOSAL 1—ELECTION OF DIRECTORS	11
Board of Directors	11
Nominees Up For Election—Background and Qualifications	11
Board of Directors' Recommendation	15
INTRODUCTION TO PROPOSAL 2—APPROVAL OF AN AMENDMENT AND RESTATEMENT OF SONUS NETWORKS' STOCK INCENTIVE PLAN AND PROPOSAL 3—APPROVAL OF A STOCK OPTION EXCHANGE PROGRAM	15
Q&A ABOUT PROPOSAL 3—APPROVAL OF A STOCK OPTION EXCHANGE PROGRAM	17
PROPOSAL 2—APPROVAL OF AN AMENDMENT AND RESTATEMENT OF SONUS NETWORKS' STOCK INCENTIVE PLAN	18
Stock Available for Awards	18
Reasons for Proposed Amendment and Restatement of the Plan	19
Highlights of Certain Continuing Provisions of the Plan	22
Description of the Plan (as proposed to be amended and restated)	22
Certain U.S. Federal Income Tax Consequences	28
Required Vote and Board of Directors' Recommendation	30
PROPOSAL 3—APPROVAL OF A STOCK OPTION EXCHANGE PROGRAM	30
Background	31
Alternatives Considered	32
Description of the Exchange Program	32
Reasons for the Exchange Program	35
Implementing the Exchange Program	37
Summary of U.S. Federal Income Tax Consequences	37
Accounting Treatment	38
New Plan Benefits	38
Effect on Stockholders	38
Required Vote and Board of Directors' Recommendation	39
PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	39
Deloitte & Touche LLP Fees	39
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services	40
Board of Directors' Recommendation	40
PROPOSAL 5—A NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	41
Key Objectives of Our Executive Compensation Program	41
2015 Say-on-Pay Results	41
2015 Financial and Strategic Performance of the Company	43
2015 Executive Compensation Program	44
Board of Directors' Recommendation	46

SONUS NETWORKS, INC.
PROXY STATEMENT

Proxy Statement—Summary

        This summary highlights information contained elsewhere in this Proxy Statement or the accompanying 2015 Annual Report. This summary does not contain all of the information you should consider before voting. You should read the entire Proxy Statement carefully before voting.

Business Overview and 2015 Financial Highlights[1]

Sonus Networks, Inc. and its subsidiaries (collectively, "Sonus", "Sonus Networks", "we", "us" and "our") bring intelligence and security to real-time communications. By helping the world embrace the next generation of cloud-based Session Initiation Protocol ("SIP") and 4G/LTE ("Long Term Evolution")-based solutions, Sonus enables and secures latency-sensitive, mission critical traffic for Voice over Internet Protocol ("VoIP"), video, instant messaging and online collaboration. With Sonus, enterprises can give priority to real-time communications based on smart business rules while service providers can offer high-performance, reliable and secure on-demand network services to their customers. With comprehensive solutions deployed in more than 100 countries and nearly two decades of experience, Sonus offers a complete portfolio of virtualized and appliance-based session border controllers ("SBCs"), diameter signaling controllers ("DSCs"), policy/routing servers, network intelligence applications, media and signaling gateways and network analytics tools.

Our solutions are deployed in many of the world's leading service provider and enterprise networks, including AT&T Inc., BICS (formerly known as Belgacom ICS), BT Group plc, CenturyLink, Inc., CITIC Telecom 1616 LTD., Colt Technology Services, Deutsche Telekom AG, Inteliquent, Inc., KDDI Corporation, Kellogg Company, Level 3 Communications, Inc., NTT Communications Corp., Orange Business Services, RELX Group plc, Royal Dutch Shell plc, Softbank Group Corp., State Street Corporation, TalkTalk Telecom Group PLC, Tata Communications Ltd., TeliaSonera AB, Telstra Corporation Limited, Verizon Communications Inc., Vonage Holdings Corp. and XO Communications, LLC.

Although we experienced a very challenging first half of 2015 as a large number of customers pushed out their spending plans into the second half of 2015, we focused on achieving a significant improvement in our revenue in the third and fourth quarters of 2015, and our second half 2015 revenues recovered back to levels consistent with our second half 2014 revenue performance. We developed and executed a restructuring plan, which was substantially completed by the second quarter of 2015, and created operating leverage that resulted in year-over-year improvements in operating margins and diluted earnings per share.
2015 FINANCIAL PERFORMANCE

•

Total revenue was $249.0 million, compared to $296.3 million in 2014. Despite this year-over-year decrease, our total revenue was $76.3 million in the fourth quarter of 2015, compared to $76.8 million in the fourth quarter of 2014, with revenue of $144.2 million in the second half of 2015, compared to $150.0 million in the second half of 2014

•

Product revenue was $141.9 million in 2015, compared to $182.5 million in 2014, with product revenue of $90.0 million in the second half of 2015, compared to $91.5 million in the second half of 2014

•

Total 2015 GAAP gross margin was 64.9%, compared to 65.3% in 2014. Total 2015 Non-GAAP gross margin was 67.8%, compared to 67.4% in 2014

•

Total fourth quarter 2015 GAAP gross margin was 68.5%; total fourth quarter 2015 Non-GAAP gross margin was a record high 71.4%

•

2015 GAAP operating expenses were $192.9 million, compared to $210.7 million in 2014. Total 2015 Non-GAAP operating expenses were $168.4 million, compared to $179.0 million in 2014

•

2015 GAAP loss per share was $0.64; 2015 Non-GAAP loss per share was $0.02

•

GAAP diluted earnings per share for the fourth quarter of 2015 was $0.09; Non-GAAP diluted earnings per share for the fourth quarter of 2015 was a record-high $0.23

•

Cash and investments were $142.2 million at year-end, compared to $126.9 million at the end of the third quarter of 2015

(1)
Non-GAAP Measures. Please refer to Appendix A for an explanation and reconciliation of these non-GAAP financial measures.

(1)
Non-GAAP Measures. Please refer to Appendix A for an explanation and reconciliation of these non-GAAP financial measures.

2015 Strategic Highlights
We are leading the way in virtualization:

•

We believe virtualization is the next step in the progression from circuit-based communications to communications based on internet protocols ("IP") and allows network operators to operate more flexibly and efficiently by shifting network functions and capacities as demand dictates

•

In May 2015, we completed our multi-phase strategy to deliver a completely virtualized product portfolio

•

Our virtualized product suite has a common management and hardened code base, giving customers investment protection and peace of mind with an easy migration path from today's appliance-based network to Network Functions Virtualization ("NFV") and the cloud

We introduced a virtualized cloud exchange networking platform based on our acquisition of VellOS from Treq Labs, Inc.:

•

In January 2015, we acquired from Treq Labs, Inc. certain assets for designing, developing, marketing, selling, servicing and maintaining software-defined networking ("SDN") technology, which optimize networks for voice, video and Unified Communications for both enterprise and service provide customers

•

Through this acquisition, we introduced VellOS, a virtualized cloud exchange networking platform that integrates private, hybrid and public clouds into one IT environment

Our virtualized products were honored with industry-wide recognition:

•

As a leader in virtualization, we received numerous industry awards and distinctions relating to our virtualized products, including the 2015 Products of the Year by TMC's INTERNET TELEPHONY magazine for the Sonus PSX SWe and the Sonus DSC SWe; the 2015 SDN Excellence Award Winner by INTERNET TELEPHONY magazine and SDN Zone for Sonus VellOS; the Award for Best Endpoint Registration When Using Secure TLS by Meircom; and the Bronze Recipient of the 2015 Product Line of the Year by Biz Awards International for the Sonus SBC portfolio

Virtualized Portfolio

2015 Corporate Governance Highlights

✓

Annual Election of Directors: Yes (no staggered board)

✓

Separate Chairman and CEO: Yes

✓

Substantial Majority of Independent Directors: All directors independent, other than CEO

✓

Independent Directors Meet without Management: Yes

✓

Board Diversity (as to gender, experience and skills): Yes

✓

Annual Equity Grant to Non-Employee Directors: Yes

✓

Annual Board and Committee Self-Evaluations: Yes

✓

Annual Advisory Approval of Executive Compensation: Yes

✓

Disclosure Committee for Financial Reporting: Yes

✓

Review and Approval Policy for Related Party Transactions: Yes

✓

Code of Conduct for Non-Employee Directors: Yes

✓

Share Ownership Guidelines for our CEO, our Other Section 16 Reporting Officers and our Non-Employee Directors: Yes

2015 Executive Compensation Highlights
Key Elements of our Executive Compensation Program
Our overall executive compensation program is founded on three guiding principles:

•

We offer competitive compensation packages to attract executives from larger telecommunications companies that offer significantly greater cash compensation, and from smaller private telecommunications companies that offer greater perceived equity growth potential

•

We offer incentive compensation to motivate our executives to transform Sonus from a media gateway company in a declining market into a profitable growth company selling SBCs, DSCs, policy/routing servers, and increasingly, network intelligence applications and network analytics tools

• We seek to retain our key executives in the face of other opportunities
Key Highlights of our 2015 Executive Compensation Program
Our Board was responsive to comments received from our stockholders, and fiscally conservative:

•

Our Compensation Committee set fixed metrics in February 2015 relating to net income and revenue, which were consistent with the public forecast we had previously given for our annual cash incentive bonus plan. In light of the challenges we faced in the first half of the year as a large number of customers pushed out their spending plans, in June 2015, the performance targets for these metrics were reset to reflect our revised full year operating plans

•

Despite achievement of the revised performance targets that would have resulted in a cash bonus payout of 160%, our Compensation Committee exercised its discretion in light of overall financial performance to reduce this amount to approximately 125% (with the exception of one executive who received over 125% due to his performance during 2015 and his recent promotion)

•

We added performance-based stock unit awards to our equity incentive compensation mix for our Chief Executive Officer and his direct reports; the value of these performance-based stock unit awards, if earned, would vest in annual installments over three years and is tied directly to our Company's stock performance

•

In February 2016, the Compensation Committee determined that the performance metric relating to 2015 stock price performance for these performance-based stock unit awards was not achieved, and as a result, our Chief Executive Officer and his direct reports forfeited one-third of the shares subject to such awards

Key Highlights of our 2016 Executive Compensation Program to Date

•

For 2016, our Compensation Committee has established fixed metrics for the first half of the year relating to revenue and net income, and has determined that it will wait until mid-year to set new metrics for the second half of the year to reduce the possibility that the metrics are either too easy or too difficult to achieve

•

For 2016, our CEO and his direct reports continue to hold performance-based stock unit awards with earning potential tied directly to our Company's stock performance for the 2016 fiscal year to more closely align the interests of our CEO and his direct reports with those of our stockholders

Director Nominees				Current Board Committees
Name	Director Since	Independent	Position	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Technology and Strategy Oversight Committee
Matthew W. Bross	2014	✓	Chairman and Chief Executive Officer of Compass Networks				✓
Raymond P. Dolan	2010		President, Chief Executive Officer and Director of Sonus Networks, Inc.
Beatriz V. Infante	2010	✓	Chief Executive Officer of BusinessExcelleration LLC		✓
Howard E. Janzen	2006	✓	Chairman of the Board of Sonus Networks, Inc. and President and Chief Executive Officer of Cool Planet Energy Systems, Inc.	✓		✓
Richard J. Lynch	2014	✓	President of FB Associates, LLC, and the former Executive Vice President and Chief Technology Officer for Verizon Communications and Verizon Wireless				✓
Pamela D.A. Reeve	2013	✓	Former President, Chief Executive Officer and Director of Lightbridge, Inc.		✓	✓
John A. Schofield	2009	✓	Former President, Chief Executive Officer and Chairman of the Board of Advanced Fibre Communications, Inc.	✓	✓
Scott E. Schubert	2009	✓	Former Chief Financial Officer of TransUnion LLC	✓ ACFE

ACFE—Denotes that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Proxy Statement contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical facts contained in this Proxy Statement, including statements regarding our future results of operations and financial position, industry developments, business strategy, plans and objectives of management for future operations and plans for future cost reductions are forward-looking statements. Without limiting the foregoing, the words "anticipates", "believes", "could", "estimates", "expects", "intends", "may", "plans", "seeks" and other similar language, whether in the negative or affirmative, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to: the timing of customer purchasing decisions and our recognition of revenues; economic conditions; our ability to recruit and retain key personnel; difficulties supporting our strategic focus on channel sales; difficulties retaining and expanding our customer base; difficulties leveraging market opportunities; the impact of restructuring activities; our ability to realize benefits from the Network Equipment Technologies, Inc. ("NET") and Performance Technologies, Incorporated ("PT") acquisitions and the Treq Labs, Inc. ("Treq") asset acquisition; the effects of disruption from the PT and Treq transactions, making it more difficult to maintain relationships with employees, customers, business partners or government entities; the success implementing the integration strategies of NET, PT and Treq assets; litigation; actions taken by significant stockholders; difficulties providing solutions that meet the needs of customers; market acceptance of our products and services; rapid technological and market change; our ability to protect our intellectual property rights; our ability to maintain partner, reseller, distribution and vendor support and supply relationships; higher risks in international operations and markets; the impact of increased competition; currency fluctuations; changes in the market price of our common stock; and/or failure or circumvention of our controls and procedures. Important factors that could cause actual results to differ materially from those in these forward-looking statements are discussed in the "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Quantitative and Qualitative Disclosures About Market Risk" sections in our filings with the Securities and Exchange Commission. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We therefore caution you against relying on any of these forward-looking statements. Also, any forward-looking statement made by us in this Proxy Statement speaks only as of the date of this Proxy Statement. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

INFORMATION ABOUT THE ANNUAL MEETING

        Our Board of Directors (our "Board") is soliciting proxies for the annual meeting of stockholders of Sonus Networks, Inc. ("Sonus," "Sonus Networks," "our," "we," "us" or the "Company") to be held on Thursday, June 9, 2016, and at any adjournments or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Why am I receiving these materials?

        You have received these proxy materials because our Board is soliciting your vote at the 2016 annual meeting of stockholders. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the "SEC") and that is designed to assist you in voting your shares.

When and where is the meeting?

        The 2016 annual meeting of stockholders of the Company will be held on Thursday, June 9, 2016 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located on the 26th floor at 60 State Street, Boston, Massachusetts 02109.

Who may vote at the meeting?

        Stockholders of record at the close of business on                        , 2016, the record date, may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on                        , 2016, an aggregate of            shares of our common stock were outstanding (which includes                unvested shares underlying restricted stock grants that are not considered to be outstanding for accounting purposes). A list of our stockholders will be available for inspection at our corporate offices at 4 Technology Park Drive, Westford, Massachusetts 01886 beginning no less than ten days prior to the meeting.

How many shares must be present to hold the meeting?

        A majority of the            shares of our common stock that were outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds and which are represented by their proxy even if the stockholder does not vote on one or more of the matters to be voted upon.

What proposals will be voted on at the meeting?

        There are five proposals scheduled to be voted on at the meeting:

  •
  The election of eight nominees for director to hold office until the 2017 annual meeting of stockholders;

  •
  The approval of an amendment and restatement of Sonus Networks' stock incentive plan;

  •
  The approval of a stock option exchange program;

  •
  The ratification of the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2016; and

  •
  The non-binding advisory vote on the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement.

How does the Board of Directors recommend that I vote?

        Our Board recommends that you vote your shares:

  •
  "For" the election of each of the nominees to our Board;

  •
  "For" the approval of an amendment and restatement of Sonus Networks' stock incentive plan;

  •
  "For" the approval of a stock option exchange program;

  •
  "For" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

  •
  "For" the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement.

What vote is required to approve each matter and how are votes counted?

        Election of Directors.    To be elected, each of the eight nominees for director must receive a plurality of the votes of the shares of common stock present or represented at the 2016 annual meeting of stockholders and entitled to vote as of the record date. You may vote "For" all nominees, "Withhold" your vote from all nominees, or vote "For" one or more nominees and "Withhold" your vote from one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

        Approval of an Amendment and Restatement of the Sonus Networks' Stock Incentive Plan.    The affirmative vote of a majority of the shares of common stock present or represented at the 2016 annual meeting of stockholders and entitled to vote on this proposal will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against approval of this proposal.

        Approval of the Stock Option Exchange Program.    The affirmative vote of a majority of the shares of common stock present or represented at the 2016 annual meeting of stockholders and entitled to vote on this proposal will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal.

        Ratification of the Appointment of Deloitte & Touche LLP to Serve as Sonus Networks' Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2016.    The affirmative vote of a majority of the shares of common stock present or represented at the 2016 annual meeting of stockholders and entitled to vote as of the record date will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal.

        A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers.    The vote on the compensation of our named executive officers is non-binding, as provided by law. However, our Board and the Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The affirmative vote of a majority of the shares of common stock present or represented at the 2016 annual meeting of stockholders and entitled to vote as of the record date will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal.

        For the proposals relating to the election of directors, approval of an amendment and restatement of the Sonus Networks' stock incentive plan, approval of the stock option exchange program, and the non-binding advisory vote on the compensation of our named executive officers, please note that if you are a beneficial owner of our common stock and your stock is held through a broker, bank or other nominee, under stock exchange rules a broker, bank or other nominee subject to those rules is not permitted to vote your shares on these four proposals without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker, bank or other nominee on how to vote for these four proposals, that beneficial owner's shares cannot be voted on these matters—in other words, your broker, bank or other nominee's proxy will be treated as a "broker non-vote," which is explained in the following question and explanation.

What are broker non-votes and what is the effect of broker non-votes?

        Brokers, banks and other nominees have the discretion to vote shares held in "street name"—a term that means the shares are held in the name of the broker, bank or other nominee on behalf of its customer, the beneficial owner—on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but not on non-routine matters. Generally, broker non-votes occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a non-routine matter because the broker, bank or other nominee has not received voting instructions from the beneficial owner and the broker, bank or other nominee lacks discretionary authority to vote the shares because of the non-routine nature of the matter. Broker non-votes with respect to a matter are not counted as shares entitled to vote with respect to that matter and do not affect the voting results on that matter (unless the required vote is a percentage of all outstanding shares, which is not the case for any of the proposals to be voted on at the 2016 annual meeting of stockholders). Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. The election of directors, the approval of an amendment and restatement of our stock incentive plan, the approval of the stock option exchange program and the non-binding advisory vote on the compensation of our named executive officers are "non-routine" matters for which brokers, banks and other nominees, under applicable stock exchange rules, may not exercise discretionary voting power without instructions from the beneficial owner. Your vote is very important, whether you hold directly or through a broker, bank or other nominee. We encourage you to read this Proxy Statement and the 2015 Annual Report carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee.

How can I vote my shares in person at the meeting?

        Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting.

        If you hold your shares in street name, please bring the enclosed voting instruction form you receive from your broker, bank or other nominee and proof of identification for entrance to the meeting. You must also request a legal proxy from your broker, bank or other nominee and bring it to the annual meeting if you would like to vote at the meeting.

How can I vote my shares without attending the meeting?

        Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are a stockholder of record, you may submit a proxy in any of the following ways:

  •
  Submit your proxy by mail.  You may complete, date and sign the proxy card and mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

  •
  Submit your proxy over the Internet.  If you have Internet access, you may submit your proxy by following the instructions set forth on your proxy card. If you submit your proxy over the Internet, please do not return your proxy card.

  •
  Submit your proxy by telephone.  If you are located in the United States or Canada, you may submit your proxy by telephone by following the instructions set forth on your proxy card. If you submit your proxy by telephone, please do not return your proxy card.

        The ability to submit your proxy by telephone or over the Internet will be available until 11:59 p.m., Eastern Daylight Time on June 8, 2016.

        If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from such nominee. The availability of submitting your voting instructions by telephone or over the Internet will depend upon their voting procedures.

Who is serving as the Company's inspector of elections?

        Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2016 annual meeting.

How can I change my vote?

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and submitting a new proxy card with a later date, submitting a proxy by telephone or submitting a proxy over the Internet (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting by itself, however, will not revoke your proxy unless you specifically request it.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sonus or to third parties, except as necessary to meet applicable legal requirements and to allow for the tabulation and certification of votes. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

What are the directions to the meeting?

        The meeting is being held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, telephone: (617) 526-6000. The main reception area where you should check in is on the 26th floor, where the annual meeting will be held.

Proposal 1—ELECTION OF DIRECTORS

Board of Directors

        Our Board is presently composed of eleven members, ten of whom are independent within our director independence standards, which meet the director independence standards of the NASDAQ Stock Market Rules. Effective as of the election of directors at the 2016 annual meeting of stockholders, our Board will consist of eight directors, seven of whom will be independent within our director independence standards. The Board decided to reduce the number of its members back to eight, which was the size of our Board before three new members were added since September 2013, because it believes eight is a more customary and appropriate size given the Company's market capitalization and revenues.

        Three of our current directors—James K. Brewington, John P. Cunningham and H. Brian Thompson—whose terms are scheduled to expire at this year's annual meeting of stockholders, are not standing for re-election. In connection with the conclusion of their service as directors, we expect Messrs. Brewington, Cunningham and Thompson to deliver letters confirming that their respective service as directors has ceased upon the election of directors at the 2016 annual meeting of stockholders.

        Each of the directors elected at the 2016 annual meeting of stockholders will serve for a term expiring at the 2017 annual meeting of stockholders and will be elected in accordance with our Fourth Amended and Restated Certificate of Incorporation, as amended.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee declines to serve or is unable to serve as a director at the time of the annual meeting, such shares will be voted for the election of such substitute nominee as our Board may propose. It is not presently expected that the nominees named below will be unable or will decline to serve as a director. Under Delaware law, the affirmative vote of the holders of a plurality of shares of common stock voting on this matter at the annual meeting (i.e., the largest number of votes cast) is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality.

Nominees Up For Election—Background and Qualifications

        Our directors are a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside of the United States, as well as experience on other companies' boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience as members on the board of directors of non-profit and philanthropic institutions, which brings unique perspectives to our Board and provides insight into issues faced by companies. The Board and its Nominating and Corporate Governance Committee believe that the attributes, leadership skills and other diverse experiences of our current Board members collectively provide the Company with the perspectives and judgment necessary to guide the Company's strategies and governance principles and to monitor their execution. The Board proposes the re-election of the following eight directors of the Company to hold office until the 2017 annual meeting of stockholders.

        The biographies below describe the skills, qualities, attributes and experience of the nominees that led the Board and its Nominating and Corporate Governance Committee to determine that it is appropriate to nominate these directors.

        Matthew W. Bross, 55, has been a director since February 2014. Mr. Bross has been the Chairman and Chief Executive Officer of Compass Networks, a supplier of icPhotonicsTM technology that delivers a commercial chip-to-chip direct silicon-to-photonics solution, since February 2014. Mr. Bross was previously the Global Chief Technology Officer of Huawei Technologies Co. Ltd., a global information and communications technology solutions provider, from October 2009 to October 2012, British Telecommunications plc, a global provider of communications services and solutions and a wholly-owned subsidiary of BT Group plc, from November 2002 to July 2009, and Williams Communications Group, Inc. from March 1997 to November 2002. He has led the technology innovation and investment strategies for the companies he has served across multiple technology and business domains, including carrier, enterprise, devices, applications and services. Additionally, he was awarded a William Pitt Fellowship by Pembroke College at the University of Cambridge. Mr. Bross currently serves as Chairman of the Global Information Infrastructure Commission and is a member of the Board of Directors for the EastWest Institute. Among other qualifications, Mr. Bross brings to the Board executive management and leadership experience as global chief technology officer of various public companies, along with his deep technology expertise and understanding of advanced technology.

        Raymond P. Dolan, 58, has been our President, Chief Executive Officer and a director since October 2010, and is responsible for the strategic direction and management of our company. Mr. Dolan has more than 25 years of experience in the telecommunications industry, having served in senior leadership positions at QUALCOMM Incorporated, Nextwave Wireless and BellAtlantic/NYNEX Mobile. In 2016, Mr. Dolan was appointed by President Barack Obama to serve on the National Security Telecommunications Advisory Committee (NSTAC). From 2006 to 2008, Mr. Dolan served as Chief Executive Officer of QUALCOMM/Flarion Technologies, a developer of mobile broadband communications technologies, as well as Senior Vice President of QUALCOMM Incorporated. Prior to its acquisition by QUALCOMM in 2006, Mr. Dolan served as Chairman and Chief Executive Officer of Flarion Technologies. Before his role at Flarion Technologies, from 1996 to 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to that, he spent eight years at BellAtlantic/NYNEX Mobile, serving in numerous roles of increasing responsibility, most recently as Executive Vice President of Marketing. He began his career in the telecommunications industry at PacTel Cellular as a Manager of Network Operations. Mr. Dolan also served as an officer in the United States Marine Corps, where he spent more than seven years as a tactical jet pilot. He has served on the Board of Directors and as a member of the Nominating and Corporate Governance Committee of American Tower Corporation since 2003. He also served on the Board of Directors of NII Holdings, Inc. from 2008 until 2012. Mr. Dolan graduated from the U.S. Naval Academy with a degree in Mechanical Engineering and also holds a Master of Business Administration degree from the Columbia University School of Business. Among other qualifications, Mr. Dolan brings to the Board executive leadership experience, including from his service as our Chief Executive Officer, along with extensive brand marketing and strong financial, risk analysis and corporate governance skills and experience.

        Beatriz V. Infante, 62, has been a director since January 2010. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, a business consultancy specializing in corporate transformation and renewal. Since 2008, Ms. Infante has also served as a limited partner and advisor to Tandem Capital, a Silicon Valley venture capital firm investing in mobile technology companies. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. From 2004 to 2005, Ms. Infante served as Interim Chief Executive Officer and a director of Sychron Inc., which was sold to an investor group. Ms. Infante was Chief Executive Officer and President of Aspect Communications Corporation, a market leader in communications solutions, from April 2000 until October 2003, and was additionally named Chairman in February 2001. Between October 1998 and April 2000, she held additional roles at Aspect Communications. Since May 2014, she has served on the Board of Directors and Audit Committee of Liquidity Services Inc., and has served as Chair of the Compensation Committee since November 2015. Since 1994, she has served on the Advisory Committee to the Princeton University

School of Engineering and Applied Science. From May 2012 until its acquisition by Avago Technologies Limited in May 2015, she served on the Board of Directors, Compensation Committee and Nominating and Corporate Governance Committee of Emulex Corporation, including as the Chair of the Nominating and Corporate Governance Committee since February 2014. She has been a director at a number of privately held companies as well as two non-profit organizations, Silicon Valley Leadership Group and Joint Venture Silicon Valley Network. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, a member of the Corporate Directors Group, and in 2013 was named to the Financial Times Agenda "Top 50 Digital Directors' List." Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering Science from California Institute of Technology. Among other qualifications, Ms. Infante brings to the Board executive leadership experience, including from her service as a chief executive officer of various companies, along with extensive operational expertise and experience in engineering, sales, and marketing.

        Howard E. Janzen, 62, has been a director since January 2006 and the Chairman of the Board since December 2008. Since May 2012, Mr. Janzen has been the President and Chief Executive Officer of Cool Planet Energy Systems, Inc., a company that converts non-food biomass into sustainable, high-octane gasoline, as well as its director since July 2012. Since 2002, Mr. Janzen has served as President and Chief Executive Officer of Janzen Ventures, Inc., a private investment business venture. Mr. Janzen was the Chief Executive Officer and a director of One Communications Corp., a supplier of integrated advanced telecommunications solutions to businesses, from 2007 until its sale in 2011. He served as President of Sprint Business Solutions, the business unit serving Sprint Corporation's business customer base, from 2004 to 2005. From 2003 to 2004, he was President of Sprint Corporation's Global Markets Group, responsible for Sprint Corporation's long distance service for both consumer and business customers. From 1994 until 2002, Mr. Janzen served as President and Chief Executive Officer, and Chairman from 2001 to 2002, of Williams Communications Group, Inc., a high technology company. Mr. Janzen has served as a member of the Board of Directors, the Compensation Committee and the Corporate Governance Committee of Global Telecom & Technology, Inc. since 2006; and a member of the Board of Directors and the Audit Committee of Vocera Communications, Inc. since 2007. He previously served as a member of the Board of Directors, Compensation Committee and Strategy Committee of Macrosolve, Inc. from 2006 to 2012. Mr. Janzen also serves as a member of the Board of Directors of two privately held companies, a member of the Executive Committee of the Global Information Infrastructure Commission, a member of the University of Tulsa Board of Trustees and Colorado School of Mines Foundation Board of Governors, and a member of the Boards of Directors of Heart of America Boy Scout Council, a non-profit organization. Mr. Janzen received his Bachelor of Science and Master of Science degrees in Metallurgical Engineering from the Colorado School of Mines. He also has completed the Harvard Business School Program for Management Development. Among other qualifications, Mr. Janzen brings to the Board executive leadership experience, including from his service as a chief executive officer of various telecommunications companies and his past service as a chairman of a public company, along with extensive financial expertise and brand marketing experience.

        Richard J. Lynch, 67, has been a director since February 2014. Since September 2011, Mr. Lynch has served as the President of FB Associates, LLC, which provides advisory and consulting services at the intersection of technology, marketing and business operations. Mr. Lynch was the Executive Vice President and Chief Technology Officer for Verizon Communications between 2007 and 2011, and the Executive Vice President and Chief Technology Officer of Verizon Wireless and its predecessors from 1990 until 2007. Mr. Lynch has been at the forefront of wireless technology solutions and was responsible for the selection of CDPD, CDMA, EV-DO and LTE for use within the Verizon network. Building on these and other key technology decisions, Mr. Lynch has driven the introduction of key innovative products and services into the marketplace. Mr. Lynch is a Life Fellow of the Institute of Electrical and Electronic Engineers and has been awarded patents in the field of wireless communications. He has served as a member of the Board of Directors, Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of Ruckus Wireless, Inc. since March 2012; and a member of the Board of Directors and Compensation, Nominating and Governance Committee of BlackBerry Limited since February 2013. From November 2010 to November 2013, Mr. Lynch served as Chairman of the Board of Directors and a member of the Nominating and Corporate Governance Committee of TranSwitch Corp. Mr. Lynch also serves as a member of the Board of Directors of three privately held companies. He has also sat on the boards of numerous industry organizations, including the GSM Association and the CDMA Development Group, and as a member of the Federal Communications Commission Technical Advisory Committee and Communications Security Reliability and Interoperability Council. For his leadership in the early years of wireless data, Mr. Lynch was honored with the President's Award by the Cellular Telecommunications Industry Association. He has also been inducted into the Wireless History Foundation's Hall of Fame. Mr. Lynch is a graduate of Lowell Technological Institute (now University of Massachusetts) where he received Bachelor of Science and Master of Science degrees in electrical engineering. He has also completed post-graduate work at the Wharton School of the University of Pennsylvania and the Johnson School of Management at Cornell University. Among other qualifications, Mr. Lynch brings to the Board executive leadership experience, including from his service as chief technology officer of Verizon and its predecessor companies, along with his deep technology expertise and understanding of advanced technology.

        Pamela D.A. Reeve, 66, has been a director since August 2013. From November 1989 to August 2004, Ms. Reeve was the President, Chief Executive Officer and a director of Lightbridge, Inc., a global provider of mobile business solutions, offering products and services for the wireless communications industry. Prior to joining Lightbridge, Inc. in 1989, Ms. Reeve spent 11 years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc. Ms. Reeve has served as a member of the Board of Directors of Frontier Communications Corporation since 2010, including as its Lead Director since 2015, and previously served on its Compensation Committee and the Nominating and Corporate Governance Committee. Effective April 1, 2016, Ms. Reeve will become the Chairman of the Board of Directors of Frontier Communications Corporation. Since 2002, Ms. Reeve has served as a member of the Board of Directors of American Tower Corporation, including as its Lead Director since 2004, a member of its Compensation Committee since 2004, and a member of its Nominating and Corporate Governance Committee since 2009. From 1997 to 2008, Ms. Reeve served as a director of NMS Communications Corp., which sold its core business and the remaining business became Livewire Mobile, Inc. Ms. Reeve served on the Board of Directors of Livewire Mobile, Inc. from 2008 to November 2009. She also has been a director at a number of non-profit organizations. Ms. Reeve received her Master of Business Administration degree, with distinction, from Harvard Business School, and received her Bachelor of Arts degree, with honors, from the University of Georgia Honors Program. Among other qualifications, Ms. Reeve brings to the Board executive leadership experience, including from her service as chief executive officer of a telecommunications company, along with extensive operational experience in the communications and technologies industries.

        John A. Schofield, 67, has been a director since January 2009. From 1999 to 2005, Mr. Schofield served as President, Chief Executive Officer and Chairman of the Board of Advanced Fibre Communications, Inc., a leading supplier of next-generation edge access equipment and multi-service broadband solutions for the telecommunications industry. From 1992 to 1999, Mr. Schofield served as Senior Vice President and then President of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions, and integration services for broadband and multiservice networks. Since 2000, he has served as the Chairman of the Board of Directors of Integrated Device Technology, Inc., as well as a member of its Compensation Committee and its Nominating and Governance Committee. Mr. Schofield has a Bachelor of Science degree in Electrical Engineering from the NSW Institute of Technology in Sydney, Australia and is a graduate of Raytheon's Management Development Program. Among other qualifications, Mr. Schofield brings to the Board executive leadership experience, including from his service as a chairman of a public company, along with extensive financial expertise and brand marketing experience.

        Scott E. Schubert, 62, has been a director since February 2009. From 2005 until 2008, Mr. Schubert served as Chief Financial Officer of TransUnion LLC, a leading global information solutions company. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high technology company. Mr. Schubert also served as head of BP Amoco's Global Financial Services, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies. From August 2011 to October 2014, he served as a member of the Board of Directors, the Compensation Committee, the Audit Committee and the Compliance Committee of Isle of Capri Casinos, Inc. Mr. Schubert is a graduate of the Krannert School of Business at Purdue University, where he completed his Master of Business Administration degree in Finance and Economics. He also earned his Bachelor of Science degree at Purdue University, with dual majors in Engineering and Accounting. Among other qualifications, Mr. Schubert brings to the Board executive leadership experience, including from his service as a chief financial officer of various companies, along with extensive financial expertise.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the election to the Board of Directors of each of the eight nominees.

 INTRODUCTION TO
PROPOSAL 2—APPROVAL OF AN AMENDMENT AND RESTATEMENT OF
SONUS NETWORKS' STOCK INCENTIVE PLAN
AND
PROPOSAL 3—APPROVAL OF A STOCK OPTION EXCHANGE PROGRAM

        Proposals 2 and 3 relate to our ability to properly motivate, incent and retain our employees with equity compensation. At our 2015 annual meeting of stockholders, we requested and stockholders approved an increase in the number of shares available for issuance under the Sonus Networks, Inc. 2007 Stock Incentive Plan, as Amended (the "Plan"). We understood at the time and stated in our 2015 Proxy Statement that, based on our history of grants over the prior several years, the share increase would be sufficient to meet our needs only through the 2016 annual meeting of stockholders. Accordingly, we expected to seek an increase in the shares available for issuance under the Plan at the 2016 annual meeting.

        We experienced a very challenging first half of 2015 as a large number of customers pushed out their spending plans into the second half of the year. In response to these unexpected changes in business environment, we took immediate action to execute a restructuring plan, which we substantially completed by the end of the second quarter of 2015 to better match our costs with revised expectations for the remainder of 2015. Nevertheless, the decline in the market value of our stock eliminated most of the incentive and retention value of our employees' stock options at the moment when we needed it most because the exercise prices of the options exceeded the trading price of our stock. Because most of the shares added to the Plan at the 2015 annual meeting of stockholders were allocated to regular annual grants, promotion grants and new hire grants, we did not have enough shares to make new grants to employees holding "underwater" stock options.

        The options held by many of our employees have been underwater for over a year and, therefore, are no longer providing a meaningful incentive to these employees. On February 29, 2016, approximately 95% of our employees (other than our current and former executive officers, current and former non-employee directors and our former employees) held at least some options that were underwater and, for approximately 87% of our employees (other than our current and former executive officers, current and former non-employee directors and our former employees), all of their options were underwater. The exercise prices of options that were underwater on February 29, 2016, ranged from $8.75 to $43.90 per share. The Board believes that the underwater options are not sufficiently effective as performance and retention incentives.

        To address the concern that we may lose our most valuable employees and to reduce the impact of underwater options on our overhang, our Board determined that we should do two things. First, we should, as was anticipated, seek approval from our stockholders for an increase in the number of shares available for issuance under our Plan, as requested in Proposal 2. Second, we should undertake to replace outstanding stock options held by our current employees (other than executive officers) that have no perceived value at this time (or for the foreseeable future) with, in the aggregate, a smaller number of full value shares that are subject to at least one year of vesting, to be effected through a stock option exchange program on the terms and subject to the conditions set forth in Proposal 3.

        We believe the combination approach reflected in these two proposals is the best way to balance the goals of providing meaningful equity incentives, retaining our valued employees and building long-term stockholder value. If neither proposal is approved by stockholders, we will not have enough shares to meet our anticipated needs beyond the 2016 annual meeting of stockholders. If only one of the two proposals succeeds (and, in the case of such proposal being Proposal 3, assuming a majority of our eligible employees exchange their options), we expect to have only enough shares to last through the 2017 annual meeting of stockholders. If both Proposal 2 and Proposal 3 are approved by stockholders, however, and if the majority of our eligible employees exchange their options in connection with Proposal 3, we believe that we will have sufficient shares available for issuance under our Plan through the 2018 annual meeting of stockholders. Our Board believes that the combination of these proposals allows us to currently seek only a modest increase in the number of shares available for issuance under the Plan, while at the same time properly replenishing the pool of shares available under the Plan that we can use to motivate, incent and retain our key employees.

Q&A ABOUT PROPOSAL 3—APPROVAL OF A STOCK OPTION EXCHANGE PROGRAM

        Below are a few brief answers to key questions that stockholders may have about Proposal 3 ("Approval of a Stock Option Exchange Program"). Please read this Proxy Statement in its entirety, including Proposals 2 and 3, for greater details about the proposed Exchange Program (as defined below).

What are the basics of the Exchange Program?    On March 24, 2016, our Board authorized, subject to stockholder approval, a voluntary program (the "Exchange Program") that, if implemented, will permit each of our eligible employees the opportunity to exchange their outstanding stock options that are significantly "underwater" for shares to be granted under the Plan as Restricted Stock Awards ("RSAs," which, as defined in the Plan, may take the form of restricted stock units ("RSUs") or restricted shares). The value of the RSAs issued, in the aggregate, is designed to be less than the value of the options that are exchanged, in the aggregate. The RSAs issued will be subject to additional time-based vesting. Further, our directors and executive officers will not be eligible to participate in this program.

What is Sonus trying to accomplish with the Exchange Program?    We have two compensatory objectives: First, we want to retain our employees in the face of increased competition for their services, and to motivate them because our stock price has been significantly depressed for over a year. Second, we want to eliminate a significant portion of our existing overhang from underwater options that do not provide any retention or motivation benefits. Elimination of these options will enable us to make future grants under the Plan of awards that can be used to retain and incent our employees.

How will Sonus determine whether the aggregate value of the RSAs issued will be less than the aggregate value of the options exchanged?    The aggregate value of the options exchanged will be determined using the Black-Scholes method rounded up to the nearest whole dollar before determining the exchange ratios for various bands of options with similar exercise prices. The value of the RSAs issued in exchange for surrendered options will be the closing price of a share of our common stock on the last day of the Exchange Program offering period. This method of determining both the value of what will be surrendered and what will be issued is designed to make the Exchange Program accretive in the aggregate to stockholders.

Who did Sonus consult before deciding to pursue the Exchange Program?    In early 2016, we reached out to over twenty of our largest stockholders, representing approximately 40% of our outstanding shares as of December 31, 2015, to get their thoughts on various solutions they have seen to the problem of underwater options, and to hear their views on exchange programs generally. Our Board also consulted with our compensation consultant for its advice and feedback.

How was future vesting determined?    We considered several different vesting alternatives, but settled on what we believe to be the best way to encourage the highest level of participation while providing the greatest retention and incentive benefits over the next one to two years. We consider this period to be the one in which we stand the most significant retention risk, and therefore, the most critical for our Company.

Why use RSAs instead of requesting that stockholders approve a repricing of options?    Several stockholders with whom we spoke suggested that we move to RSAs instead of options because (i) the value of RSAs is less speculative than that of options, and therefore, RSAs have a greater perceived value to employees, and (ii) for the same reason, it takes more options to provide the same retention and incentive benefits that a smaller number of RSAs provides, which causes greater dilution. We agree with these suggestions.

Why conduct the Exchange Program now? Why not wait to see if the stock price recovers?    The market for jobs in our industry and, in particular in the geographic locations in which we have principal offices, is strong. We have lost a number of key employees since our stock price dropped over a year ago, even though our financial recovery was swift. We are concerned that we will lose more key employees, who may conclude that the only way they can effectively reset their equity positions is by moving to another company. We need to remove the temptation to do so by resetting their equity positions at Sonus.

Proposal 2—APPROVAL OF AN AMENDMENT AND RESTATEMENT OF
SONUS NETWORKS' STOCK INCENTIVE PLAN

        Our Board is asking stockholders to approve an amendment and restatement of the Plan. Our Board believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with relevant experience and superior ability. We believe that equity incentives are critical to this objective. We anticipate that the shares currently available for issuance under the Plan will be insufficient to meet our needs beyond the 2016 annual meeting of stockholders, thereby impairing our ability to attract and retain key employees through the grant of equity incentives.

        Accordingly, our Board now recommends that the stockholders approve an amendment and restatement of the Plan to, among other things:

  •
  Increase the number of shares of our common stock authorized for issuance under the Plan by 800,000 shares;

  •
  Extend the Plan's termination date through the tenth anniversary of the 2016 annual meeting of stockholders;

  •
  Revise the ratio at which restricted stock, RSUs, performance awards and other stock unit awards, which we refer to collectively as full value awards, are counted against the shares of common stock available for issuance under the Plan from 1.61 shares for every one share subject to such award to 1.50 shares for every one share subject to such award. This new ratio would apply to all full value awards from and after the time this proposal is approved by stockholders. Shares of common stock subject to awards that were granted under any prior ratio that applied at the time such awards were granted will continue to return to the Plan upon forfeiture of such awards at the previous ratio of 1.50, 1.57 or 1.61, as applicable;

  •
  Increase the maximum number of shares of our common stock with respect to which awards may be granted to any participant under the Plan to 1,000,000 shares per calendar year;

  •
  Increase the maximum number of shares of our common stock with respect to which awards may be granted under the Plan to any director who is not an employee of ours at the time of grant to 100,000 shares per calendar year; and

  •
  Prohibit stock options and stock appreciation rights ("SARs") granted under the Plan from (i) providing for the payment or accrual of dividend equivalents or (ii) containing any provision entitling the grantee to the automatic grant of additional stock options or SARs, as applicable, in connection with the exercise of the original stock option or SAR, as applicable.

        Attached as Appendix B to this Proxy Statement is a copy of the Plan, marked to show the changes proposed to be made. This description of the effect of the proposed amendment and restatement of the Plan is a summary and is qualified by the full text of the Plan, as amended and restated, included in Appendix B.

Stock Available for Awards

        The Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-statutory stock options, SARs, restricted stock, RSUs and other stock unit awards and performance awards as described below (collectively referred to as "awards"). The Plan currently provides that 15,676,713 shares of common stock of the Company (subject to adjustment in the event of stock splits and other similar events) are authorized for the grant of awards, which amount includes the 1,096,173 shares of common stock (i) previously reserved for issuance under the Company's 2008 Stock Incentive Plan and the Company's 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the "Acquired

Plans") that remained available for grant under the Acquired Plans as of December 2, 2014 and (ii) subject to awards granted under the Acquired Plans, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations of the Code).

        There were 2,667,256 shares available for future issuance under the Plan as of February 29, 2016.

        Our Board has approved, and recommends that the stockholders approve, an increase by 800,000 in the maximum number of shares of our common stock available for awards under the Plan and the other amendments set forth above. Our Board believes that such amendments, if approved, would assist in recruiting, motivating and retaining our employees, officers, directors, consultants and advisors.

Reasons for Proposed Amendment and Restatement of the Plan

        Shares currently available under the Plan are insufficient to meet our current needs based on our historical grant rate and our anticipated hiring and retention needs.

        As of February 29, 2016:

  •
  Options underlying 6,231,570 shares of our common stock with a weighted average exercise price of $15.91 were outstanding under the Plan, with the outstanding options having a weighted average remaining term of 6.09 years;

  •
  1,689,125 shares underlying unvested shares of common stock granted under the Plan were outstanding, comprised of 1,519,820 unvested shares of restricted stock, 95,136 unvested restricted stock units with time-vesting and 74,169 unvested performance-based stock units with future market conditions; and

  •
  2,667,256 shares were available for grant under the Plan.

For information about activity under our equity incentive plans, see Note 15 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

        We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, motivating and retaining employees who are expected to make important contributions to the Company and by providing such employees with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of our stockholders.

        The 800,000 additional shares that we are requesting to add to the Plan were recommended by our Compensation Committee based upon careful consideration of the equity compensation needs of the Company, including assessing the number of shares likely to be needed for future grants through the 2017 annual meeting of stockholders. As described below, our Compensation Committee also considered the cost of the Plan to our stockholders, as well as the potential dilution to our stockholders that would result from their approval of this proposal.

        If we are not able to provide long-term equity value to our employees, we will risk losing a capable and proven workforce. The Board is requesting that stockholders approve these additional 800,000 shares of common stock for issuance under the Plan given the highly competitive environment in which we recruit and retain employees and our historical rate of issuing equity awards.

        Based on shares of our common stock outstanding as of                , 2016, our record date, the proposal to increase the number of authorized shares under the Plan by 800,000 would result in

additional dilution of approximately          %. We feel that targeting this additional dilution is reasonable and appropriate in light of our burn rate and other factors, as described below:

  •
  Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Our historical burn rate is within market practice for a technology company, and is not high compared to our peers. The Company's three-year average annual burn rate as of December 31, 2015 was 5.86%. The burn rates for the years ended December 31, 2015, 2014 and 2013 were 5.11%, 5.84% and 6.29%, respectively. We calculate our equity burn rate by dividing the total number of shares underlying options and restricted stock awards granted in the year by weighted-average common shares outstanding for that year. We granted options to purchase our common stock during the years ended December 31, 2015, 2014 and 2013 totaling approximately 0.3 million, 2.3 million and 2.8 million, respectively. We granted share awards (restricted stock, RSUs and performance-based stock awards) during the years ended December 31, 2015, 2014 and 2013, aggregating approximately 2.2 million, 0.6 million and 0.7 million, respectively.

  •
  Since 2012, our annual burn rate has been inflated as a result of elections made by (i) our executive officers in 2013 and 2014 to receive their annual bonuses in the form of common stock in lieu of cash, (ii) our CEO for the years 2012, 2013 and 2014 to receive his annual base salary in the form of common stock in lieu of cash and (iii) certain directors in 2014 and 2015 to receive all or a portion of their annual fees in the form of common stock in lieu of cash. Although we recognized that these elections would have a negative impact on our burn rate, we felt it was important given the pivotal transition that the Company was making and to help align our management team with the interests of our stockholders. These elections provided a strong incentive for our management to make this commitment. The following tables demonstrate the impact of these stock-for-cash elections on our equity burn rate.

Year	Total Shares and Options Granted	Full Burn Rate	Aggregate Stock-for-Cash Awards	Total Equity Awards Less Aggregate Stock-for-Cash Awards	Adjusted Burn Rate (Excluding Stock-for-Cash Awards)

2013	3,505,287	6.29%	144,055	3,361,232	6.04%
2014	2,884,783	5.84%	272,057	2,612,726	5.33%
2015	2,542,896	5.11%	282,843	2,260,053	4.54%

        An increase in the number of shares available for issuance under the Plan would allow us to continue to effectively incent and motivate executive, creative and technical talent to drive stockholder value creation.

        The change to the Plan's fungible share ratio reflects the volatility of our stock price and the expected life of our stock options.

        Revising the ratio at which our full value awards are counted against the shares of common stock available for issuance under the Plan from 1.61 shares for every one share subject to such award to 1.50 shares for every one share subject to such award reflects changes in the volatility of our common stock price and the expected life of our stock options. The change reflects the ratio of the value of one stock option to the value of a share of our common stock so that when a full value award is granted, 1.50 shares are deducted from the shares available for grant under the Plan for each share subject to the full value award. Likewise, any unvested full value awards that are granted using the 1:1.50 ratio that are subsequently forfeited and returned to the Plan will increase the number of shares available for future grant by 1.50 shares for each share subject to the forfeited or returned award. At no time will the number of shares returned to the Plan as a result of forfeitures increase the available share pool by a different fungible share ratio than that used for the initial grant.

        Unless the term is extended, no awards may be granted under the Plan after November 2017.

        Unless the term is extended, no awards may be granted under the Plan after November 12, 2017. By approval of this proposal, the expiration of the Plan would be extended until June 9, 2026, which is ten years from the date of our 2016 annual meeting of stockholders.

        The Plan will prohibit dividend equivalents and reload rights in connection with grants of stock options and SARs.

        While it has never been a part of our equity incentive granting practice, to align the Plan with stockholder expectations, the Plan will make explicit that neither stock options nor SARs granted under the Plan shall (i) provide for the payment or accrual of dividend equivalents or (ii) contain any provision entitling the grantee to the automatic grant of additional stock options or SARs, as applicable, in connection with the exercise of the original stock option or SAR, as applicable.

        Stock-based incentive compensation encourages and rewards employee performance while aligning our employees' interests with those of our stockholders.

        We continue to believe that alignment of the interests of our stockholders and our employees, officers and directors is best advanced through the issuance of equity incentives as a portion of their total compensation. Stock-based incentive compensation encourages and rewards employee performance by increasing the value of their compensation if our stock performance improves. This results in employees, officers and directors being motivated to increase our share price. In this way, we reinforce the link between our stockholders and our employees', officers' and directors' focus on personal responsibility, creativity and stockholder returns. We also believe that delivering a portion of their total compensation in the form of equity compensation helps to encourage a long-term view as we continue with our transition from a declining media gateway trunking business to a growth business (represented principally by markets for SBCs, DSCs, policy/routing servers, network intelligence applications, and increasingly, network analytic tools and network intelligence applications). Vesting requirements also encourage long-term retention, which is beneficial to our growth and success. We need additional shares under the Plan to ensure that we have the continued ability to use equity compensation to motivate existing high-performing employees; hire additional, qualified employees; and align the interests of our employees, officers and directors with those of our stockholders.

Highlights of Certain Continuing Provisions of the Plan

  •
  Administration by Independent Committee of Board.  The Plan is administered by the Compensation Committee, whose members are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and outside directors within the meaning of Section 162(m) of the Code.

  •
  Awards Subject to Forfeiture/Clawback.  Awards made under the Plan and any payments made thereunder to executive officers are subject to any recoupment or any clawback policy established from time to time by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") or otherwise. In 2014, our Compensation Committee adopted a formal clawback policy, which would allow the Company to seek to recover from any current or former executive officer of the Company who received incentive-based compensation during the three-year period preceding the date on which the Company may be required to prepare an accounting restatement based on erroneous data, the excess of what would have been paid to the executive officer under the accounting restatement. The clawback policy would apply in the event we are required to prepare an accounting restatement after the adoption of the clawback policy due to any material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

  •
  No Discounted Stock Options or SARs.  The exercise price of options and the base price of SARs must be at least equal to the fair market value of our common stock on the grant date.

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  No Repricing of Stock Options or SAR Grants.  The Plan prohibits the repricing of options or SAR grants either by an amendment of an outstanding award agreement or through the substitution of a new option award at a lower price, unless such repricing or substitution is approved by our stockholders. The Plan also prohibits the cash buyout of options or SAR grants, unless such buyout is approved by our stockholders.

  •
  No Liberal Share Recycling Provisions.  Shares subject to awards that are (i) tendered for payment of the option exercise price, (ii) withheld for the payment of the option exercise price, (iii) withheld for the payment of taxes, or (iv) repurchased using the proceeds from option exercises do not become available again for grant under the Plan. Further, the total number of shares subject to SARs that are settled in shares are counted in full against the number of shares available for issuance under the Plan, regardless of the number of shares actually issued upon settlement of the SARs.

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  One-year Minimum Vesting Period.  Since the 2015 annual meeting, awards issued under the Plan must have a minimum vesting period of at least one year; provided, however, that this minimum vesting requirement does not apply to an aggregate of up to 5% of the maximum number of shares of our common stock authorized for issuance under the Plan.

Description of the Plan (as proposed to be amended and restated)

        The following is a summary of the Plan as proposed to be amended and restated. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Plan, which is included as Appendix B hereto and marked to show the changes proposed to be made.

  Shares Issuable under the Plan

        Awards may be made under the Plan for up to 16,476,713, which amount includes the 1,096,173 shares of common stock (i) previously reserved for issuance under the Acquired Plans that remained available for grant under the Acquired Plans as of December 2, 2014 and (ii) subject to awards granted under the Acquired Plans, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations of the Code). The number of shares issuable under the Plan is subject to adjustment for changes in capitalization, including stock splits and other similar events. No more than 16,476,713 shares of common stock may be issued as incentive stock options under the Plan.

        If an award expires, terminates, is cancelled or otherwise results in shares not being issued, the unused shares covered by such award will generally become available for future grant under the Plan. However, any shares tendered to pay the exercise price of an award or to satisfy a tax withholding obligation will not become available for future grant under the Plan. Furthermore, any shares repurchased by us on the open market using the proceeds from the exercise of an award shall not increase the number of shares available for the future grant of awards. In addition, the full number of shares subject to any stock-settled SARs will count against the shares available for issuance under the Plan, regardless of the number of shares actually issued to settle such SAR upon exercise.

        Shares of common stock subject to full value awards count against the shares of common stock available for issuance under the Plan as 1.50 shares for every one share subject to such award; however, the shares subject to awards that were outstanding (i) as of our 2016 annual meeting of stockholders (but not as of June 11, 2015 or December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant under the Plan would return to the Plan at a ratio of 1.61 for every share subject to such award, (ii) as of June 11, 2015 (but not as of December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant under the Plan would return to the Plan at a ratio of 1.57 for every share subject to such award, and (iii) as of December 2, 2014 and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant under the Plan would return to the Plan at a ratio of 1.50 for every share subject to such award.

  Administration

        The Plan is administered by our Board, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Plan and to interpret the provisions of the Plan. Pursuant to the terms of the Plan and to the extent permitted by applicable law, our Board may delegate authority under the Plan to one or more committees or subcommittees of our Board. Our Board has authorized the Compensation Committee to administer the Plan.

        Subject to any applicable limitations contained in the Plan, our Board, the Compensation Committee, or any other committee to whom our Board delegates authority, as the case may be, selects the recipients of awards and determines the terms of the awards.

        Our Board is required to make equitable adjustments in connection with the Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, combination of shares, reclassification of shares, spin-offs and other similar changes in capitalization, and any other dividend or distribution other than an ordinary cash dividend. The Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as:

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  any merger or consolidation of Sonus with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled;

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  any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction; or

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  any liquidation or dissolution of our Company.

        In connection with a Reorganization Event, our Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards, other than awards of restricted stock and RSUs, on such terms as our Board determines:

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  provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

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  upon written notice, provide that all unexercised awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice;

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  provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event;

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  in the event of a Reorganization Event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to an award holder equal to the excess, if any, of (A) the Acquisition Price times the number of shares of common stock subject to the holder's awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards;

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  provide that, in connection with a liquidation or dissolution of our company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings); and

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  any combination of the foregoing.

In taking any of the actions permitted directly above, the Board is not obligated by the Plan to treat identically all awards, all awards held by a holder of such awards or all awards issued at the same time.

        With respect to awards of restricted stock and RSUs, upon the occurrence of a Reorganization Event other than a liquidation or dissolution of our Company, the repurchase and other rights of the Company under each such award will inure to the benefit of our successor, and will, unless the Board determines otherwise, apply to the cash, securities or other property into which our common stock is converted or exchanged in the same manner and to the same extent as they applied to the common stock subject to such award. Upon the occurrence of our liquidation or dissolution, except to the extent specifically provided to the contrary in the award agreement governing the award or any other agreement between the award holder and the Company, all restrictions and conditions on such awards will automatically be deemed terminated or satisfied.

        Our Board may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death or disability of the holder of such award or (B) in connection with an Acquisition of the Company (as defined in the Plan).

  Limitation on Vesting

        No award issued under the Plan since the 2015 annual meeting may vest earlier than the first anniversary of its date of grant; provided, however, that this minimum vesting requirement does not apply to an aggregate of up to 5% of the maximum number of shares of our common stock authorized for issuance under the Plan.

  Types of Awards

        The Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, SARs, restricted stock, RSUs and other stock unit awards and performance awards as described below.

        Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options must be granted at an exercise price which is not less than the fair market value of our common stock at the close of trading on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power). Options may not be granted for a term in excess of 10 years. The Plan permits the following forms of payment for the exercise price of options: payment by cash; check; via "cashless exercise" through a broker; subject to certain conditions and if permitted by our Board, surrender to Sonus of shares of our common stock held by the optionee or delivery to Sonus of a promissory note on terms determined by the Board; any other lawful means as provided for in the applicable option agreement or approved by the Board; and any combination of these forms of payment. Stock options granted under the Plan may not provide for the payment or accrual of dividend equivalents or contain any provision entitling the grantee to the automatic grant of additional stock options in connection with the exercise of the original stock option.

        Stock Appreciation Rights.    A SAR is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock over the exercise price, which may not be less than the fair market value on the date the SAR is granted. SARs may be granted independently or in tandem with an option granted under the Plan. No SAR will be granted with a term in excess of 10 years. SARs granted under the Plan may not provide for the payment or accrual of dividend equivalents or contain any provision entitling the grantee to the automatic grant of additional SARs in connection with the exercise of the original SAR.

        Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price or to require forfeiture if issued at no cost if the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established by the Board for such award. Our Board will determine the terms and conditions of the applicable award, including the conditions for vesting and repurchase and the issue price, if any.

        Restricted Stock Unit Awards.    RSU awards entitle the recipient to receive shares of common stock or cash to be delivered at the time such award vests pursuant to the terms and conditions established by our Board.

        Other Stock Unit Awards.    Under the Plan, our Board has the right to grant other awards having such terms and conditions as our Board may determine, including the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock or other property, and the grant of awards entitling recipients to receive shares of common stock to be delivered in the future (collectively, "Other Stock Unit Awards").

        Performance Conditions.    Restricted stock and RSU awards and Other Stock Unit Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code will be made subject to the achievement of performance goals. We refer to these awards as "performance awards." Performance awards will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code.

        The performance criteria for each such award will be based on one or more of the following measures: (a) net income; (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization; (c) operating profit before or after discontinued operations and/or taxes; (d) sales; (e) sales growth; (f) earnings growth; (g) cash flow or cash position; (h) gross margins; (i) stock price; (j) market share; (k) return on sales, assets, equity or investment; (l) improvement of financial ratings; (m) achievement of balance sheet or income statement objectives; or (n) total stockholder return; and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. A committee comprised of two or more "outside directors" within the meaning of Section 162(m) of the Code (the "Committee"), may specify that such performance measures will be adjusted to exclude any one or more of: (i) extraordinary items; (ii) gains or losses on the dispositions of discontinued operations; (iii) the cumulative effects of changes in accounting principles; (iv) the writedown of any asset; and (v) charges for restructuring and rationalization programs.

        Such performance measures:

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  may vary by participant and may be different for different awards;

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  may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Committee; and

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  will be set by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code.

  Restrictions on Repricings

        Unless approved by our stockholders:

  •
  no outstanding option or SAR granted under the Plan may be amended to provide an exercise price that is lower than its then-current exercise price (other than adjustments for changes in capitalization);

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  no outstanding option or SAR grant may be cancelled and substituted with a new award under the Plan covering the same or a different number of shares of common stock and having an exercise price lower than the then-current exercise price of the cancelled option or SAR; and

  •
  no outstanding option or SAR granted under the Plan may be purchased by the Company for cash.

  Transferability of Awards

        Awards, other than vested awards of restricted stock and RSUs, may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the holder of an award, awards, other than vested awards of restricted stock and RSUs, are exercisable only by such holder. Our Board may permit the gratuitous transfer of an award by the holder of an award to or for the benefit of any immediate family member, family trust or other entity established for the benefit of such holder or an immediate family member of such holder if, with respect to such transferee, Sonus would be eligible to use a Form S-8 for the registration of the sale of the common stock subject to such award under the Securities Act of 1933, as amended.

  Eligibility to Receive Awards

        Our employees, officers, directors, consultants and advisors and those of our subsidiaries are eligible to be granted awards under the Plan. Under present law, however, incentive stock options may only be granted to employees of Sonus and its subsidiaries.

        The maximum number of shares with respect to which awards may be granted to any participant under the Plan may not exceed 1,000,000 shares per calendar year. For purposes of this limit, the combination of an option in tandem with a SAR is treated as a single award. In addition, the maximum number of shares with respect to which awards may be granted to each non-employee director in a calendar year is 100,000.

  Plan Benefits

        As of December 31, 2015, 1,049 employees (including our six executive officers), 10 non-employee directors, and 192 consultants were eligible to receive awards under the Plan. The granting of awards under the Plan is discretionary and we cannot now estimate the number or type of awards to be granted in the future to any particular person or group.

        Since the Plan was adopted through December 31, 2015, we have granted the following number of options and restricted stock awards (including performance-based stock unit awards) of our common stock under the Plan to the individuals and groups listed below.(1)

Named Executive Officers	Options Granted	Restricted Stock Awards Granted	Shares Forfeited under Performance-Based Awards(2)
Raymond P. Dolan President and Chief Executive Officer	905,000	923,978	186,423
Mark T. Greenquist Chief Financial Officer	120,000	157,746	5,416
Kevin Riley Senior Vice President, Engineering and Chief Technology Officer	79,100	99,039	5,833
Anthony Scarfo Executive Vice President, Services, Product Management and Corporate Development	335,000	199,637	5,000
Michael Swade Senior Vice President, Worldwide Sales	30,000	120,000	8,333
All current executive officers as a group	1,617,516	1,696,019	215,171
All current directors who are not executive officers as a group	249,419	414,086	—
All employees, including all current officers who are not executive officers, as a group	7,613,164	1,610,223	497,511
Total	9,534,099	3,720,328	712,682

(1)
Please see the "Compensation Discussion and Analysis" section of this Proxy Statement for information related to awards made under the Plan since December 31, 2015 to our named executive officers.

(2)
Includes performance-based stock unit awards forfeited by all current executive officers as a group aggregating 37,081 units after the Compensation Committee determined in February 2016 that the performance metrics for such awards were not satisfied for the year ended December 31, 2015.

  Substitute Awards

        In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity, our Board may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as our Board deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the Plan. Substitute awards will not count against the Plan's overall share limit, except as may be required by the Code.

  Provisions for Foreign Participants

        Our Board may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

  Amendment or Termination

        The Plan will be amended and restated effective upon stockholder approval at our 2016 annual meeting. No new award may be granted under the Plan after June 9, 2026, which is 10 years from the date of our 2016 annual meeting, but awards previously granted may extend beyond that date. Our Board may at any time amend, suspend or terminate the Plan; provided that, to the extent determined by our Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

Certain U.S. Federal Income Tax Consequences

        The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to awards granted under the Plan. This summary is general in nature and is based on the federal tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below and the Company is not in a position to assure any particular tax result. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation.

  Incentive Stock Options

        A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under the section entitled "Non-statutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

        A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain (or long-term capital loss, if sales proceeds do not exceed the exercise price). If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

  Non-statutory Stock Options

        A participant will not have income upon the grant of a non-statutory stock option. A participant will have ordinary income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

  Stock Appreciation Rights

        A participant will not have income upon the grant of a SAR. A participant will recognize ordinary income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

  Restricted Stock Awards

        A participant will not have income upon the grant of restricted stock unless the participant voluntarily makes an election under Section 83(b) of the Code within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have ordinary income equal to the value of the stock on the date of grant less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant, if a timely Section 83(b) election has been made.

        If the participant does not make a Section 83(b) election, then when the stock vests (i.e., the transfer restrictions and forfeiture provisions lapse) the participant will have ordinary income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date, if no Section 83(b) election has been made. Any capital gain or loss will be long-term if the participant held the stock for more than one year following (i) the day after the grant date if a timely Section 83(b) election has been made or (ii) the day after the vesting date if no Section 83(b) election has been made, and otherwise will be short-term.

  Restricted Stock Units

        A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the RSU is settled, the participant will have income on the settlement date in an amount equal to the amount of cash received or the fair market value of the stock on the settlement date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the settlement date. Any capital gain or loss will be long-term if the participant held the stock for more than one year following the settlement date and otherwise will be short-term. RSUs may be subject to Section 409A of the Code.

  Other Stock Unit Awards

        The tax consequences associated with any other stock unit award granted under the Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock. Other stock unit awards may be subject to Section 409A of the Code.

  Tax Consequences to the Company

        The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by a participant. Any such deduction may be subject to the limitations of Sections 162(m) and 280G of the Code.

Required Vote and Board of Directors' Recommendation

        Approval of this Proposal 2 requires the affirmative "FOR" vote of a majority of the shares of common stock present or represented at the 2016 annual meeting of stockholders and entitled to vote on the proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote "Against". Please note that if your common stock is held with a broker, bank or other nominee, under stock exchange rules that broker, bank or other nominee is not permitted to vote your shares on this proposal without your instructions.

        Our Board believes strongly that the approval of this Proposal 2 is essential to our continued success. Our employees are one of our most valuable assets. Awards under the Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve our goals. For the reasons stated above, the stockholders are being asked to approve this Proposal 2.

        The Board of Directors unanimously recommends a vote "FOR" an amendment and restatement of Sonus Networks' Stock Incentive Plan.

 Proposal 3—APPROVAL OF A STOCK OPTION EXCHANGE PROGRAM

        We experienced a very challenging first half of 2015 as a large number of customers pushed out their spending plans into the second half of the year. In response to these unexpected changes in business environment, we took immediate action to execute a restructuring plan, which we substantially completed by the end of the second quarter of 2015 to better match our costs with revised expectations with the remainder of 2015. Nevertheless, the decline in the market value of our stock eliminated most of the incentive and retention value of our employees' stock options at the moment when we needed it most because the exercise prices of the options exceeded the trading price of our common stock. To address the concern that we may lose our most valuable employees and to reduce the impact of underwater options on our overhang, our Board determined that we should undertake to replace outstanding stock options that have no perceived value at this time (or for the foreseeable future) with, in the aggregate, a smaller number of full value shares, providing an added incentive for future performance. At the same time (and assuming stockholders also approve Proposal 2), doing so should eliminate the need for us to request more shares for award under our Plan through the 2018 annual meeting of stockholders, and therefore, avoid increasing the "overhang" from current stockholder valuations.

        To accomplish this, following engagement with several of our largest stockholders, on March 24, 2016, our Board authorized, subject to stockholder approval, the Exchange Program that, if implemented, is designed to permit our eligible employees to exchange certain outstanding stock options that are significantly "underwater" for, in the aggregate, a smaller number of RSAs.

        The Exchange Program will only be open to our current employees who hold Eligible Options (as defined below). Members of our Board and our executive officers will NOT be eligible to participate in the Exchange Program. Additionally, our former Board members, former executive officers and former employees will not be eligible to participate in the Exchange Program, even if such persons hold Eligible Options.

        Options eligible for the Exchange Program ("Eligible Options") will be those options granted under our 1997 Stock Incentive Plan (the "1997 Plan"), our Plan, our 2008 Stock Incentive Plan, and our 2012 Stock Incentive Plan (collectively, the "Plans"), having an exercise price that is not lower than the highest intra-day trading price of our common stock as reported on The Nasdaq Global Select Market during the 52 weeks preceding the date on which we commence the Exchange Program.

        Eligible employees who elect to participate in the Exchange Program may surrender one or more outstanding grants of Eligible Options and, in exchange therefor, receive RSAs. The ratio of shares subject to Eligible Options cancelled to RSAs issued is expected to range from 3-to-1 for Eligible Options having exercise prices ranging from $8.75 to $17.00 per share to 10-to-1 for Eligible Options having exercise prices ranging from $21.01 to $50.00 per share. These exchange ratios will be designed to result in the issuance of RSAs that have a value in the aggregate, as of the last date of the Exchange Program offering period (the "Exchange Date"), that is less than the value in the aggregate of the options to be cancelled in exchange for the RSAs. The RSAs issued in the Exchange Program will be completely unvested at the time they are granted and (i), with respect to RSAs issued in exchange for Eligible Options granted prior to January 1, 2014, subject to a one-year vesting period measured from the Exchange Date, following which they will be fully vested, and (ii), with respect to RSAs issued in exchange for Eligible Options granted on or after January 1, 2014, subject to a two-year vesting period, pursuant to which 50% of the RSAs will vest on the first anniversary of the Exchange Date and the remaining RSAs will vest in two equal increments semi-annually through the second anniversary of the Exchange Date.

Background

        We have issued stock options under the Plans as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders, and encourages our employees to devote the best of their abilities and effort to our Company. Each stock option award specifies the exercise price that the eligible employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only by exercising their rights under the options to purchase shares of common stock and subsequently selling the purchased shares at a price that exceeds their purchase price. On February 29, 2016, approximately 95% of our eligible employees held at least some options that were underwater, and for approximately 87% of our eligible employees, all of their options were underwater. The exercise prices of Eligible Options that were underwater on February 29, 2016, ranged from $8.75 to $43.90 per share. The Board believes that the underwater options are not sufficiently effective as performance and retention incentives.

Alternatives Considered

        When considering how best to continue to provide incentive and retention awards for our employees who have underwater options, we solicited the feedback of over twenty of our largest stockholders, representing approximately 40% of our outstanding shares as of December 31, 2015, to get their thoughts on various solutions they have seen to the problem of underwater options and to hear their views on exchange programs generally, and considered the following alternatives:

  •
  Allow the existing stock options to remain outstanding.  Our Board considered leaving the existing underwater stock options in place. However, because so many of the stock options held by employees are significantly underwater and because there are not enough shares remaining available for issuance under the Plans to grant a sufficient number of new, additional shares to these employees, our Board believes that it would be difficult to retain employees with only the stock options and that the failure to retain these employees would negatively affect our Company and its future prospects.

  •
  Increase cash compensation.  Our Board also considered whether we could substantially increase base and target bonus cash compensation to replace the incentive and retention benefits intended to be provided by the underwater options. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which would adversely affect our business and operating results. Doing so would also depart from our long-held cost-control principles.

  •
  Grant additional equity awards.  Additionally, our Board considered special grants of additional stock options at current market prices or another form of equity award such as shares of restricted stock. However, we do not have enough shares available for issuance under our Plans to do so and, because of the current number of options outstanding, it is unlikely that stockholders would allow us to materially increase the number available for grant under the Plan. Even if they did, these additional grants would substantially increase the number of outstanding awards, result in dilution to our stockholders, and increase our compensation expense.

  •
  Exchange options for cash.  Moreover, our Board considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would increase our compensation expenses and reduce our cash flow from operations, which would adversely affect our business and operating results. In addition, we do not believe that such a program would provide the appropriate long-term incentive and retention value that we seek.

  •
  Exchange options for options.  Finally, our Board considered implementing a program to exchange underwater options for new options with lower exercise prices. Our Board believes that granting options to employees who have options that are significantly underwater would provide renewed incentives and motivation for our employees and would provide a strong retention element. However, our Board also recognizes that there is a broad trend toward granting RSAs and that, in volatile markets, RSAs may have greater employee retention value over their vesting period than stock options. In addition, an option-for-option exchange would not reduce the total number of shares outstanding to the same extent as an option-for-RSA exchange would. Thus, our Board believes that we could receive additional benefits under the Exchange Program by allowing underwater options to be exchanged for RSAs.

Description of the Exchange Program

        Eligible Options.    Options eligible for the Exchange Program will be those having an exercise price that is not lower than the highest intra-day trading price of our common stock as reported on The

Nasdaq Global Select Market during the 52 weeks preceding the date on which we commence the Exchange Program.

        Eligible Employees.    The Exchange Program will be open to our current employees who hold Eligible Options. However, neither our current or former Board members, our current or former executive officers, nor our former employees will be eligible to participate in the Exchange Program, even if such persons hold Eligible Options.

        To be eligible, an employee must be employed by us both at the time the Exchange Program commences and on the date the surrendered options are cancelled and RSAs are offered to replace them. Any employee holding Eligible Options who elects to participate but whose employment terminates for any reason prior to the grant of RSAs, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate in the Exchange Program and will instead retain his or her Eligible Options, subject to their existing terms. As of February 29, 2016, Eligible Options were held by approximately 650 eligible employees.

        Exchange Ratios and Valuation.    Our objective in determining the exchange ratios applicable under the Exchange Program is to provide for the grant of replacement RSAs that will have a value, in the aggregate, less than the value of the stock options surrendered. The number of RSAs granted in exchange for Eligible Options will be based on a valuation of the Eligible Options before the start of the Exchange Program using the Black-Scholes option valuation model. The Black-Scholes option valuation model is an established method for valuing stock options and uses the following factors: stock price, the exercise price of the option, the current risk-free interest rate, the assumed volatility of the stock, the expected dividend yield of the stock, and the remaining term of the option. For purposes of the illustrative example that follows, the assumptions that we used were as follows:

  •
  Stock price: $7.79

  •
  Exercise price: weighted averages of the actual exercise prices of the options being valued vary by price band

  •
  Risk-free interest rate: a rate based on the Treasury bill rate for notes having a maturity that most nearly corresponds to the expiration date of the option being valued (approximately 1.45%)

  •
  Volatility: approximately 57.00%

  •
  Dividend yield: 0%

  •
  Remaining life of option: weighted averages vary by price band

        The ratio of shares subject to Eligible Options cancelled to RSAs issued is expected to range from 3-to-1 to 10-to-1. The following table provides for each of the 15 option exercise price bands that we expect to use the number of shares subject to Eligible Options an employee would have to surrender in order to receive one RSA in the Exchange Program, assuming a stock price at the time of exchange of $7.79:

Exercise Price Bands of Eligible Options	Aggregate Number of Eligible Options in Applicable Exercise Price Band	Aggregate Black-Scholes Valuation of Eligible Options to be Surrendered	Exchange Ratio: Option-for- RSA*	Aggregate Number of RSAs to be Issued	Aggregate Market Valuation of RSAs to be Issued**

$8.75 - $9.00	27,417	$114,429	3	9,139	$68,543
$9.01 - $10.00	20,760	$19,207	3	6,920	$51,900
$10.01 - $11.00	96,553	$205,137	3	32,184	$241,383
$11.01 - $12.00	294,408	$958,053	3	98,136	$736,020
$12.01 - $13.00	564,375	$2,032,842	3	188,125	$1,410,938
$13.01 - $14.00	74,982	$220,854	3	24,994	$187,455
$14.01 - $15.00	177,187	$530,730	3	59,062	$442,968
$15.01 - $16.00	76,947	$251,461	3	25,649	$192,368
$16.01 - $17.00	666,038	$2,167,129	3	222,013	$1,665,095
$17.01 - $18.00	190,149	$470,367	4	47,537	$356,529
$18.01 - $19.00	1,030,102	$3,422,867	4	257,526	$1,931,441
$20.01 - $21.00	15,415	$34,013	4	3,854	$28,903
$21.01 - $27.00	74,784	$10,399	10	7,478	$56,088
$27.01 - $30.00	237,408	$26,946	10	23,741	$178,056
$30.01 - $50.00	31,783	$1,049	10	3,178	$23,837

	3,578,308	$10,510,484		1,009,536	$7,571,523

*
For certain exercise price bands, the exchange ratio results in a Black-Scholes value of the RSAs that is higher or lower than the Eligible Options that may be surrendered in such exercise price band. The Exchange Program has been designed so that the aggregate market valuation of the RSAs to be issued under the Exchange Program should be less than the aggregate Black-Scholes valuation for all Eligible Options to be exchanged.

**
This table assumes a stock price at exchange of $7.79 per share.

        From the above example, assuming all 3,578,308 Eligible Options are exchanged for 1,009,536 RSAs according to the ratios in each exercise price band indicated above, and assuming that such RSAs decrease the number of shares available for issuance under the Plan at a fungible ratio of 1:1.50, then approximately 2,064,004 shares of our common stock would be returned to the Plan and would be available for future grants. Additionally, the market value of the RSAs, assuming a stock price at exchange of $7.79, would be approximately $7,864,288, which is $2,646,196 less than the $10,510,484 aggregate Black-Scholes valuation of the Eligible Options surrendered.

        The actual exchange ratios in the chart above are subject to change at the discretion of the Compensation Committee if there are any substantial changes in the market price of our common stock or any of the other factors used in the Black-Scholes calculation prior to the commencement of the Exchange Program. In addition, in the example above, the Eligible Options are defined as those with exercise prices above $8.50. However, the Compensation Committee will adjust this threshold exercise price and the applicable exchange ratios based on the highest intra-day trading price of our common stock during the 52 weeks preceding the commencement of the Exchange Program. However, in no event will the Exchange Program be designed to result in the issuance of RSAs having a value greater than, in the aggregate, the value of the stock options eligible to be exchanged, as estimated using the Black-Scholes option valuation model.

        The total number of RSAs a participating employee will receive with respect to a surrendered Eligible Option will be determined by dividing the number of shares subject to the surrendered option by the applicable exchange ratio and rounding up to the nearest whole share.

        Election to Participate.    Participation in the Exchange Program will be voluntary. Eligible employees will have an election period of at least 20 business days from the commencement of the Exchange Program in which to determine whether they wish to participate.

        Vesting of RSAs.    RSAs issued in the Exchange Program will be unvested at the time they are granted and (i), with respect to RSAs issued in exchange for Eligible Options granted prior to January 1, 2014, subject to a one-year vesting period measured from the Exchange Date, following which they will be fully vested, and (ii), with respect to RSAs issued in exchange for Eligible Options granted on or after January 1, 2014, subject to a two-year vesting period, pursuant to which 50% of the RSAs will vest on the first anniversary of the Exchange Date and the remaining RSAs will vest in two equal increments semi-annually through the second anniversary of the Exchange Date. A participant in the Exchange Program will generally forfeit any RSAs that remain unvested at the time his or her employment with us terminates for any reason.

        Other Material Terms and Conditions of RSAs.    RSAs issued in the Exchange Program will be granted pursuant to the Plan and will be subject to its terms. Each share subject to the RSA issued to a participant in the Exchange Program is a share of our common stock that remains subject to forfeiture upon the participant's termination of employment until it has vested following a specified period of employment. A participant is not required to pay any monetary consideration to receive shares of our common stock upon receipt of a RSA. Subject to the limitations described below, employees participating in the Exchange Program will recognize taxable income in connection with their RSAs no later than the vesting of the award, at which time this income is subject to income and employment tax withholding. We intend to satisfy the tax withholding obligations by deducting from the shares of common stock that would otherwise be released to employees upon the vesting of RSAs a number of whole shares having a fair market value that does not exceed by more than the value of a fractional share the applicable minimum statutory withholding requirements. All other terms and conditions of the RSAs issued in the Exchange Program will be substantially the same as those that apply generally to such awards granted under the Plan, as described in "Proposal 2. Approval of an Amendment and Restatement of Sonus Networks' Stock Incentive Plan—Description of the Plan (as proposed to be amended and restated)" in this Proxy Statement.

        Potential Modification to Exchange Program Terms to Comply with Governmental Requirements.    The terms of the Exchange Program will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program's terms, it is possible that we will need to alter the terms of the Exchange Program to comply with comments from the SEC. Changes in the terms of the Exchange Program may also be required for tax purposes as the tax treatment of the Exchange Program is not entirely certain. Our Board will retain the discretion to make any such necessary or desirable changes to the terms of the Exchange Program.

Reasons for the Exchange Program

        We have structured the Exchange Program to align stockholder and employee interests. Factors that we considered in structuring the Exchange Program include the following:

  •
  The new RSAs offer a meaningful incentive for eligible employees.  The options that are currently outstanding were granted to our employees under market conditions that differ substantially from our current situation. We believe that to enhance long-term stockholder value, we need to maintain competitive employee compensation and incentive programs that will assist us to motivate and retain our employees. Many of our employees hold options with exercise prices significantly higher than the current market price of our common stock, meaning that an important component of our compensation program is perceived by employees as having little value.

  •
  The Exchange Program should reduce the impact of underwater options on our overhang and eliminate the need for us to request more shares for award under our Plan through the 2018 annual meeting of stockholders.  Overhang is a measure of potential dilution and is defined as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares reserved for future award grants, divided by the number of common shares outstanding at the most recently completed fiscal year. The Exchange Program is designed so that participating employees will, in the aggregate, receive significantly fewer RSAs than the number of shares subject to the Eligible Options they surrender. As a result, the surrendered underwater options will return to the Plan and can be used to make future grants under the Plan to retain and incent our employees. This program structure should immediately improve the quality of our overhang by shifting a large portion of our current overhang tied up in underwater options back into the Plan, where it can be used for incentive and retention benefits in the future. This should enable us to avoid the need to add more shares to the Plan—and therefore avoid further increasing our overhang—through the 2018 annual meeting of stockholders (assuming stockholders also approve Proposal 2). For example, assuming that the highest intra-day trading price of our common stock as reported on The Nasdaq Global Select Market during the 52 weeks preceding the date on which we commence the Exchange Program is $8.50, options for a total of approximately 3.6 million shares having exercise prices greater than $8.50 would be eligible for participation. If all of these Eligible Options are surrendered for cancellation, we would issue RSAs for approximately 1.0 million shares, based on the exchange ratios as described under "Exchange Ratios and Valuation" below, resulting in a net reduction to our overhang of approximately two percentage points, with the reduction the result of Eligible Options tendered net of the fungible impact of RSAs issued in connection with the Exchange Program. Such exchange would result in our having (i) options outstanding to purchase approximately 2.6 million shares with a weighted average exercise price of $14.84 and a remaining contractual term of 6.5 years; and (ii) approximately 2.5 million RSAs outstanding. These estimates were prepared using outstanding option and share information at February 29, 2016.

  The actual reduction in the portion of our overhang consisting of underwater options that could result from the Exchange Program could differ materially from the example in the preceding paragraph and is dependent on a number of factors, including the exercise price at which outstanding options become eligible to participate in the Exchange Program and the actual level of employee participation in the program. The corresponding increase in the portion of our overhang consisting of shares available for future grant would also be partially offset by the grant of additional awards under our Plan.

  •
  Our executive officers and our directors will NOT be eligible to participate in the Exchange Program.  Even though our executive officers and directors hold stock options with exercise prices significantly higher than the current market price of our common stock, they are not eligible to participate in the Exchange Program. Specifically, with the exception of options associated with a February 17, 2009 grant to one non-employee director, as of February 29, 2016, all of the options held by our current executive officers and non-employee directors—with exercise prices ranging from $8.80 to $30.50 per share—were underwater. However, because the compensation of our executive officers is higher than other employees, and because our executive officers all hold at least some restricted shares already, our Board did not feel it was necessary to include them. As a result, these options will remain underwater, subject to market conditions. We have excluded directors because the primary focus of the Exchange Program is to deliver value to and retain our rank-and-file employees.

  •
  The new RSAs will be subject to new vesting schedules.  Because the new RSAs will vest over at least a one-year period following the date of grant (and in many cases, up to two years, depending on the original date of grant of the Eligible Options exchanged), we expect these awards to encourage employees to remain with our Company over at least the remaining vesting period of the new awards.

  •
  The Exchange Program is structured to achieve compensatory purposes.  We believe that structuring the Exchange Program with exchange ratios that correspond to option exercise price bands will help achieve maximum employee participation because we recognize that our employees prioritize the exercise price of their options over other factors considered in the Black-Scholes option valuation model. Our Board considered this structure in the context of the Company's overall compensation policies and practices and believes that it will help achieve the Exchange Program's compensatory purposes of (i) providing eligible employees with an opportunity to exchange Eligible Options currently with no intrinsic value for new RSAs that are more certain to enable tendering participants to realize compensation and (ii) eliminating a significant portion of our existing overhang from underwater options that do not provide any retention or motivation benefits so that we can make future grants under the Plan of awards that can be used to retain and incent our employees. The higher the employee participation in the Exchange Program the more likely we are to achieve these compensatory objectives.

Implementing the Exchange Program

        We have not commenced the Exchange Program and will not do so unless our stockholders approve this proposal and our Board determines that the Exchange Program complies with applicable regulatory requirements (as described in more detail below). If approved by stockholders, the Exchange Program will commence at a time determined by our Board but not later than December 31, 2016. Even if the Exchange Program is approved by our stockholders, our Board will retain the authority, in its discretion, to terminate, amend or postpone the Exchange Program at any time prior to the expiration of the election period under the Exchange Program (provided, however, in no event will the Exchange Program be designed to result in the issuance of RSAs having a value greater, in the aggregate, than the value of the stock options surrendered).

        Upon the commencement of the Exchange Program, eligible employees holding Eligible Options will receive written materials in the form of an "Offer to Exchange," explaining the precise terms and timing of the Exchange Program. Employees will be given at least 20 business days to elect to surrender their Eligible Options in exchange for RSAs. At or before the commencement of the Exchange Program, we will file the Offer to Exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees as well as stockholders and members of the public will be able to obtain the Offer to Exchange and other documents filed by us with the SEC free of charge from the SEC's website at www.sec.gov.

Summary of U.S. Federal Income Tax Consequences

        The following is a summary of the anticipated material United States federal income tax consequences of participating in the Exchange Program and of holding RSAs. A more detailed summary of the applicable tax considerations to participants will be provided in the Offer to Exchange. The tax consequences of the Exchange Program are based on current tax laws and regulations, and the Internal Revenue Service is not precluded from adopting a contrary position and the law and regulations themselves are subject to change. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating in the Exchange Program. We believe the exchange of Eligible Options for RSAs pursuant to the Exchange Program should be treated as a non-taxable exchange and we, our stockholders and employees should recognize no income for United States federal income tax purposes upon the surrender of Eligible Options and the grant of RSAs. For a summary of the current United States federal income tax consequences of RSAs we currently issue under the Plan, see the discussion of the treatment of such awards contained in "Proposal 2. Approval of an Amendment and Restatement of Sonus Networks' Stock Incentive Plan—Description of the Plan (as proposed to be amended and restated)" in this Proxy Statement.

Accounting Treatment

        In 2006, we adopted the provisions of the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification 718, Compensation—Stock Compensation ("ASC 718") (formerly, FASB Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment) regarding accounting for share-based payments. Under ASC 718, to the extent the fair value of any RSA granted to an employee exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the RSAs, will be recognized by us as an expense for compensation. This expense will be recognized ratably over the vesting period of the RSAs in accordance with the requirements of ASC 718. In the event that any of the RSAs are forfeited prior to their vesting due to termination of employment, we will reverse the expense related to any unvested shares if the replacement awards were forfeited before the tendered awards would have vested and record expense equal to the fair value of options that would have vested as of the forfeiture date had they not been tendered. No expense related to the forfeited RSA will be recognized after the forfeiture date. Because we do not anticipate issuing any RSAs having a fair value in excess of the fair value of the stock options surrendered, we expect to recognize minimal, if any, incremental compensation cost as a result of the Exchange Program.

New Plan Benefits

        Because the decision of eligible employees to participate in the Exchange Program is voluntary, we are not able to predict who or how many employees will elect to participate, how many options will be surrendered for exchange or the number of RSAs that may be issued. As noted above, neither current or former members of our Board, current or former executive officers, nor former employees are eligible to participate in the Exchange Program.

Effect on Stockholders

        We are not able to predict the impact the Exchange Program will have on our stockholders because we are unable to predict how many or which employees will exchange their Eligible Options. The Exchange Program was designed to avoid any additional compensation charge and to bring back into the Plan enough shares so that we would not have to request that additional shares be authorized for issuance under the Plan through the 2018 annual meeting of stockholders (assuming Proposal 2 is also approved). Assuming that the highest intra-day trading price of our common stock as reported on The Nasdaq Global Select Market during the 52 weeks preceding the date on which we commence the Exchange Program is $8.50, the maximum number of shares subject to Eligible Options that could be exchanged was approximately 3.6 million and the maximum number of RSAs that could be issued using the exchange ratios set forth above was approximately 1.0 million. As explained above, the net reduction in shares subject to outstanding equity awards resulting from the Exchange Program could be significantly lower depending on factors such as the level of participation by our employees in the Exchange Program. In addition, if Proposal 2 above is approved, there will be an additional 800,000 shares of common stock available for issuance under the Plan. We believe that the combination should result in enough shares to meet our currently anticipated needs through the 2018 annual meeting of stockholders.

Required Vote and Board of Directors' Recommendation

        Approval of this Proposal 3 requires the affirmative "FOR" vote of a majority of the shares of common stock present or represented at the 2016 annual meeting of stockholders and entitled to vote on the proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote "Against". Please note that if your common stock is held with a broker, bank or other nominee, under stock exchange rules that broker, bank or other nominee is not permitted to vote your shares on this proposal without your instructions.

        Our Board believes that the proposed Exchange Program is favorable to the interests of our stockholders and, at the same time, will strengthen incentives for employees currently holding "underwater" stock options to remain with us and to contribute to our growth and success. For the reasons stated above, the stockholders are being asked to approve this Proposal 3.

        The Board of Directors unanimously recommends a vote "FOR" the approval of the Exchange Program.

 Proposal 4—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We are asking our stockholders to ratify the appointment by our Audit Committee of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2016. Deloitte & Touche LLP has acted in this capacity since August 2005. Representatives of Deloitte & Touche LLP are expected to be present at the 2016 annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider this appointment. Even if the proposal is approved at the annual meeting, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP Fees

        The following is a summary of the aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended December 31, 2015 and 2014 for each of the following categories of professional services:

Fee Category	Fiscal 2015 Fees	Fiscal 2014 Fees
Audit Fees	$1,302,175	$1,443,415
Audit-Related Fees	632,000	—
Tax Fees	170,659	270,835
All Other Fees	12,500	12,500

Total Fees	$2,117,334	$1,726,750

Audit Fees

        These amounts represent fees for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filing and similar engagements for the fiscal year, such as consents and assistance with review of documents filed with the SEC. Audit fees also include advice on accounting matters that may arise in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees

        Audit-related fees consist of fees related to due diligence services and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

Tax Fees

        Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, and transfer pricing advice and planning. Of this amount for fiscal 2015, approximately $106,704 represents fees for tax compliance and preparation.

All Other Fees

        All other fees consist of professional products and services other than the services reported above, including fees for our subscription to Deloitte & Touche LLP's online accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee has adopted a policy to pre-approve audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year's audit, the independent registered public accounting firm and our management submit a list of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee pre-approved all of the services and fees of Deloitte & Touche LLP set forth above.

        Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm. The Audit Committee has determined that the provision of services described above to us by Deloitte & Touche LLP is compatible with maintaining their independence.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Proposal 5—A NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

        The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve the compensation of its named executive officers ("NEOs"), as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure rules includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a "Say-on-Pay proposal"). The Company believes that it is appropriate to seek and take into account the views of stockholders in the design and effectiveness of the Company's executive compensation program.

        Our executive compensation program is designed to drive the Company's long-term success and to increase stockholder value. We utilize our executive compensation program to provide competitive compensation within our industry peer group to attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with stockholders' interests through the use of equity-based incentive awards. The Compensation Committee has overseen the development and implementation of our executive compensation program in line with these core principles.

Key Objectives of Our Executive Compensation Program

        Our overall executive compensation program is founded on three guiding principles:

  •
  We offer competitive compensation packages to attract executives from larger telecommunications companies that offer significantly greater cash compensation, and from smaller private telecommunications companies that offer greater perceived equity growth potential;

  •
  We offer incentive compensation to motivate our executives to transform Sonus from a media gateway company in a declining market into a profitable growth company selling SBCs, DSCs, policy/routing servers, and increasingly, network intelligence applications and network analytics tools; and

  •
  We seek to retain our key executives in the face of other opportunities.

2015 Say-on-Pay Results

Responsiveness to Stockholders

        Stockholder Concerns Addressed:    In response to feedback we received from our stockholders over the past few years, including the vote in support of our Say-on-Pay proposal at our 2015 annual meeting of stockholders, and to demonstrate our commitment to strong corporate governance standards, we have taken the following actions, among others:

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  Established fixed financial metrics for our cash bonus plans;

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  Added performance awards to our equity incentive compensation mix;

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  Instituted share ownership guidelines for our CEO, our other Section 16 reporting officers and our Board; and

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  Adopted a formal clawback policy with respect to our executive incentive compensation.

        At our 2015 annual meeting of stockholders, of the shares present at the meeting and entitled to vote on our 2015 Say-on-Pay proposal, 84.87% voted in favor, with 14.23% voting against and 0.89% abstaining.

        The response from our stockholder outreach process over the past few years and the results of the 2015 Say-on-Pay proposal have formed the basis for maintaining the following executive compensation practices:

Establishment of Fixed Financial Metrics for Cash Bonus Plan

        Our Compensation Committee sets the specific financial metrics to be used to determine the achievement of our annual cash incentive bonus plans. In February 2015, our Compensation Committee established fixed metrics relating to net income and revenue for the 2015 annual cash incentive bonus plan and established performance targets for these metrics consistent with the public forecast we had previously given. These performance targets were reset in June 2015 in light of revised full year operating plans. Despite achievement of the revised performance targets that would have resulted in a cash bonus payout of 160%, in March 2016, our Compensation Committee exercised its discretion in light of our overall financial performance to reduce this amount to approximately 125% (with the exception of one executive who received over 125% due to his performance during 2015 and his recent promotion). For 2016, our Compensation Committee has established fixed metrics for the first half of the year, and has determined that it will set new metrics for the second half of the year to reduce the possibility that the metrics are either too easy or too difficult to achieve.

Addition of Performance Awards in Equity Incentive Compensation Mix

        In 2015, we issued performance-based stock unit awards ("PSUs") for our Chief Executive Officer and his direct reports. These awards are tied directly to our stock performance, such that the shares will vest, if at all, in annual installments over three years, based on our total shareholder return ("TSR") relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index at the time of grant. Our Chief Executive Officer and his direct reports continue to have PSUs at risk for the 2016 fiscal year. Our Compensation Committee believes that PSU grants tied directly to our stock price more closely align the interests of our Chief Executive Officer and his direct reports with those of our stockholders.

Institution of Stock Ownership Guidelines

        In 2014, our Compensation Committee established share ownership guidelines for our non-employee directors, our Chief Executive Officer and our other Section 16 reporting officers. Each Board member must own five times his or her annual cash retainer and must maintain this minimum amount of stock ownership throughout his or her tenure as a director of the Company, our Chief Executive Officer must own six times his annual base salary and must maintain this minimum amount of stock ownership throughout his employment, and our other Section 16 reporting officers (the "Other Executives") must own one time his or her respective annual base salaries and must maintain this minimum amount of stock ownership throughout his or her employment.

        Current directors, the current Chief Executive Officer and the current Other Executives are expected to achieve the applicable level of ownership on or before September 16, 2019. With respect to (i) future directors, they must achieve the applicable level of ownership within five years of their joining the Board; (ii) future chief executive officers, they must achieve the applicable level of ownership within six years of their becoming chief executive officer of the Company, and (iii) future Other Executives, they must achieve the applicable level of ownership within five years of their becoming an Other Executive.

        When establishing stock ownership guidelines, our Compensation Committee wanted to ensure that: (i) the motivations of our Board, our Chief Executive Officer and Other Executives are aligned with those of our stockholders; (ii) our Board, our Chief Executive Officer and Other Executives are invested in both the short- and long-term growth of our Company; and (iii) our Board, our Chief

Executive Officer and Other Executives are focused on value creation being offered by the Company through its equity compensation programs.

Adoption of a Formal Clawback Policy

        Our Compensation Committee adopted a formal clawback policy with respect to our executive incentive compensation in September 2014, which will apply in the event we are required to prepare an accounting restatement after the adoption of the policy due to any material noncompliance with any financial reporting requirement under the U.S. federal securities laws. This policy requires the Company to use reasonable efforts to recover from any current or former executive officer of the Company who receives incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement based on erroneous data, the excess of what would have been paid to the executive officer under the accounting restatement.

        We spoke with our top stockholders, heard their advice and concerns, and chose to proceed with actions consistent with their feedback. We believe that our 2015 executive compensation program is responsive to the comments we have received over the past few years and aligned with stockholder interests. Further, our Compensation Committee has given additional consideration to the results of the 2015 Say-on-Pay vote. The Compensation Committee respects all stockholder votes, both for and against our compensation program. The Compensation Committee is committed to continued engagement between stockholders and the Company to fully understand diverse viewpoints and discuss the important connections between Sonus' compensation program, business strategy and long-term financial and operating performance.

2015 Financial and Strategic Performance of the Company

        Although we experienced a very challenging first half of 2015 as a large number of customers pushed out their spending plans into the second half of 2015, we focused on achieving a significant improvement in our revenue in the third and fourth quarters of 2015, and our second half 2015 revenues recovered back to levels consistent with our second half 2014 revenue performance. We developed and executed a restructuring plan, which was substantially completed by the second quarter of 2015 and created operating leverage that resulted in year-over-year improvements in operating margins and diluted earnings per share.

        Highlights from the results of the Company's full year ended December 31, 2015 include the following (a reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A):

2015 FINANCIAL PERFORMANCE

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Total revenue was $249.0 million, compared to $296.3 million in 2014. Despite this year-over-year decrease, our total revenue was $76.3 million in the fourth quarter of 2015, compared to $76.8 million in the fourth quarter of 2014, with revenue of $144.2 million in the second half of 2015, compared to $150.0 million in the second half of 2014

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Product revenue was $141.9 million in 2015, compared to $182.5 million in 2014, with product revenue of $90.0 million in the second half of 2015, compared to $91.5 million in the second half of 2014

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Total 2015 GAAP gross margin was 64.9%, compared to 65.3% in 2014. Total 2015 Non-GAAP gross margin was 67.8%, compared to 67.4% in 2014

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Total fourth quarter 2015 GAAP gross margin was 68.5%; total fourth quarter 2015 Non-GAAP gross margin was a record high 71.4%

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2015 GAAP operating expenses were $192.9 million, compared to $210.7 million in 2014. Total 2015 Non-GAAP operating expenses were $168.4 million, compared to $179.0 million in 2014

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2015 GAAP loss per share was $0.64; 2015 Non-GAAP loss per share was $0.02

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GAAP diluted earnings per share for the fourth quarter of 2015 was $0.09; Non-GAAP diluted earnings per share for the fourth quarter of 2015 was a record-high $0.23

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Cash and investments were $142.2 million at year-end, compared to $126.9 million at the end of the third quarter of 2015

2015 STRATEGIC PERFORMANCE

We are leading the way in virtualization:

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We believe virtualization is the next step in the progression from circuit-based communications to communications based on IP, and allows network operators to operate more flexibly and efficiently by shifting network functions and capacities as demand dictates

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In May 2015, we completed our multi-phase strategy to deliver a completely virtualized product portfolio

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Our virtualized product suite has a common management and hardened code base, giving customers investment protection and peace of mind with an easy migration path from today's appliance-based network to NFV and the cloud

We introduced a virtualized cloud exchange networking platform based on our acquisition of VellOS from Treq Labs, Inc.:

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In January 2015, we acquired from Treq Labs, Inc. certain assets for designing, developing, marketing, selling, servicing and maintaining SDN technology, which optimize networks for voice, video and Unified Communications for both enterprise and service provide customers

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Through this acquisition, we introduced VellOS, a virtualized cloud exchange networking platform that integrates private, hybrid and public clouds into one IT environment

Our virtualized products were honored with industry-wide recognition:

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As a leader in virtualization, we received numerous industry awards and distinctions relating to our virtualized products, including the 2015 Products of the Year by TMC's INTERNET TELEPHONY magazine for the Sonus PSX SWe and the Sonus DSC SWe; the 2015 SDN Excellence Award Winner by INTERNET TELEPHONY magazine and SDN Zone for Sonus VellOS; the Award for Best Endpoint Registration When Using Secure TLS by Meircom; and the Bronze Recipient of the 2015 Product Line of the Year by Biz Awards International for the Sonus SBC portfolio

2015 Executive Compensation Program

        In making its compensation decisions for 2015, the Compensation Committee considered, among other things, our financial and operational results for the year, the achievement of the compensation objectives set by the Compensation Committee, and the feedback received from our stockholders following the prior year's annual meeting of stockholders. The "Compensation Discussion and Analysis" section of this Proxy Statement describes the Company's executive compensation program and the decisions made by the Compensation Committee in 2015 in more detail. Highlights of the Company's 2015 executive compensation program included the following:

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  Each year, our Compensation Committee sets the specific financial metrics to be used to determine the achievement of our annual cash incentive bonus plan for our executives. For 2015,

    60% of the achievement was weighted to net income while the remaining 40% of the achievement was weighted to revenue. The bonus payout was determined by multiplying the aggregate percentage achievement for both net income and revenue metrics by the bonus at target for each participant. Despite achievement that would have resulted in a cash bonus payout of 160% based on the metrics we established in June 2015, in March 2016, our Compensation Committee exercised its discretion in light of our overall financial performance to reduce this amount to approximately 125% (with the exception of one executive who received over 125% due to his performance during 2015 and his recent promotion).

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  In 2015, we issued PSUs, which constitute a meaningful portion of the long-term equity incentive compensation for our Chief Executive Officer and his direct reports. The underlying shares will vest, if at all, in annual installments over three years, based on the Company's TSR relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index at the time of grant. In February 2016, the Compensation Committee determined that the performance metric relating to the 2015 stock price performance for these PSUs was not achieved. Therefore, our Chief Executive Officer and his direct reports forfeited one-third of the PSUs, or 37,081 shares in the aggregate, subject to such awards.

        Examples of practices and policies that the Compensation Committee has implemented for effective governance of compensation plans include, but are not limited to, the following:

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  The Compensation Committee employs an independent compensation consultant who reports directly to the Compensation Committee and performs no other services for the Company.

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  None of our severance agreements provide for tax gross-ups in connection with severance benefits following a change-in-control.

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  Ahead of any such requirement in the Dodd-Frank Act, our Compensation Committee adopted a formal clawback policy, which will apply in the event we are required to prepare an accounting restatement after the adoption of the clawback policy due to any material noncompliance with any financial reporting requirement under the U.S. federal securities laws and will allow the Company to seek to recover from any current or former executive officer of the Company who received incentive-based compensation during the three-year period preceding the date on which the Company may be required to prepare an accounting restatement based on erroneous data, the excess of what would have been paid to the executive officer under the accounting restatement.

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  We conduct an annual risk assessment of our pay practices.

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  Our insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction with either the Chief Financial Officer or the General Counsel. To date, no such transaction has been requested or approved.

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  Our equity plan prohibits option repricing without stockholder approval and back-dating.

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  We conduct an annual review of pay levels.

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  We have granted very limited perquisites to our NEOs.

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  Our executives and directors are subject to meaningful stock ownership requirements.

        For further details regarding our 2015 executive compensation program, please review the "Compensation Discussion and Analysis" section and the accompanying compensation tables and narrative discussion in this Proxy Statement.

        We believe that for the reasons summarized in the "Compensation Discussion and Analysis" section of this Proxy Statement, together with the strong commitment to streamline our operations and reduce our operating costs in 2015, we have a compensation program deserving of stockholder support. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we are asking stockholders to indicate their support for our NEO compensation by voting FOR the following advisory resolution:

  "RESOLVED, that the stockholders of Sonus Networks, Inc. (the "Company") approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the "Compensation Discussion and Analysis" section and the accompanying compensation tables and the related narratives in the Proxy Statement for the Company's 2016 annual meeting of stockholders."

        This vote is not intended to address any specific element of compensation, but rather the overall compensation paid to the NEOs. Even though the outcome of this advisory vote on the compensation of our NEOs is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome of this vote, among other factors, when making future compensation decisions for our NEOs.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the approval, on a non-binding advisory basis, of the compensation paid to our NEOs, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives in this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Oversight of Risk Management

        At Sonus, we believe that innovation and leadership are impossible without taking risks. We also recognize that imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive to stockholder value. The Board is responsible for assessing the Company's approach to risk management and overseeing management's execution of its responsibilities for identifying and managing risk. The Board exercises its responsibilities through discussions in Board meetings and also through its committees, each of which examines various components of enterprise risk as part of their responsibilities. Generally, strategic risks and the risks related to management delegation are overseen and evaluated by the full Board; financial and internal control risks are overseen and evaluated by the Audit Committee; risks relating to our compensation policies are overseen and evaluated by the Compensation Committee; and risks related to governance are overseen and evaluated by the Nominating and Corporate Governance Committee. Each committee assesses identified risks and informs the Board about the risks as needed. Management also regularly reports on each such risk to the relevant committee or the Board. Additional review or reporting on risks is conducted as needed or as requested by the Board or one of its committees.

        In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board's role in risk oversight of the Company is consistent with our leadership structure. The President and Chief Executive Officer and other members of senior management have responsibility for assessing and managing our risk exposure. The Board and, if applicable, its committees provide oversight in connection with those efforts.

Director Independence

        Under the NASDAQ Stock Market Rules, a director will only qualify as an "independent director" if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. SEC rules also impose, through the NASDAQ Stock Market Rules, special independence requirements for members of the Audit Committee and the Compensation Committee.

        During its annual review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates.

        Our Board has determined that each of James K. Brewington, Matthew W. Bross, John P. Cunningham, Beatriz V. Infante, Howard E. Janzen, Richard J. Lynch, Pamela D.A. Reeve, John A. Schofield, Scott E. Schubert and H. Brian Thompson does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 5605(a)(2) of the NASDAQ Stock Market Rules. The special independence requirements for Audit Committee and Compensation Committee members are discussed below under the section entitled "Board Committees."

Meeting Attendance

        Our Board recognizes the importance of director attendance at Board and committee meetings. Our Board held thirteen meetings during 2015, four of which were regular meetings and nine of which were special meetings. With one exception (as described below), each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which they served during 2015. Matthew Bross attended 75% of the four regularly scheduled Board meetings, 67% of the nine special Board meetings and 75% of the four meetings held by the Technology Strategy and Oversight Committee. While we do not have a policy regarding the attendance of directors at our annual meetings of stockholders, 100% of the directors who served on our Board at the time attended the 2015 annual meeting of stockholders.

Board Committees

        Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and one ad-hoc committee: the Technology Strategy and Oversight Committee. Each of the standing committees is composed entirely of independent directors as defined under applicable rules, including, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Exchange Act and, in the case of all members of the Compensation Committee, the independence requirements under Rule 10C-1 under the Exchange Act.

  Audit Committee

        Our Board has established an Audit Committee consisting of four members: Messrs. Schubert (Chairman), Cunningham, Janzen and Schofield. Our Board has determined that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. This designation is a disclosure requirement of the SEC related to Mr. Schubert's experience and understanding with respect to certain accounting and auditing matters, but it does not impose upon Mr. Schubert any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Audit Committee held eight meetings during 2015.

        As described more fully in its charter, the Audit Committee responsibilities include, among other things:

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  appointing, evaluating, compensating, overseeing the work of and, if appropriate, terminating the appointment of the independent auditor;

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  overseeing the Company's financial reporting, including reviewing and discussing with management, the independent auditor and a member of the internal audit function, prior to public release, the Company's annual and quarterly financial statements to be filed with the SEC;

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  overseeing management's design and maintenance of the Company's internal control over financial reporting and disclosure controls and procedures; and

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  reviewing and discussing with management and the independent auditor the Company's financial risk exposures and assessing the policies and procedures management has implemented to monitor and control such exposures.

        The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

  Compensation Committee

        The Compensation Committee consists of four members: Mr. Schofield (Chairman), Ms. Infante, Ms. Reeve and Mr. Thompson. The Compensation Committee held five meetings during 2015.

        As described more fully in its charter, the Compensation Committee responsibilities include, among other things:

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  reviewing and approving the Company's compensation plans, practices and policies for directors and executive officers, including a review of any risks arising from compensation practices and policies for employees that are reasonably likely to have a material adverse effect on the Company;

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  reviewing the Company's succession plans for executive officers, where requested to do so by the Board;

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  making recommendations to the Board regarding the establishment and terms of any incentive compensation or equity-based plans and monitoring their administration; and

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  before selecting or receiving advice from a compensation advisor (other than in-house legal counsel), considering various factors, including the provision of other services to the Company by the firm employing the compensation advisor; the amount of fees received from the Company by the person that employs the compensation advisor as a percentage of the total revenue of the person that employs the compensation advisor; the policies or procedures of the person employing the compensation advisor that are designed to prevent conflicts of interest; any business or personal relationship of the compensation advisor with a member of the Compensation Committee; any stock of the Company owned by the compensation advisor; and any business or personal relationship of the compensation advisor or the person employing the compensation advisor with an executive officer of the Company.

        The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of four members: Messrs. Thompson (Chairman), Brewington and Janzen and Ms. Reeve. The Nominating and Corporate Governance Committee held four meetings during 2015.

        As described more fully in its charter, the Nominating and Corporate Governance Committee responsibilities include, among other things:

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  identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for: (i) nomination for election by the stockholders and (ii) any Board vacancies that are to be filled by the Board, subject to any rights regarding the selection of directors by holders of preferred shares and any other contractual or other commitments of the Company;

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  developing and recommending to the Board, overseeing the implementation and effectiveness of, and recommending modifications as appropriate to, a set of corporate governance guidelines applicable to the Company;

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  reviewing annually with the Board the composition of the Board as a whole and a succession plan in the event one or more directors ceases to serve for any reason; and

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  identifying appropriate director development and continuing education opportunities and making recommendations to the Board as appropriate.

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

  Technology Strategy and Oversight Committee

        The Technology Strategy and Oversight Committee is an ad-hoc committee of the Board and consists of three members: Messrs. Brewington (Chairman), Bross and Lynch. The Technology Strategy and Oversight Committee held four meetings during 2015.

        Among other things, the purposes of the Technology Strategy and Oversight Committee include providing advice to the Board with respect to: the development and implementation of major strategies relating to the Company's approach to technical and commercial innovation and the process of innovation and technology acquisition to assure ongoing business growth; the evaluation of the implications of new technologies on the Company's competitive position; the research, development and implementation of improvements to the Company's existing technologies; the assessment of the strength and competitiveness of the Company's engineering processes and disciplines; and the assessment of the Company's engineering leadership strategy and the review of critical technologists' development and talent planning processes. The Technology Strategy and Oversight Committee also performs any other activities or responsibilities from time to time assigned to it by the Board. The Technology Strategy and Oversight Committee, however, does not have any authority to act on behalf of or bind the Company unless the Board delegates such authority to the Technology Strategy and Oversight Committee.

        The Technology Strategy and Oversight Committee operates pursuant to a written charter adopted by the Board, a current copy of which is available at www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance.

Compensation Committee Interlocks and Insider Participation

        During 2015, the members of the Compensation Committee were Mr. Schofield (Chairman), Ms. Infante, Ms. Reeve and Mr. Thompson. No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of our Board or Compensation Committee of any other company, and none of these interlocking relationships have existed in the past.

        H. Brian Thompson, an independent member of the Company's Board of Directors, is the Executive Chairman of GTT Communications, Inc., a leading global cloud networking provider to multinational clients ("GTT"). In October 2015, GTT completed the acquisition of One Source Networks Inc., a provider of global data, Internet, SIP trunking and managed services ("One Source"). One Source is a customer of the Company. The Company had a well-established and ongoing business relationship with One Source prior to its acquisition by GTT. The Company recognized revenue aggregating approximately $150,000 in the year ended December 31, 2015, pursuant to the terms of a contract between the parties, effective June 28, 2010. The Company believes the terms of this contract are consistent with third-party arrangements that provide similar services. Mr. Thompson, whose term is scheduled to expire at our 2016 annual meeting of stockholders, is not standing for re-election.

Director Nomination Process

        The Nominating and Corporate Governance Committee encourages the selection of directors who will contribute to our overall corporate goals of responsibility to our stockholders, customers and employees. The Nominating and Corporate Governance Committee reviews from time to time the appropriate skills and characteristics required of individual directors to contribute to our success in today's business environment. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

        In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria generally set forth in the Nominating and Corporate Governance Committee Charter. There are no specific minimum qualifications for a recommended nominee to our Board; however, the Nominating and Corporate Governance Committee considers, among other skills and criteria, the following criteria for nomination as a director: demonstrated business knowledge and experience and an ability to exercise sound judgment in matters that relate to our current and long-term objectives; commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its committees; a reputation for integrity, honesty and adherence to high ethical standards; the ability and experience to understand the sometimes conflicting interests of our various constituencies and to act in the interests of all stockholders; and the absence of any conflict of interest that would impair the nominee's ability to represent the interest of all our stockholders and to fulfill the responsibilities of being a director. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects a diversity of experiences, gender, ethnicity, backgrounds and skills. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date.

        Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates. All director candidates will be evaluated based on the criteria identified above, regardless of the identity of the individual or entity or person who proposed the director candidate. A stockholder who wishes to propose a candidate may provide the candidate's name and a detailed background of the candidate's qualifications to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886. Stockholders may also directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under the section entitled "Stockholder Proposals For Presentation At 2017 Annual Meeting."

Board Leadership Structure

        The Company's by-laws delegate to the Board the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and CEO. The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision to combine or separate the Chairman and CEO roles is determined on the basis of what the Board considers to be best for the Company at any given point in time. The current Board leadership structure separates the roles of Chairman and CEO. The independent Chairman meets regularly with the CEO to discuss appropriate business to come before the Board and its committees and actively recommends agenda items for Board meetings.

        The Board believes that this separation of roles and the current Board leadership structure is most appropriate for the Company at this time because it believes that the leadership structure offers the following benefits:

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  Increasing the independent oversight of Sonus and enhancing our Board's objective evaluation of our CEO;

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  Liberating the CEO to focus on company operations instead of Board administration;

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  Providing the CEO with an experienced sounding board;

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  Providing greater opportunities for communication between stockholders and our Board;

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  Enhancing the independent and objective assessment of risk by our Board; and

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  Providing an independent spokesperson for our Company.

        The duties of the independent Chairman of the Board, among others, are to:

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  convene and preside over Board meetings; convene and preside over executive sessions or other meetings of the independent directors;

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  consult with the CEO as to agenda items and appropriate materials for Board and committee meetings;

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  coordinate with committee chairs in the development and recommendations relative to Board and committee meeting content and schedules; and

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  provide the CEO's annual performance evaluation communicating the feedback from the Compensation Committee and the Board.

Executive Sessions of the Board

        The Company's Board is structured to promote independence. All but one member of the Board are independent directors. Under our Corporate Governance Guidelines, our independent directors are required to meet regularly in executive session without management to review the performance of management and our Company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the Board. We expect the Board to have a least four executive sessions each year.

        The Board's leadership is designed so that independent directors exercise oversight of the Company's management and key issues related to strategy and risk. Only independent directors serve on the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Technology Strategy and Oversight Committee. The Board of Directors believes its leadership structure provides for appropriate independence between the Board and management.

Stock Ownership Policy

        The Board believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, in September 2014, the Board adopted a stock ownership policy for our non-employee directors, our Chief Executive Officer and our other Section 16 reporting officers. For additional information regarding our stock ownership policy, please see the section entitled "Compensation Discussion and Analysis—Stock Ownership Requirements" below.

Additional Governance Matters

  Code of Ethics

        Our Board has adopted a written Code of Conduct, which qualifies as a "code of ethics" as defined by the regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act. The Code of Conduct is intended to provide guidance on the conduct expected of Sonus' employees, officers and directors in the interests of preserving Sonus' reputation for integrity, accountability and fair dealing. To ensure that our business is conducted in a consistently legal and ethical manner, all of our directors, officers and employees must act in accordance with our Code of Conduct.

        We intend to disclose any amendment to or waiver of a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website available at www.sonusnet.com and/or in our public filings with the SEC.

  Public Availability of Corporate Governance Documents

        For more corporate governance information, you are invited to access our key corporate governance documents, including our Corporate Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Technology Strategy and Oversight Committee on our corporate website at www.sonus.net or in print if you request them from our corporate secretary. The references in this Proxy Statement to our corporate website are not intended to, and do not, incorporate by reference into this Proxy Statement any materials contained on such website.

        Additionally, a current copy of our Code of Conduct is available on our website www.sonusnet.com, in the section entitled Company—Investor Relations—Corporate Governance. A copy of the Code of Conduct may also be obtained, free of charge, from us upon a request directed to our corporate secretary at: Sonus Networks, Inc., 4 Technology Park Drive, Westford, Massachusetts 01886, Attention: Corporate Secretary.

  Stockholder Communications with the Board of Directors

        Stockholders may communicate with our Board by writing, calling or e-mailing our Investor Relations Department at Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886, Attention: Investor Relations, (978) 614-8440, ir@sonusnet.com. Our Investor Relations Department will review all such communications and will forward to the Chairman of the Audit Committee all communications that raise an issue appropriate for consideration by our Board.

 AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        We reviewed Sonus' audited financial statements for the fiscal year ended December 31, 2015 and discussed these financial statements with Sonus' management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Sonus' management is responsible for Sonus' financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Sonus' independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), is responsible for performing an independent audit of Sonus' financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report on those financial statements and issuing a report on the effectiveness of Sonus' internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by SEC Regulation S-X Rule 2-07 and PCAOB Standard No. 16, Communications with Audit Committees.

        Deloitte provided us with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. This rule requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm's professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. In addition to engaging in this discussion with Deloitte regarding its independence, we also considered whether Deloitte's provision of other, non-audit related services to Sonus is compatible with maintaining Deloitte's independence.

        Based on our discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Sonus Board of Directors that the audited financial statements be included in Sonus' Annual Report on Form 10-K for the year ended December 31, 2015.

Submitted by, AUDIT COMMITTEE: Scott E. Schubert (Chairman) John P. Cunningham Howard E. Janzen John A. Schofield

DIRECTOR COMPENSATION

Director Cash Compensation

        Our President and Chief Executive Officer, the one member of our Board who is an employee and officer of Sonus, receives no compensation for his service as a director. The fee structure for our non-employee directors for fiscal year 2015 was as follows:

Description of Board and Committee Service	Board Member Annual Fee
Board	$40,000
Audit Committee(1)	$10,000
Compensation Committee(1)	$7,500
Nominating and Corporate Governance Committee(1)	$5,000
Technology Strategy and Oversight Committee(1)	$5,000
Non-Executive Chairman of the Board(2)	$20,000
Audit Committee Chair(3)	$20,000
Compensation Committee Chair(3)	$15,000
Nominating and Corporate Governance Committee Chair(3)	$10,000
Technology Strategy and Oversight Committee Chair(3)	$10,000

(1)
Compensation for service as a committee member is in addition to compensation paid for Board service.

(2)
Compensation for service as the Non-Executive Chairman is in addition to compensation paid for Board service.

(3)
Compensation for service as a committee chair includes all compensation for service on such committee.

        Directors also are eligible to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at our Board or committee meetings.

        In connection with stockholder approval at the 2015 annual meeting of stockholders to amend the Plan to, among other things, institute a one-year minimum vesting period on awards under the Plan to enhance the link between future equity grants and the Company's long-term growth and performance, our Board amended our non-employee director compensation program to clarify that shares of restricted stock will vest on the first anniversary of the grant date; provided, however, that the Board agreed that such shares of restricted stock would vest on the date of the next annual meeting of stockholders of the Company if such annual meeting occurs prior to the first anniversary of the grant date and, at such annual meeting, a non-employee director does not stand for re-election or, after standing for re-election, is not re-elected by the stockholders of the Company. All cash fees paid to non-employee directors remain the same.

Director Equity Compensation

        For 2015, non-employee directors were also entitled to equity compensation as follows:

Type of Grant	Cash Value of Shares of Common Stock Underlying Options(1)	Cash Value of Shares of Restricted Stock
Initial grant(2)	—	$200,000
Grant for continuing non-employee directors(3)	—	$150,000

(1)
Upon voluntary cessation of Board service, vested stock options granted to non-employee directors remain outstanding and exercisable for the shorter of three years from the cessation date of the non-employee director or the original remaining life of the stock options, whichever is shorter.

(2)
The number of shares of restricted stock granted to each newly appointed non-employee director under the Plan is calculated by dividing $200,000 by the per share closing price of the Company's common stock on the grant date. Since no new directors were added to the Board in 2015, no shares of restricted stock were granted pursuant to this methodology in 2015.

(3)
To qualify to receive equity grants as a continuing non-employee director, a non-employee director must have been continuously serving on the Board since the Company's last annual meeting of stockholders.

The number of shares of restricted stock granted annually to each continuing non-employee director under the Plan is calculated by dividing $150,000 by the per share closing price of the Company's common stock on the grant date. On June 15, 2015, each continuing non-employee director received 19,532 shares of restricted stock under the Plan using this methodology. These restricted shares of common stock will vest on June 15, 2016; provided, however, for each of Mr. Brewington, Mr. Cunningham and Mr. Thompson, who are not standing for re-election at the 2016 annual meeting), the restricted stock received by each of them on June 15, 2015 will vest on June 9, 2016, the date of the 2016 annual meeting of stockholders.

Total Director Compensation for 2015

        The following table contains information on compensation earned by each non-employee member of our Board during 2015:

2015 Director Compensation

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
James K. Brewington	$55,000	$150,006	$205,006
Matthew W. Bross	$45,000	$150,006	$195,006
John P. Cunningham	$50,000	$150,006	$200,006
Beatriz V. Infante	$47,500	$150,006	$197,506
Howard E. Janzen	$75,000	$150,006	$225,006
Richard J. Lynch	$45,000	$150,006	$195,006
Pamela D.A. Reeve	$52,500	$150,006	$202,506
John A. Schofield	$65,000	$150,006	$215,006
Scott E. Schubert	$60,000	$150,006	$210,006
H. Brian Thompson	$57,500	$150,006	$207,506

(1)
As part of a Company's non-employee director stock-for-cash election program, Ms. Reeve and each of Messrs. Brewington, Bross, Cunningham, Janzen and Lynch elected to receive the full amount of their compensation in the form of shares of the Company's common stock ("2015 Full Director Shares") in lieu of annual retainer fees for fiscal year 2015. Mr. Thompson elected to receive half of his cash compensation in the form of shares of the Company's common stock ("2015 Part Director Shares" and collectively with the 2015 Full Director Shares, the "2015 Director Shares") in lieu of annual retainer fees for fiscal year 2015. Of the 2015 Director Shares granted on January 2, 2015, half of the 2015 Director Shares vested immediately on the January 2, 2015 grant date, while the remainder of such shares vested on July 1, 2015. The number of 2015 Director Shares granted to each director was equal to the applicable amount of cash compensation foregone by such director divided by the closing price of our common stock on the January 2, 2015 grant date. These 2015 Director Shares issued in lieu of cash were elective and thus not awarded in the form of our standard equity grants, which are otherwise generally subject to vesting through the fourth anniversary of the grant date.

(2)
The amounts in this column do not reflect compensation actually received by the director. Instead the amounts reflect the grant date fair value of 2015 awards of restricted stock, as calculated in accordance with Accounting Standards Codification 718, Compensation—Stock-Based Compensation ("ASC 718"). The grant date fair values of restricted stock awards granted to our directors are equal to the closing price of our common stock on the date of grant. The number of shares granted to each director is rounded up to account for any partial share amounts.

        At December 31, 2015, our non-employee directors held options to purchase the following aggregate numbers of shares: Mr. Brewington, 30,826; Mr. Bross, 13,496; Mr. Cunningham, 28,826; Ms. Infante, 30,826; Mr. Janzen, 38,826; Mr. Lynch, 13,496; Ms. Reeve, 11,645; Mr. Schofield, 28,326; Mr. Schubert, 30,826; and Mr. Thompson, 29,826. With the exception of 7,500 options held by Mr. Schofield, none of the options held by our non-employee directors have exercise prices below $7.13 (the closing price of our common stock on December 31, 2015).

        At December 31, 2015, each of our non-employee directors held 19,532 unvested shares of our common stock.

 EXECUTIVE OFFICERS OF THE REGISTRANT

        The executive officers of the Company as of the date hereof are listed below.

Name	Age	Position
Raymond P. Dolan	58	President and Chief Executive Officer
Mark T. Greenquist	57	Chief Financial Officer and Treasurer
Anthony Scarfo	55	Executive Vice President, Services, Product Management and Corporate Development
Jeffrey M. Snider	52	Chief Administrative Officer, Senior Vice President, General Counsel and Corporate Secretary
Kevin Riley	45	Senior Vice President, Engineering and Chief Technology Officer
Michael Swade	53	Senior Vice President, Worldwide Sales

        Biographical information regarding each executive officer other than Raymond P. Dolan is set forth below. Mr. Dolan's biographical information is set forth above under the section entitled "Proposal 1—Election of Directors."

        Mark T. Greenquist has been our Chief Financial Officer since November 2013. Prior to joining Sonus, he was the Chief Financial Officer at Siemens Enterprise Communications Limited (now Unify), a leading provider of enterprise communications solutions, from May 2013 to October 2013. He previously served as the President and Chief Executive Officer of Telcordia Technologies, Inc., a telecommunications research and development company, from May 2007 to August 2012 and served as its Senior Vice President and Chief Financial Officer from July 2005 to May 2007. He served as Chief Financial Officer and Senior Vice President, Finance of Symbol Technologies, Inc., a manufacturer and supplier of data capture and delivery equipment, from February 2003 to June 2005. Prior to his tenure at Symbol Technologies, Inc., Mr. Greenquist served as Executive Vice President and Chief Financial Officer of Agere Systems Inc. from January 2001 to February 2003. Prior to joining Agere Systems Inc., Mr. Greenquist served as Vice President of Finance and Chief Financial Officer of General Motors Europe from January 1999 to January 2001. From October 1998 to January 1999, he served as Vice President and Corporate Treasurer of Delta Air Lines Inc. Prior to joining Delta Air Lines Inc., Mr. Greenquist was at General Motors (now Motors Liquidation Company) from 1986 to 1998, where he held a variety of positions, including Assistant Treasurer of General Motors, Chief Financial Officer and Managing Director of General Motors Poland, and Corporate Treasurer and Manager of Commercial Finance of Saab Automobile AB. Mr. Greenquist holds a Bachelor of Arts degree in Economics from Dartmouth College and a Master's in Business Administration degree with concentration in Finance from Columbia University Graduate School of Business.

        Anthony Scarfo has been our Executive Vice President, Services, Product Management and Corporate Development since October 2013, and was previously our Senior Vice President, Technology Development from May 2012 to October 2013; Vice President and General Manager of Trunking, Policy and Business Development from February 2012 to May 2012; and Vice President of Business Development from September 2011 to February 2012. Mr. Scarfo is in charge of product development and global engineering. Prior to joining Sonus, Mr. Scarfo was the Vice President of Global Services Providers and System Integrators at Polycom, Inc., a leader in open, standards-based unified communications and collaboration solutions for voice and video collaboration, from February 2010 to May 2011, where he was responsible for developing Polycom, Inc.'s cloud strategy to deploy video and voice infrastructure for Managed and Hosted Unified Communication services. Previously, Mr. Scarfo was the Chief Strategy Officer and Head of Global Channels at ECI Telecom, which delivers communications platforms to carriers and services providers worldwide, from July 2006 to January 2010, where he led the development of a multi-faceted business strategy and developed a partner program with strategic and original equipment manufacturer partners. He also served as Vice President of

Global Alliances and Partnerships at Juniper Networks, Inc., which designs, develops and sells network infrastructure products and services, from July 2002 to June 2006. Mr. Scarfo started his career at AT&T Inc., a premier communications holding company, and held leadership roles at Lucent Technologies, which designed and delivered systems, services and software for next-generation communications networks. Mr. Scarfo holds a Bachelor of Science degree in computer information systems from Manhattan College and a Master of Business Administration degree from Seton Hall University.

        Jeffrey M. Snider has served as our Chief Administrative Officer since September 2012 and our Senior Vice President, General Counsel and Secretary since June 2009. Prior to joining Sonus, from 2006 to 2008, Mr. Snider served in a dual legal and operating role as Executive Vice President and General Counsel of BMS, Inc., a provider of hardware, software and services to the legal industry. From 2003 to 2006, Mr. Snider was the Senior Vice President and General Counsel of Geac Computer Corporation, Ltd., a global software and services provider. Prior to Geac Computer Corporation, Ltd., Mr. Snider was Senior Vice President and General Counsel at Lycos, Inc., an industry-leading Internet conglomerate, from 1997 to 2002. Before his in-house career, Mr. Snider was a member of the Boston law firm of Hutchins & Wheeler. Mr. Snider served as a Director on the Board of the New England Legal Foundation from 2001 to 2009, and was a Trustee of the Boston Bar Foundation from 2003 to 2007. Mr. Snider holds a Bachelor of Arts degree from Amherst College and a Juris Doctor from the University of Virginia School of Law.

        Kevin Riley has served as our Senior Vice President, Engineering and Chief Technology Officer since February 2016. Previously, Mr. Riley served as our Vice President, Engineering and Chief Technology Officer from July 2014 to January 2016; Vice President of Platform Engineering from October 2012 to July 2014; and a Sonus Fellow from May 2011 to September 2012. Prior to joining Sonus, he was the Software Development Director at Verivue, Inc., a content delivery network software company, from August 2009 to May 2011. Mr. Riley holds a Bachelor of Science degree in Electrical Engineering from the University of Massachusetts, Amherst and a Master of Science degree in Electrical Engineering from Northeastern University.

        Michael R. Swade has served as our Senior Vice President, Worldwide Sales since September 2014, and was previously our Interim Senior Vice President, Worldwide Sales and Marketing from July 2014 to September 2014 and Vice President and General Manager, Americas from May 2014 to July 2014. Prior to joining Sonus, from September 2011 to May 2014, he was the Executive Vice President, Sales at York Telecom Corporation ("Yorktel"), a global provider of unified communications and collaboration, cloud, and video managed services for large enterprise and federal government customers. Prior to his tenure at Yorktel, from February 2011 to September 2011, Mr. Swade acted as an independent consultant. From November 2010 to February 2011, Mr. Swade served as the Senior Vice President, Global Field Operations at Polycom, Inc. He was also Polycom, Inc.'s President, Europe from January 2010 to November 2010; Vice President, Service Provider and Unified Communications Sales from January 2008 to January 2010; and Vice President, Global Account Sales from January 2007 to January 2008. Mr. Swade holds a Bachelor of Science degree in Marketing from Eastern Illinois University and a Master of Business Administration degree from Dominican University.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

        The following table sets forth information regarding beneficial ownership of our common stock as of March 15, 2016 by:

  •
  each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

  •
  each of our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers serving as executive officers at December 31, 2015;

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that the person has the right to acquire within 60 days of March 15, 2016, through the exercise of any stock option or other equity right, are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of March 15, 2016 is based upon 49,410,107 shares of common stock outstanding on that date plus shares subject to options to the extent noted below.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers:
Raymond P. Dolan(1)	1,711,561	3.46%
Mark T. Greenquist(2)	209,276	*
Anthony Scarfo(3)	375,250	*
Kevin Riley(4)	153,421	*
Michael R. Swade(5)	108,148	*
Non-Employee Directors:
James K. Brewington(6)	76,033	*
Matthew W. Bross(7)	52,507	*
John P. Cunningham(8)	73,844	*
Beatriz V. Infante(9)	73,081	*
Howard E. Janzen(10)	81,099	*
Richard J. Lynch(11)	52,507	*
Pamela D.A. Reeve(12)	50,836	*
John A. Schofield(13)	57,780	*
Scott E. Schubert(14)	68,188	*
H. Brian Thompson(15)	76,863	*
All current executive officers and directors as a group (16 persons)(16)	3,507,527	7.10%
5% Owners:
Capital Research Global Investors—333 South Hope Street, Los Angeles, CA 90071(17)	5,281,500	10.69%
First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation—120 East Liberty Drive, Suite 400, Wheaton, IL 60187(18)	3,658,175	7.40%
The Vanguard Group, Inc.—100 Vanguard Blvd., Malvern, PA 19355(19)	3,119,776	6.31%
BlackRock Inc.—55 East 52nd Street, New York, NY 10055(20)	2,787,519	5.64%

*
Less than 1% of the outstanding shares of common stock

(1)
Includes 634,088 shares subject to outstanding options that are exercisable as of May 14, 2016 and 250,000 shares of restricted stock subject to vesting.

(2)
Includes 70,834 shares subject to outstanding options that are exercisable as of May 14, 2016 and 88,750 shares of restricted stock subject to vesting.

(3)
Includes 243,124 shares subject to outstanding options that are exercisable as of May 14, 2016 and 62,500 shares of restricted stock subject to vesting.

(4)
Includes 54,375 shares subject to outstanding options that are exercisable as of May 14, 2016 and 85,000 shares of restricted stock subject to vesting.

(5)
Includes 15,000 shares subject to outstanding options that are exercisable as of May 14, 2016 and 88,750 shares of restricted stock subject to vesting.

(6)
Includes 30,549 shares subject to outstanding options that are exercisable as of May 14, 2016 and 19,532 shares of restricted stock subject to vesting.

(7)
Includes 13,496 shares subject to outstanding options that are exercisable as of May 14, 2016 and 19,532 shares of restricted stock subject to vesting.

(8)
Includes 28,549 shares subject to outstanding options that are exercisable as of May 14, 2016 and 19,532 shares of restricted stock subject to vesting.

(9)
Includes 30,549 shares subject to outstanding options that are exercisable as of May 14, 2016 and 19,532 shares of restricted stock subject to vesting.

(10)
Includes 28,549 shares subject to outstanding options that are exercisable as of May 14, 2016 and 19,532 shares of restricted stock subject to vesting.

(11)
Includes 13,496 shares subject to outstanding options that are exercisable as of May 14, 2016 and 19,532 shares of restricted stock subject to vesting.

(12)
Includes 11,645 shares subject to outstanding options that are exercisable as of May 14, 2016 and 19,532 shares of restricted stock subject to vesting.

(13)
Includes 28,049 shares subject to outstanding options that are exercisable as of May 14, 2016 and 19,532 shares of restricted stock subject to vesting.

(14)
Includes 30,549 shares subject to outstanding options that are exercisable as of May 14, 2016 and 19,532 shares of restricted stock subject to vesting.

(15)
Includes 29,549 shares subject to outstanding options that are exercisable as of May 14, 2016 and 19,532 shares of restricted stock subject to vesting.

(16)
Includes 1,406,734 shares subject to outstanding options that are exercisable as of May 14, 2016, and 834,070 shares of restricted stock subject to vesting owned by our current directors and executive officers. Each of our current directors and executive officers may be reached at 4 Technology Drive, Westford, Massachusetts 01886.

(17)
According to a Schedule 13G/A No. 1 filed with the SEC on February 16, 2016, reporting the beneficial ownership of 5,281,500 shares of our common stock, Capital Research Global Investors reported sole voting and dispositive powers with respect to all 5,218,500 shares, and shared voting and dispositive powers with respect to none of the shares. Capital Research Global Investors is a division of Capital Research and Management Company, which acts as investment adviser to various investment companies registered under the Investment Company Act of 1940. Capital Research Global Investors reported that it held more than 5% of our outstanding common stock on behalf of SMALLCAP World Fund, Inc.

(18)
According to a Schedule 13G jointly filed with the SEC on January 28, 2016, reporting the beneficial ownership of 3,658,175 shares of our common stock, each of First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation reported shared voting and dispositive powers with respect to all 3,658,175 shares, and sole voting and dispositive powers with respect to none of the shares. The Charger Corporation is the General Partner of both First Trust Portfolios L.P. and First Trust Advisors L.P.

(19)
According to a Schedule 13G/A No.2 filed with the SEC on February 11, 2016, reporting the beneficial ownership of 3,119,776 shares of our common stock, The Vanguard Group, Inc. reported that it had sole dispositive power with respect to 3,059,844 shares of common stock, shared dispositive power over 59,932 shares of common stock, sole voting power with respect to 67,732 shares, and shared voting power with respect to none of the shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner with respect to 59,932 of the shares mentioned above as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner with respect to 2,800 of the shares mentioned above as a result of its serving as investment manager of Australian investment offerings.

(20)
According to a Schedule 13G/A No. 1 filed with the SEC on January 27, 2016, reporting the beneficial ownership of 2,787,519 shares of our common stock, BlackRock Inc. reported that it had sole voting power with respect to 2,678,599 shares, sole dispositive power with respect to 2,787,519 shares, and shared voting and dispositive powers with respect to none of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and subsequent changes in that ownership with the SEC. Based solely on a review of the copies of reports furnished to us and the written representations of our directors and executive officers, we believe that during the year ended December 31, 2015, our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

        Our Board has adopted a written related party transaction policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who, in consultation with our CEO, will determine whether the contemplated transaction or arrangement requires the approval or ratification of the Audit Committee, the Compensation Committee (in the case of compensation of executive officers), both or neither. The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company and its stockholders, as the applicable committee determines in good faith. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction. If the Committee determines not to approve or ratify a related person transaction, such transaction will not be entered into or will be terminated, as the Audit Committee will direct.

        Other than as described in the next paragraph and the compensation arrangements described elsewhere in this Proxy Statement, since January 1, 2015, there has not been, and there is not currently proposed, any transaction or series of similar transactions (i) to which we were or will be a participant, (ii) in which the amount involved exceeded or will exceed $120,000, and (iii) in which any director, executive officer or a holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

        H. Brian Thompson, an independent member of the Company's Board of Directors, is the Executive Chairman of GTT Communications, Inc., a leading global cloud networking provider to multinational clients ("GTT"). Howard Janzen is the independent Chairman of the Company's Board of Directors and also serves as an independent director of GTT. In October 2015, GTT completed the acquisition of One Source Networks Inc., a provider of global data, Internet, SIP trunking and managed services ("One Source"). One Source is a customer of the Company. The Company had a well-established and ongoing business relationship with One Source prior to its acquisition by GTT. The Company recognized revenue aggregating approximately $150,000 in the year ended December 31, 2015, pursuant to the terms of a contract between the parties, effective June 28, 2010. The Company believes the terms of this contract are consistent with third-party arrangements that provide similar services. Mr. Thompson, whose term is scheduled to expire at our 2016 annual meeting of stockholders, is not standing for re-election.

COMPENSATION COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The Compensation Committee consists of John A. Schofield (Chairman), Beatriz V. Infante, Pamela D.A. Reeve and H. Brian Thompson. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by, COMPENSATION COMMITTEE: John A. Schofield (Chairman) Beatriz V. Infante Pamela D.A. Reeve H. Brian Thompson

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis contains statements regarding Company performance targets and goals. These targets and goals are discussed in the limited context of our compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.

 Executive Summary

Overview

        This Compensation Discussion and Analysis ("CD&A") section explains our compensation philosophy, summarizes the material components of our compensation programs and reviews compensation decisions made by the Compensation Committee, a committee comprised exclusively of independent directors, for the five executives identified as named executive officers ("NEOs") in the Summary Compensation Table below.

2015 NEOs

        The NEOs for 2015 are:

  •
  Raymond P. Dolan, President and Chief Executive Officer

  •
  Mark T. Greenquist, Chief Financial Officer

  •
  Kevin Riley, Senior Vice President, Engineering and Chief Technology Officer

  •
  Anthony Scarfo, Executive Vice President, Services, Product Management and Corporate Development

  •
  Michael Swade, Senior Vice President, Worldwide Sales

2015 Financial and Strategic Performance of the Company

        Although we experienced a very challenging first half of 2015 as a large number of customers pushed out their spending plans into the second half of 2015, we focused on achieving a significant improvement in our revenue in the third and fourth quarters of 2015, and our second half 2015 revenues recovered back to levels consistent with our second half 2014 revenue performance. We developed and executed a restructuring plan, which was substantially completed by the second quarter of 2015 and created operating leverage that resulted in year-over-year improvements in operating margins and diluted earnings per share.

        Highlights from the results of the Company's full year ended December 31, 2015 include the following (a reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A):

2015 FINANCIAL PERFORMANCE

  •
  Total revenue was $249.0 million, compared to $296.3 million in 2014. Despite this year-over-year decrease, our total revenue was $76.3 million in the fourth quarter of 2015, compared to $76.8 million in the fourth quarter of 2014, with revenue of $144.2 million in the second half of 2015, compared to $150.0 million in the second half of 2014

  •
  Product revenue was $141.9 million in 2015, compared to $182.5 million in 2014, with product revenue of $90.0 million in the second half of 2015, compared to $91.5 million in the second half of 2014

  •
  Total 2015 GAAP gross margin was 64.9%, compared to 65.3% in 2014. Total 2015 Non-GAAP gross margin was 67.8%, compared to 67.4% in 2014

  •
  Total fourth quarter 2015 GAAP gross margin was 68.5%; total fourth quarter 2015 Non-GAAP gross margin was a record high 71.4%

  •
  2015 GAAP operating expenses were $192.9 million, compared to $210.7 million in 2014. Total 2015 Non-GAAP operating expenses were $168.4 million, compared to $179.0 million in 2014

  •
  2015 GAAP loss per share was $0.64; 2015 Non-GAAP loss per share was $0.02

  •
  GAAP diluted earnings per share for the fourth quarter of 2015 was $0.09; Non-GAAP diluted earnings per share for the fourth quarter of 2015 was a record-high $0.23

  •
  Cash and investments were $142.2 million at year-end, compared to $126.9 million at the end of the third quarter of 2015

2015 STRATEGIC PERFORMANCE

We are leading the way in virtualization:

  •
  We believe virtualization is the next step in the progression from circuit-based communications to communications based on IP, and allows network operators to operate more flexibly and efficiently by shifting network functions and capacities as demand dictates

  •
  In May 2015, we completed our multi-phase strategy to deliver a completely virtualized product portfolio

  •
  Our virtualized product suite has a common management and hardened code base, giving customers investment protection and peace of mind with an easy migration path from today's appliance-based network to NFV and the cloud

We introduced a virtualized cloud exchange networking platform based on our acquisition of VellOS from Treq Labs, Inc.:

  •
  In January 2015, we acquired from Treq Labs, Inc. certain assets for designing, developing, marketing, selling, servicing and maintaining SDN technology, which optimize networks for voice, video and Unified Communications for both enterprise and service provide customers

  •
  Through this acquisition, we introduced VellOS, a virtualized cloud exchange networking platform that integrates private, hybrid and public clouds into one IT environment

Our virtualized products were honored with industry-wide recognition:

  •
  As a leader in virtualization, we received numerous industry awards and distinctions relating to our virtualized products, including the 2015 Products of the Year by TMC's INTERNET TELEPHONY magazine for the Sonus PSX SWe and the Sonus DSC SWe; the 2015 SDN Excellence Award Winner by INTERNET TELEPHONY magazine and SDN Zone for Sonus VellOS; the Award for Best Endpoint Registration When Using Secure TLS by Meircom; and the Bronze Recipient of the 2015 Product Line of the Year by Biz Awards International for the Sonus SBC portfolio

Executive Summary of 2015 Executive Compensation Decisions

        In making its compensation decisions for 2015, the Compensation Committee considered, among other things, our financial and operational results for the year and the achievement of the compensation objectives set by the Compensation Committee. Notwithstanding a significant decline in our stock price during the first half of 2015, our management team remained focused on executing the goals set by the Board and in return, the Company's revenues have rebounded and its profitability has increased considerably. In light of the achievements of the Company in the second half of 2015, the

Compensation Committee decided to award the management team accordingly. Highlights of the Company's 2015 executive compensation program included the following:

  •
  Despite achievement that would have resulted in a payout of 160% based on the metrics for our cash bonus plan established in June 2015, in March 2016, our Compensation Committee exercised its discretion in light of overall financial performance to reduce this amount to approximately 125% of target bonus (with the exception of one executive who received over 125% due to his performance during 2015 and his recent promotion).

  •
  In 2015, a significant portion of the compensation paid to our NEOs was in the form of equity, as opposed to cash. Such equity awards not only constitute a meaningful portion of the long-term equity incentive compensation for our NEOs, but they also help to build and maintain a long-term equity ownership position in the Company so that the interests of our NEOs are further aligned with those of our stockholders.

  •
  In 2015, we issued PSUs to our Chief Executive Officer and his direct reports. These awards are tied directly to our stock performance, such that the underlying shares will vest, if at all, in annual installments over three years, based on our TSR relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index at the time of grant. In February 2016, the Compensation Committee determined that the performance metric relating to our 2015 stock price for these PSUs was not achieved. Therefore, our Chief Executive Officer and his direct reports forfeited one-third of their PSUs, or 37,081 shares in the aggregate, subject to such awards.

        In 2015, our NEOs received three forms of equity compensation—grants of stock options, grants of time-vesting restricted stock and grants of time- and performance-vesting PSUs. The chart below illustrates the proportion of direct compensation comprised of cash and equity-related awards. The "Target bonus" components represent 100% of target bonus:

2015 Target Compensation Components of CEO and Other Named Executive Officers
(as a Percentage of Total Direct Compensation)

Strong Governance and Existing Strong Pay Practices

        We believe that our executive compensation program supports our business strategies and talent management objectives and is consistent with governance best practices that serve our stockholders' long-term interests. The following are some of the highlights of our program design and pay practices:

What We Do	What We Don't Do

✓ Consult with an independent compensation consultant	× No tax gross-up provisions
✓ Maintain robust clawback provisions	× No pension plans or other post-employment benefit plans
✓ Conduct an annual risk assessment of our pay practices	× No option repricing without stockholder approval
✓ Maintain robust stock ownership guidelines	× No option backdating
✓ Conduct an annual review of pay levels	× No severance multipliers in excess of 2 times pay
✓ Grant very limited perquisites to our NEOs
✓ Solicit stockholder input and incorporate their feedback
✓ Maintain a policy discouraging executive hedging of stock and no such transactions to date

2015 Say-on-Pay Results

Responsiveness to Stockholders

        Stockholder Concerns Addressed:    In response to comments from our stockholders to date, including the vote in support of our Say-on-Pay proposal at our 2015 annual meeting of stockholders, and to demonstrate our commitment to strong corporate governance standards, we have taken the following actions, among others:

  •
  Established fixed financial metrics for our cash bonus plans;

  •
  Added performance awards to our equity incentive compensation mix;

  •
  Instituted share ownership guidelines for our CEO, our other Section 16 reporting officers and our Board; and

  •
  Adopted a formal clawback policy with respect to our executive incentive compensation.

        The feedback from our stockholder outreach process over the past few years and the results of the 2015 Say-on-Pay proposal have formed the basis for certain executive compensation practices, including:

  •
  Our Compensation Committee established fixed metrics for the 2015 annual cash incentive bonus plans that reward achievement of revenue and net income targets. Despite achievement of the revised performance targets that would have resulted in a cash bonus payout of 160%, in March 2016, our Compensation Committee exercised its discretion in light of our overall financial performance to reduce this amount to approximately 125% (with the exception of one executive who received over 125% due to his performance during 2015 and his recent promotion). For 2016, our Compensation Committee has established fixed metrics for the first half of the year, and has determined that it will set new metrics for the second half of the year, to reduce the possibility that the metrics are either too easy or too difficult to achieve.

  •
  In 2015, we issued PSUs to our Chief Executive Officer and his direct reports. These awards are tied directly to our stock performance, such that the underlying shares will vest, if at all, in annual installments over three years, based on our TSR relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index at the time of grant. In February 2016, the Compensation Committee determined that the performance metric relating to our 2015 stock price for these PSUs was not achieved. Therefore, our Chief Executive Officer and his direct reports forfeited one-third of their PSUs, or 37,081 shares in the aggregate, subject to such awards. Our CEO and his direct reports also continue to have PSUs at risk for the 2016 and 2017 fiscal years. Our Compensation Committee believes that PSU grants tied directly to our stock price more closely align the interests of our CEO and his direct reports with those of our stockholders.

  •
  In 2014, we established share ownership guidelines for our non-employee directors, our Chief Executive Officer and our other Section 16 reporting officers. The guidelines require each Board member to own five times his or her annual cash retainer and maintain this minimum amount of stock ownership throughout his or her tenure as a director of the Company; our Chief Executive Officer to own six times his annual base salary and maintain this minimum amount of stock ownership throughout his employment; and the other Section 16 reporting officers of the Company (the "Other Executives") to own one time his or her respective annual base salaries and maintain this minimum amount of stock ownership throughout his or her employment. Current directors, the current Chief Executive Officer and the current Other Executives are expected to achieve the applicable level of ownership on or before September 16, 2019. With respect to (i) future directors, they must achieve the applicable level of ownership within five years of their joining the Board; (ii) future chief executive officers, they must achieve the applicable level of ownership within six years of their becoming chief executive officer of the Company, and (iii) future Other Executives, they must achieve the applicable level of ownership within five years of their becoming an Other Executive. When establishing stock ownership guidelines, our Compensation Committee wanted to ensure that: (i) the motivations of our Board, our Chief Executive Officer and Other Executives are aligned with those of our stockholders; (ii) our Board, our Chief Executive Officer and Other Executives are invested in both the short- and long-term growth of our Company; and (iii) our Board, our Chief Executive Officer and Other Executives are focused on value creation being offered by the Company through its equity compensation programs.

  •
  Additionally, in 2014, our Compensation Committee adopted a formal clawback policy with respect to our executive incentive compensation, which will apply in the event we are required to prepare an accounting restatement after the adoption of the policy due to any material noncompliance with any financial reporting requirement under the U.S. federal securities laws. This policy would allow the Company to use reasonable efforts to recover from any current or former executive officer of the Company who received incentive-based compensation during the three-year period preceding the date on which the Company may be required to prepare an accounting restatement based on erroneous data, the excess of what would have been paid to the executive officer under the accounting restatement.

        We believe that our 2015 executive compensation program is responsive to the feedback we have received from stockholders and is aligned with stockholder interests. The Compensation Committee respects all stockholder votes, both for and against our compensation program. The Compensation Committee is committed to continued engagement between stockholders and the Company to fully understand diverse viewpoints and discuss the important connections between Sonus' compensation program, business strategy and long-term financial and operating performance.

Overview of the Company's Compensation Program

        The Company's executive compensation programs are administered by the Compensation Committee. In addition to attracting and retaining high caliber executives, the components of the executive compensation program are designed to reward both annual and long-term business performance. Additionally, other factors are critical, such as the successful execution of corporate strategies and fostering and driving continuous improvement and a high performance culture.

  Who Oversees the Company's Compensation Program?

  The Compensation Committee

        The Compensation Committee, which is comprised entirely of independent directors as defined by the independence standards of the NASDAQ Stock Market Rules, is primarily responsible for overseeing the Company's executive compensation program, after considering advice from an independent compensation consultant regarding competitive market pay practices. Our Board sets the overall corporate performance objectives for each year, while the Compensation Committee determines and approves the compensation level for the CEO; reviews and sets compensation levels of other key executive officers; evaluates the performance of these executives; and evaluates and approves all grants of equity-based compensation to the CEO and the other executive officers. All decisions regarding the CEO's compensation are made by the Compensation Committee in executive session without the CEO present. After the end of the fiscal year, the Compensation Committee reviews the actual corporate performance to determine the appropriate bonus amount, if any, to be paid to each eligible executive.

  Role of the Compensation Consultant

        The duties of the compensation consultant we engage are generally to evaluate executive compensation, perform an analysis on realized pay alignment with financial and stock performance, discuss general compensation trends, provide competitive market practice data and benchmarking, participate in the design and implementation of certain elements of the executive compensation program and assist our CEO in developing compensation recommendations to present to the Compensation Committee for the executive officers other than himself. The compensation consultant provides the Compensation Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors. The compensation consultant does not make specific recommendations on individual amounts for the executive officers or the independent directors, nor does the consultant determine the amount or form of executive and director compensation.

        In May 2014, the Compensation Committee replaced Pearl Meyer & Partners LLC ("Pearl Meyer") with Frederic W. Cook & Co., Inc. ("FW Cook") as its compensation consultant because the Compensation Committee's lead partner at Pearl Meyer moved to FW Cook. However, because the Compensation Committee's lead partner returned to Pearl Meyer a year later, the Compensation Committee decided to re-engage Pearl Meyer as its independent compensation consultant, effective June 2015. Since the re-engagement of Pearl Meyer as its compensation consultant in June 2015, the Compensation Committee conducted an assessment of Pearl Meyer's independence relative to standards prescribed by the SEC and determined that no conflicts existed. The Compensation Committee conducted a similar assessment with respect to FW Cook and also determined that no conflict existed.

  Roles of the Chief Executive Officer, the Chief Administrative Officer and the Vice President of Human Resources

        The CEO, in consultation with the Compensation Committee's compensation consultant, develops compensation recommendations for the Compensation Committee to consider. The CEO considers various factors when making individual compensation recommendations, including the relative importance of the executive's position within the organization, the individual tenure and experience of the executive, and the executive's individual performance and contributions to the Company's results.

        The Chief Administrative Officer and the Vice President of Human Resources work with the CEO to monitor existing compensation plans and programs applicable to NEOs and other executives, to recommend financial and other targets to be achieved under those plans and programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Compensation Committee to aid in making its decisions and, ultimately, to implement the decisions of the Compensation Committee.

        The Compensation Committee considers, but is not bound by, recommendations made by Company management.

  Compensation Philosophy and Practices

        Our compensation philosophy and practices are an important part of our business strategy. We have a rigorous performance and compensation management system and we believe our compensation processes and programs are aligned to provide strong incentive for success while appropriately balancing risk. Our overall executive compensation program is founded on three guiding principles:

  •
  We offer competitive compensation packages to attract executives from larger telecommunications companies that offer significantly greater cash compensation, and from smaller private telecommunications companies that offer greater perceived equity growth potential;

  •
  We offer incentive compensation to motivate our executives to transform Sonus from a media gateway company in a declining market into a profitable company in growing markets for SBCs, DSCs, policy/routing servers, network intelligence applications, and network analytics tools markets; and

  •
  We seek to retain our key executives in the face of other opportunities.

        We seek to accomplish these objectives by providing independent Board oversight; avoiding being overly rigid, formulaic or short-term oriented; encouraging and rewarding outstanding initiative, achievement, teamwork and a shared success environment; and reinforcing critical measures of performance derived from our business strategy and key success factors. These objectives, and our general compensation philosophy, are reviewed on an annual basis and updated as appropriate.

  Competitive Benchmarking

        The Compensation Committee, with the assistance of its compensation consultant, reviews market compensation data, including the compensation practices of selected similar companies (the "peer group"). The peer group consists of publicly traded industrial companies that are in the information technology and related sub-industries with market capitalization and revenue in a similar range to that of the Company. The compensation consultant reviews the business descriptions of potential peer companies to identify businesses generally in the telecommunications and/or networking industries. Then the Compensation Committee considers factors such as executive talent and business-line competitors, global scope and complexity, research and development expenses, and market capitalization-to-revenue multiples when selecting peers.

        For executive compensation relating to 2015, no changes were made to the peer group from the 2014 peer group. The 15 peer group companies noted below represented a broad cross section of sizes within the information technology industry and none were overly focused on hardware development. The Compensation Committee believed that this peer group was relevant for purposes of benchmarking executive pay because the component companies were similar to us with respect to business model profile and size in terms of revenue and market capitalization. FW Cook compiled compensation information from the peer group based on the publicly filed documents of each member of the peer group.*

	Data at Time of Peer Group Roster Selection
Company	Last Twelve Months Revenue ($ Millions)	Market Capitalization ($ Millions)

ADTRAN, Inc.	$660	$1,278
Aruba Networks, Inc.	$679	$2,144
BroadSoft, Inc.	$183	$764
Calix, Inc.	$378	$424
Extreme Networks, Inc.	$447	$559
F5 Networks, Inc.	$1,662	$8,293
Infinera Corporation	$562	$1,112
Ixia	$467	$1,023
Mavenir Systems, Inc.	$108	$420
Palo Alto Networks, Inc.	$532	$4,899
QLogic Corporation	$461	$1,111
RadiSys Corporation	$213	$129
Riverbed Technology, Inc.	$1,060	$3,164
Ruckus Wireless, Inc.	$281	$996
ShoreTel, Inc.	$337	$537
Sonus Networks, Inc.	$296	$877
*
All data was compiled by FW Cook, who obtained peer company financial market intelligence from S&P Capital IQ. The data generally represents revenue and operating income for the most recent four quarters available to FW Cook at the time it compiled the data in September 2014. The income statement metrics reflect trailing 12 month data, generally as of June 2014 and market capitalization as of June 30, 2014 (or, in the case of Sonus, June 27, 2014, the last day of its second fiscal quarter).

        For executive compensation relating to 2016, at Pearl Meyer's recommendation, the peer group was updated in February 2016 to remove (i) Aruba Networks, Inc. because it was acquired by HP Inc. in May 2015; (ii) Mavenir Systems, Inc. because it was acquired by Mitel Networks Corporation in April 2015; (iii) Riverbed Technology, Inc. because it was acquired by Thoma Bravo, a private equity investment firm, in April 2015; and (iv) Palo Alto Networks, Inc. because its market capitalization had grown too large in relation to the Company's market capitalization to make it a useful comparison. After a review to determine if there were any additional companies that would be appropriate to add to the 2015 peer group, the Compensation Committee decided to replace these four companies with: 8x8 Inc. and Xura, Inc. Compared to the peer group we used for 2015 executive compensation purposes, the 13 peer group companies for 2016 noted below represent a broader cross section of sizes within the information technology industry and none are overly focused on hardware development.

        The Compensation Committee believes that the revised peer group is relevant for purposes of benchmarking executive pay because the component companies are similar to us with respect to business model profile and size in terms of revenue and market capitalization. The revised peer group that we are using for evaluating 2016 compensation decisions consists of the companies below. Pearl Meyer compiled compensation information from the peer group based on the publicly filed documents of each member of the peer group.*

	Data at Time of Peer Group Roster Selection
Company	Last Twelve Months Revenue ($ Millions)	Market Capitalization ($ Millions)

8x8 Inc.	$184	$733
ADTRAN, Inc.	$605	$729
BroadSoft, Inc.	$255	$881
Calix, Inc.	$414	$405
Extreme Networks, Inc.	$541	$340
F5 Networks, Inc.	$1,920	$8,222
Infinera Corporation	$813	$2,567
Ixia	$506	$1,155
QLogic Corporation	$490	$898
RadiSys Corporation	$189	$99
Ruckus Wireless, Inc.	$359	$1,041
ShoreTel, Inc.	$360	$488
Xura, Inc.	$445	$561
Sonus Networks, Inc.	$250	$284
*
All data was compiled by Pearl Meyer, who obtained peer company financial market intelligence from S&P Capital IQ. The data generally represents revenue and operating income for the most recent four quarters available to Pearl Meyer at the time it compiled the data in November 2015. The income statement metrics reflect trailing 12 month data, generally as of September 2015 and market capitalization as of September 30, 2015.

  Compensation Components

        The Compensation Committee annually reviews the total fixed, cash incentive and equity incentive compensation received by our NEOs, including base salary, annual and long-term incentives, equity awards, and total equity in the Company. Our executive compensation program has four major components that support the Company's compensation objectives, each of which is discussed in detail below. The Compensation Committee reviews the executive compensation program on an annual basis.

        Compensation Mix.    A significant portion of our executive officers' total direct compensation (which includes base salary, cash bonus and equity-based incentives) opportunity is attributable to variable compensation—that is, the amount our executives earn is dependent upon Company performance. The equity-based component of each NEO's compensation package consists primarily of stock options and/or restricted stock, which vest over time and the value of which is tied to the Company's stock performance. These variable elements are intended to align the executives' performance and interests with Company performance and long-term stockholder value.

        The table below generally summarizes the elements of our compensation program for our NEOs:

Element	Form of Compensation	Purpose	Link to Company Performance

Base Salaries	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Low
Annual Cash Incentives	Cash*	Provide a direct incentive to achieve strong operating results	High
Long-Term Equity Incentives	Stock options and restricted shares of common stock	Encourage executive officers to build and maintain a long-term equity ownership position in Sonus so that their interests are aligned with those of our stockholders	High
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including 401(k) plan, premiums paid on long-term disability and life insurance	Benefit plans are part of a broad-based employee benefits program	Low
Executives do not generally enjoy any nonqualified deferred compensation plans or perquisites**
*
In connection with our Company-wide annual incentive bonus program, our NEOs were given the choice to receive all or half of their fiscal year 2015 bonuses (the "2015 Bonus"), if any were earned, in the form of shares of our common stock (the "2015 Bonus Shares"). Each NEO could also elect not to participate in this program and to earn his or her 2015 Bonus, if any, in the form of cash. Under this program, the amount of the 2015 Bonus, if any, for each executive would be determined by the Compensation Committee. The number of shares of common stock that would be granted to those NEOs who elected to receive their 2015 Bonus entirely in the form of shares of common stock would be calculated by dividing an amount equal to 1.5 times each NEO's 2015 Bonus earned by $20.55, the closing price of our common stock on January 2, 2015. Under this program, the 2015 Bonus, if any, would be granted and/or paid on a date concurrent with the timing of the payout of bonuses under our Company-wide incentive bonus program and would be fully vested on the date of grant. All of our NEOs elected to receive their entire 2015 Bonus in shares of common stock. However, in September 2015, the Compensation Committee considered the impact on employee retention and incentive compensation caused by the drop in the price of our common stock since January 2, 2015, and indicated its intention to pay the 2015 Bonus, if any is earned, in cash.

**
We paid certain of Mr. Greenquist's lodging expenses, totaling approximately $8,600 for the 2015 fiscal year during which he worked out of our Westford, Massachusetts corporate office, as Mr. Greenquist's current permanent residence is in New Jersey.

        Each of these elements of pay is described below in further detail.

        How Target Levels of Compensation are Determined.    In determining the amount of compensation to pay our NEOs, the Compensation Committee considers factors such as the executive's role within the Company and the level of responsibility, skills and experiences required by the position, the executive's qualifications, our ability to replace such individual and the overall competitive environment for executive talent. The Compensation Committee also takes into account the Company's performance, the executive's performance, the Compensation Committee's view of internal equity and consistency and other considerations it deems relevant. In analyzing these factors, the Compensation Committee reviews competitive compensation data gathered in comparative surveys (benchmarking data). The Compensation Committee does not have a policy for allocating target compensation among the various elements in any particular ratio, but generally attempts to provide an allocation similar to that used by other companies with whom the Company competes for executive talent using the peer data provided by our outside compensation consultant. Of the elements of total direct compensation, only base salary is fixed compensation, while cash bonuses and equity-based awards are both performance-contingent and variable compensation.

  2015 Compensation Payouts

        The established targets for individual components and overall executive compensation are designed to be competitive in order to attract, motivate and retain the executives necessary to drive and achieve the Company's objectives. In some cases, individual components may be over or under market (in order to emphasize a particular element or if individual circumstances dictate), but the total compensation package is market competitive for executives with the backgrounds and skill sets we need. The Compensation Committee believes that the overall compensation program serves to balance both the mix of cash and equity compensation as well as the mix of short- and long-term compensation for our NEOs.

        Base Salary.    Base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives, and the relation of that position to other positions in the Company. Each NEO's salary and performance is reviewed annually as well as at the time of a promotion or other change in responsibilities. Increases in base salary, if any, are based upon an evaluation of the individual's performance and level of pay compared to benchmark data for similar positions at peer companies.

        In 2015, with the exception of Mr. Swade who received a base salary increase from $320,000 to $375,000 in March 2015, no changes were made to any NEO's base salary.

        Cash Bonuses.    The Company has one cash incentive plan—the Senior Management Cash Incentive Plan (the "SMCIP")—that covers all executive officers and certain other senior employees. Annual cash incentives provide named executive officers with the opportunity to earn additional annual compensation beyond base salary.

        The eligibility for an annual cash bonus creates an incentive to achieve desired near-term corporate goals that are in furtherance of the Company's long-term objectives. The compensation program establishes target bonuses, set as a percentage of annual base salary, for each position. Cash bonuses are expected to represent a substantial part of total compensation for our executives if earned.

        Bonus payments under the SMCIP for 2015 were determined pursuant to a fixed formula based on the achievement of two financial metrics—60% of the achievement was weighted to net income and the remaining 40% of the achievement was weighted to revenue. The 2015 bonus payout was determined by multiplying the aggregate percentage achievement of these two metrics by the bonus at target for each participant. Despite achievement that would have resulted in a cash bonus payout of 160% based on the revised metrics we established in June 2015, the bonus payments to our NEOs were then reduced by the Compensation Committee to approximately 125% (with the exception of one executive who received over 125% due to his performance during 2015 and his recent promotion).

        The 2015 performance metrics for the SMCIP, as well as the actual results of these financial measurements in 2015, were as follows:

2015 Bonus Metrics (in millions)

Bonus Payout	Pre-Bonus Net Income	Revenue

200%	$13.95	$275.00
100%	$(1.23) to $1.29	$250.00 to $260.00
50%	$(7.565)	$242.50
0%	$(13.90)	$235.00

2015 Actual Results (in millions, except percentages)

Bonus Payout	Pre-Bonus Net Income	Revenue

Actual Achievement	$14.52	$249.03
% Weighting	60%	40%
Individual Metric % Achievement	206%	94%
(%Weighting) × (Individual Metric % Achievement)	123%	37%
% Achievement	160%
Actual Payout %	Approximately 125%*
*
The actual payout for the 2015 cash bonus was 125% (with the exception of one executive who received over 125% due to his performance during 2015 and his recent promotion).

        In connection with our Company-wide annual incentive bonus program, 22 of our executives were given the choice to receive all or half of their 2015 Bonus, if any were earned, in the form of 2015 Bonus Shares. Each executive could also elect not to participate in this program and to earn his or her 2015 Bonus, if any, in the form of cash. Under this program, the amount of the 2015 Bonus, if any, for each executive would be determined by the Compensation Committee. The number of shares of common stock that would be granted to those executives who elected to receive their 2015 Bonus entirely in the form of shares of common stock would be calculated by dividing an amount equal to 1.5 times each executive's 2015 Bonus earned by $20.55, the closing price of our common stock on January 2, 2015. The number of shares of our common stock that would be granted to those executives who elected to receive one-half of their 2015 Bonus in the form of shares of common stock would be calculated by dividing an amount equal to 1.5 times one-half of each executive's 2015 Bonus earned by $20.55, with the cash portion equal to 50% of their respective 2015 Bonus earned. Under this program, the 2015 Bonus, if any, would be granted and/or paid on a date concurrent with the timing of the payout of bonuses under our Company-wide incentive bonus program and would be fully vested on the date of grant. Of the eligible executives, sixteen elected to receive their entire 2015 Bonus in shares of common stock, five elected to receive 50% of their 2015 Bonus in shares of common stock and 50% in cash, and one elected not to participate and instead to receive his entire 2015 Bonus in cash. As of September 25, 2015, four participants in the 2015 Bonus separated from the Company and accordingly, forfeited any 2015 Bonus Shares they might otherwise have earned, subject to the terms of their respective employment agreements.

        In February 2015, our Compensation Committee established fixed metrics relating to net income and revenue for the 2015 annual cash incentive bonus plan and established performance targets for these metrics consistent with the public forecast we had previously given. In June 2015, the Compensation Committee considered the impact on employee retention and incentive compensation caused by the drop in the price of our common stock since January 2, 2015, and revised the performance targets in light of revised full year operating plans. In September 2015, as permitted by the terms of the stock-for-cash election forms, the Compensation Committee indicated its intention to pay all such executives their 2015 Bonus, if any was earned, in cash.

        In February 2016, the Compensation Committee determined the 2015 cash bonus payout by multiplying the aggregate percentage achievement of two metrics—net income and revenue—by the bonus at target for each participant. Despite achievement that would have resulted in a cash bonus payout of 160% based on the revised metrics we established in June 2015, the bonus payments to our NEOs were then reduced by the Compensation Committee to approximately 125% (with the exception of one executive who received over 125% due to his performance during 2015 and his recent promotion). The following table summarizes the actions taken with respect to 2015 cash bonuses for our NEOs:

Named Executive Officer and Principal Position	Bonus Eligibility at Target Performance Under SMCIP	Full Year Cash Bonus Payout as Determined by Compensation Committee(1)
Raymond P. Dolan President and Chief Executive Officer	100% of base salary of $600,000	$750,000
Mark T. Greenquist Chief Financial Officer	75% of base salary of $360,000	$337,500
Anthony Scarfo Executive Vice President, Services, Product Management and Corporate Development	75% of base salary of $400,000	$375,000
Michael Swade Senior Vice President, Worldwide Sales	75% of base salary of $375,000(3)	$351,563
Kevin Riley Senior Vice President, Engineering and Chief Technology Officer	75% of base salary of $325,000(4)	$325,000	(5)

(1)
Represents approximately 125% of each NEO's bonus eligibility under the SMCIP at target (with the exception of Mr. Riley, who received over 125% due to his performance during 2015 and his recent promotion).

(2)
On March 16, 2015, the Company issued PSUs to the NEOs. These PSUs constitute a meaningful portion of the long-term equity incentive compensation for our Chief Executive Officer and his direct reports. The underlying shares will vest annually, if at all, in annual installments over three years, based on the Company's TSR relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index at the time of grant.

In February 2016, the Compensation Committee determined that the performance metrics for the PSUs granted on March 16, 2015 were not achieved for the 2015 Performance Period (as defined below). Therefore, our Chief Executive Officer and his direct reports forfeited 37,081 shares in the aggregate subject to such awards.

(3)
Mr. Swade's base salary and bonus eligibility under the SMCIP were revised when he was promoted to Senior Vice President, Worldwide Sales. In March 2015, Mr. Swade's base salary increased from $320,000 to $375,000. Therefore, Mr. Swade's bonus eligibility increased to 75% of a base salary of $375,000.

(4)
Mr. Riley's base salary and bonus eligibility under the SMCIP were revised when Mr. Riley was promoted to Senior Vice President and Chief Technology Officer. In February 2016, Mr. Riley's base salary was increased from $275,000 to $325,000 per year, and his bonus eligibility was increased from 50% to 75% of base salary. Mr. Riley's 2015 bonus was determined as though these changes had been made during 2015, in recognition of the contributions he made during that year. Therefore, Mr. Riley's bonus eligibility increased to 75% of a base salary of $325,000.

(5)
Mr. Riley's bonus achievement of 125% would have equaled $304,688. However, in recognition of Mr. Riley's performance during 2015, his recent promotion in February 2016 and the accompanying increase in his base salary and bonus at target, the Chief Executive Officer recommended and the Compensation Committee agreed to award Mr. Riley a bonus of $325,000.

        Additionally, in March 2015, Mr. Swade received a payment of $35,587 pursuant to the terms of his Letter Agreement with the Company, dated September 19, 2014, to reconcile his compensation in connection with his promotion to Senior Vice President and his concurrent move from a sales compensation plan to a cash bonus plan.

        Equity-based Incentives.    Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our performance and success. Stock options and restricted stock awards are granted to our executive officers in order to tie their compensation directly to our long-term success. The Compensation Committee believes that a significant portion of each NEO's target total direct compensation should be made in the form of equity compensation due to its strong long-term alignment with stockholder interests. In determining the size of the stock option and/or restricted stock awards granted to each executive officer, the Compensation Committee takes into account the executive officer's role, past performance, anticipated contribution to our long-term goals and market data for executive officers in similar roles at peer companies. Equity granted in prior years and existing levels of stock ownership are also taken into consideration. While the Compensation Committee considers the compensation of such peer group companies' senior executives, it does not benchmark a particular percentile for the total compensation of our NEOs or for any component thereof. The size of the awards is not determined by application of any formula, but rather reflects the Compensation Committee's subjective desire to encourage and reward high levels of performance.

        A description of the types of equity awards that were granted in 2015 to our NEOs under the Plan follows:

  Stock Option Grants

        The Compensation Committee has the ability to establish the vesting schedule for new stock option grants within the parameters of the Plan. All the stock options are granted following the Compensation Committee's authorization, with an exercise price equal to the closing market price of a share of common stock on the date of grant and have a ten-year term under the Plan. Grant dates are generally on the 15th day of the month following the date of action by the Compensation Committee, the Chief Administrative Officer or the Vice President of Human Resources, as applicable, or the next business day if such 15th day of the month is a weekend or a holiday.

        In connection with the Company's annual equity incentive grant, on March 16, 2015, our Chief Executive Officer was granted a stock option to purchase up to 200,000 shares of common stock pursuant to the terms of the Plan. Such option vests and becomes exercisable over a three-year period, whereby one-third of the shares will vest on the first anniversary of the grant date and the remaining two-thirds of the shares will vest monthly in equal increments thereafter through the third anniversary of the grant date. The exercise price of such option equaled the closing price on the date of grant, or $16.05 per share.

        No other NEOs were granted stock options during the 2015 fiscal year.

  Restricted Stock Grants

        On March 16, 2015, we issued annual grants to our Chief Executive Officer and his direct reports, 75% of which was in the form of time-vested restricted shares and 25% of which was in the form of PSUs. Additionally, on August 17, 2015, we awarded restricted share grants to our Chief Executive Officer and certain of his direct reports for retention and incentive purposes. These time-vested restricted shares vest and become exercisable over a three-year period, whereby one-third of the shares will vest on the first anniversary of the grant date and the remaining two-thirds of the shares will vest in four equal increments semi-annually thereafter through the third anniversary of the grant date.

        The PSUs constitute a meaningful portion of the long-term equity incentive compensation for our Chief Executive Officer and his direct reports. One-third of the underlying shares will vest, if at all, on each of the first, second and third anniversaries of the date of grant to the extent of achievement of our TSR relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index for the same Performance Period (as defined below) ("Relative TSR"), measured by the Compensation Committee at the end of each of the one-year periods ending December 31, 2015, 2016 and 2017, respectively (each, a "Performance Period"), on a linear sliding scale between the 25th and 75th percentiles of Relative TSR. Upon achievement of: Relative TSR at the 25th percentile, 80% of the PSUs then subject to vesting shall vest; Relative TSR at the 50th percentile ("Target Performance"), 100% of the PSUs then subject to vesting shall vest; and Relative TSR at the 75th percentile, 120% of the PSUs then subject to vesting shall vest. Notwithstanding the foregoing, if our TSR is negative for any Performance Period, the PSUs then subject to vesting may not vest in excess of Target Performance regardless of Relative TSR. Shares subject to the PSUs that fail to be earned will be forfeited.

        In February 2016, the Compensation Committee determined that the performance metrics for the PSUs granted on March 16, 2015 were not achieved for the 2015 Performance Period. Therefore, our NEOs forfeited one-third of their PSUs, or 32,915 shares of common stock in the aggregate, relating to the 2015 fiscal year. While one-third of the underlying shares subject to the PSUs relating to the 2015 fiscal year did not vest and were forfeited, the underlying shares subject to the remaining PSUs may vest, if at all, over the next two years.

Named Executive Officer and Principal Position	Number of February 2015 Restricted Stock Granted In Lieu of 2014 Cash Bonus(1)	Number of March 2015 Restricted Stock Granted(2)	Number of August 2015 Restricted Stock Granted(3)	Number of March 2015 PSUs Granted(4)	Number of March 2015 PSUs Forfeited in February 2016(5)
Raymond P. Dolan President and Chief Executive Officer	61,656	75,000	100,000	25,000	8,333
Mark T. Greenquist Chief Financial Officer	27,746	48,750	15,000	16,250	5,416
Anthony Scarfo Executive Vice President, Services, Product Management and Corporate Development	30,828	45,000	10,000	15,000	5,000
Michael Swade Senior Vice President of Worldwide Sales	—	75,000	—	25,000	8,333
Kevin Riley Senior Vice President, Engineering and Chief Technology Officer	14,130	52,500	—	17,500	5,833

(1)
With the exception of Mr. Swade, our NEOs elected to receive their 2014 cash bonus payments in the form of shares of restricted stock. Such shares were granted on February 20, 2015, but they relate to 2014 executive compensation. The grant date fair values of these shares were reported in our 2014 Summary Compensation Table as a component of "Stock Awards" and in our 2014 Grants of Plan-Based Awards under "Estimated Future Payouts Under Equity Incentive Plan Awards". The shares issued in lieu of cash to our CEO and other executives were elective and thus not awarded in the form of our standard equity grants, which are otherwise generally subject to vesting through the fourth anniversary of the grant date or the employee's commencement date, as applicable. These shares are, however, subject to a mandatory one-year holding period.

(2)
The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. The annual equity incentive grant date is generally March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday. For 2015, the annual equity incentive grant date was Monday, March 16, 2015 and the exercise price of each option equaled the closing price on the date of grant, or $16.05 per share.

(3)
In August 2015 the Compensation Committee awarded additional restricted share grants to certain executives for retention and incentive purposes.

(4)
On March 16, 2015, the Company issued PSUs to the NEOs. These PSUs constitute a meaningful portion of the long-term equity incentive compensation for our Chief Executive Officer and his direct reports. The underlying shares will vest, if at all, in annual installments over three years, based on the Company's TSR relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index at the time of grant.

(5)
In February 2016, the Compensation Committee determined that the performance metrics for the PSUs granted on March 16, 2015 were not achieved for the 2015 Performance Period. Therefore, our NEOs forfeited one-third of their PSUs, or 32,015 shares, in the aggregate subject to such awards.

  Stock Ownership Requirements

        The Board believes that it is important to link the interests of our NEOs, among others, to those of our stockholders. Our stock ownership policy requires our directors, Chief Executive Officer and other Section 16 reporting officers to accumulate and hold a minimum number of shares of Company common stock within a certain number of years. As of the record date, each of our directors, Chief Executive Officer and the other Section 16 reporting officers of the Company has either satisfied these ownership guidelines or had time remaining to do so. The specific stock ownership requirements for our non-employee directors, Chief Executive Officer and other Section 16 reporting officers as a multiple of annual base salary are as follows:

Title	Multiple of Annual Base Salary

Chief Executive Officer	6 times annual base salary
Section 16 Reporting Officers	1 times annual base salary
Non-Employee Directors	5 times annual cash retainer

        Each individual that is subject to this policy must maintain the applicable minimum amount of stock ownership throughout his or her employment or tenure as a director of the Company. The value of each such individual's stock ownership will be measured quarterly by the Compensation Committee.

  Benefits and Other Compensation

  Benefit Plans

        We have various broad-based employee benefit plans. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis. However, we paid certain of Mr. Greenquist's lodging expenses, totaling approximately $8,600 for the 2015 fiscal year during which he worked out of our Westford, Massachusetts corporate office, as Mr. Greenquist's current permanent residence is in New Jersey. Our executive officers are eligible for the same benefits that are available to all employees, which include group health insurance, life and disability insurance, and paid holidays. With the exception of our CEO, who began to accrue four weeks of vacation per year upon his date of hire, all other employees begin accruing three weeks of vacation per year upon date of hire. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds, and the ability to purchase shares of our common stock under our Amended and Restated 2000 Employee Stock Purchase Plan, as amended (the "ESPP"). We do not provide pension arrangements or post-retirement health coverage for our NEOs. We also enter into executive agreements with certain of our executive officers providing for certain severance benefits that may be triggered as a result of the termination of such officer's employment under certain circumstances. We have entered into indemnification agreements with our executive officers and directors.

  Severance Agreements

        We have entered into severance agreements with each of our NEOs. The severance agreements generally provide that, upon termination of the executive officer's employment without cause, the NEO is entitled to severance payments equal to 100% of his or her base salary and target cash bonus (or 150% for our CEO), and continued health plan premium payments for up to 12 months (or 18 months for our CEO). The severance agreements also generally provide that, upon an involuntary termination in connection with a change in control, or upon a resignation for good reason in connection with a change in control, the executive officer is entitled to 150% of his or her base salary and target cash bonus (or 200% for our CEO), continued health plan premium payments for up to 18 months, and full vesting of all unvested restricted stock and stock options. None of our severance agreements provide for tax gross-ups in connection with severance benefits following a change-in-control. The Compensation Committee believes that these provisions are consistent with executive severance arrangements that are customary for public companies at our stage of development and were necessary in order to hire and/or retain the executives.

        On February 23, 2015, we entered into a letter agreement (the "Restated Agreement") with Mr. Dolan, which amended and restated the terms and conditions of his employment as originally set forth in his October 8, 2010 offer letter, as amended (the "Original Agreement"). Among other matters, the Restated Agreement confirmed that the provisions of the Original Agreement regarding the impact of an acquisition or termination in certain circumstances on Mr. Dolan's options and restricted shares apply to all of Mr. Dolan's equity awards (including performance awards).

  Transactions Involving Hedging, Monetization, Margin Accounts, Pledges, Puts, Calls and Other Derivative Securities

        The Company's insider trading policy contains stringent restrictions on transactions in Company common stock by directors and officers. All trades must be pre-approved by the Chief Financial Officer or the General Counsel. The Company intends to adopt a hedging policy once final rules are adopted with respect to the requirements under the Dodd-Frank Act. In the meantime, our current insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction with either the Chief Financial Officer or the General Counsel. To date, no such transaction has been requested or approved.

  Tax and Accounting Considerations

        Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with ASC 718.

        Incentive Stock Options.    Options granted to employees through 2007 were intended to qualify as "incentive stock options" under Section 422 of the Code. Although the Plan allows for the granting of incentive stock options, the Company's current practice is not to grant options to employees as incentive stock options. However, there are outstanding incentive stock options that were previously granted to employees that continue to be exercised and were exercisable at December 31, 2015. We make no representation or warranty as to the tax treatment to the optionee upon receipt or exercise of the option or sale or other disposition of the shares covered by the option. In addition, options will not be treated as incentive stock options for tax purposes to the extent that options covering in excess of $100,000 of stock (based upon fair market value of the stock as of the respective dates of grant of such options) become exercisable in any calendar year.

        Policy on Deductibility of Executive Compensation.    Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and to each other officer (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our three most highly paid executive officers. The Compensation Committee reviews the potential effect of Section 162(m) of the Code periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and our stockholders' best interests, after taking into consideration changing business conditions and the performance of our employees.

Risk Management and Our Executive Compensation Program

        The Compensation Committee monitors and manages our executive compensation program to help ensure that it does not encourage excessive risk taking. The Compensation Committee concluded that our programs do not encourage excessive or inappropriate risk taking by our executive officers for the following reasons, among others:

  •
  we structure our pay to consist of both fixed and variable compensation, so that our executive officers' cash compensation is not entirely tied to financial results;

  •
  the variable bonus compensation of our executive officers who are covered by the SMCIP is not tied to any individual metric;

  •
  the stock ownership guidelines are applicable to our directors and executive officers to align their interests with those of our stockholders;

  •
  our stock option and restricted stock awards generally vest over a period of three or four years and are only valuable if our stock price increases over time; and

  •
  none of our incentive plans is based solely on bookings or revenue targets, which mitigates the risk of employees focusing exclusively on the short term.

        The Compensation Committee believes that the Company's executive compensation program is market competitive and provides suitable incentives for the NEOs to achieve sustained value for the Company and its stockholders. The Compensation Committee remains committed to providing our NEOs with competitive compensation opportunities that allow for significant upside when the Company is performing well above its corporate objectives, and the Compensation Committee believes that the Company's executive compensation program and practices incorporate a pay-for-performance approach that also avoids compensation arrangements that encourage excessive risk taking. The Compensation Committee reviewed, analyzed and considered whether the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us, and concluded that no such material risks exist.

Compensation Decisions for 2016

        In response to stockholder feedback that we received over the past few years, we are providing disclosure in this Proxy Statement of the prospective performance metrics that are being utilized to determine executive bonus compensation for 2016.

        For 2016, our Compensation Committee has established fixed metrics relating to revenue and net income for the Company's executive bonus compensation program for the first half of the year, and has determined that it will set new metrics for the second half of the year, to reduce the possibility that the metrics are either too easy or too difficult to achieve. Our annual equity incentive grant date for all of our employees is generally March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday. However, for 2016, the annual equity incentive grant date will fall on or about April 1, 2016.

        In 2015, we issued PSUs for our Chief Executive Officer and his direct reports. These awards are tied directly to our stock performance, such that the shares will vest, if at all, in annual installments over three years, based on our TSR relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index at the time of grant. For 2016, our Chief Executive Officer and his direct reports continue to have PSUs at risk for the 2016 fiscal year. Our Compensation Committee believes that PSU grants tied directly to our stock price more closely align the interests of our Chief Executive Officer and his direct reports with those of our stockholders.

Conclusion

        We believe that we have designed an executive compensation program that effectively links pay and performance and is in the best long-term interests of our stockholders. We will continue to re-evaluate our executive compensation program to ensure future alignment in our compensation program and practices. Stockholder input will continue to be an important consideration in our annual executive compensation evaluation process.

EXECUTIVE COMPENSATION TABLES

        The following table sets forth, for the year ended December 31, 2015 and for the two years prior thereto, the compensation earned by our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated executive officers serving as executive officers at December 31, 2015 (collectively, the "Named Executive Officers" or the "NEOs").

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Raymond P. Dolan(6)	2015	$600,000	$—	$2,351,000	$1,659,680	$750,000	$16,263	$5,376,943
President and Chief	2014	$529,168	$—	$3,162,797	$2,110,300	$—	$21,008	$5,823,273
Executive Officer	2013	$500,001	$675,002	$—	$1,527,840	$—	$25,863	$2,728,706

Mark T. Greenquist(7)	2015	$360,000	$—	$1,155,150	$—	$337,500	$22,503	$1,875,153
Chief Financial Officer	2014	$360,000	$50,000	$497,755	$162,170	$—	$32,948	$1,102,873
	2013	$60,000	$—	$680,000	$699,350	$—	$3,397	$1,442,747

Kevin Riley(8)	2015	$275 000	$—	$1,123,500	$—	$325,000	$18,012	$1,741,512
Senior Vice President,
Engineering and Chief
Technology Officer

Anthony Scarfo(9)	2015	$400,000	$—	$1,037,600	$—	$375,000	$11,619	$1,824,219
Executive Vice President,	2014	$400,000	$—	$553,060	$810,850	$—	$15,553	$1,779,463
Services, Product	2013	$336,667	$405,002	$408,000	$1,005,830	$—	$21,199	$2,176,698
Management and
Corporate Development

Michael Swade(10)	2015	$365,340	$—	$1,605,000	$—	$295,313	$16,263	$2,281,916
Senior Vice President,
Worldwide Sales

(1)
The amounts shown in this column for 2013 represent the bonus amounts payable under our SMCIP with respect to 2013. These bonuses were paid in shares of restricted stock of the Company on February 18, 2014, which shares vested immediately. The amounts represent the bonus amounts payable based on a 90% achievement level, increased by 50% as the result of the bonuses being paid in shares of restricted stock. The number of shares granted to each NEO was determined by dividing the total bonus amount by $16.50, the closing price of our common stock on the date of grant, rounded up for fractional shares.

(2)
The amounts shown in this column do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reflect the grant date fair value of each stock award granted to each Named Executive Officer. The grant date fair values of stock awards were calculated in accordance with ASC 718, except as indicated below.

A portion of the amounts reported in 2014 for Mr. Dolan ($1,092,797) and all of the amounts reported in 2014 for Messrs. Greenquist and Scarfo represent the amounts payable under our SMCIP with respect to 2014, which were determined pursuant to a fixed formula based on a single financial metric, net income, and were calculated by multiplying the percentage achievement of such performance metric by the bonus at target for each participant. In early 2014, each NEO elected to receive his 2014 bonus, if any, under our SMCIP in the form of restricted stock. Payment based on the amount approved by the Compensation Committee was made in shares of restricted stock of the Company on February 20, 2015, which shares vested immediately. The amounts in the table above represent the fair values of the bonus shares as of the date that the grant date criteria were met for accounting purposes and accordingly, the fair values of the 2014 bonus shares reported in the table above differ from the actual calculated bonus amounts against which the number of shares granted to each NEO was calculated. The grant date fair values of these awards incorporate the one-year post-vest trading restriction. The number of shares actually issued to each NEO was based on an approximately 105% achievement level, and the number of such shares was increased by 50% as the result of the bonuses being paid in shares of restricted stock. The number of shares granted to each NEO was determined by dividing the total bonus amount by $15.40, the closing price of our common stock on January 2, 2014, rounded up for fractional shares. If the maximum level of performance conditions had been achieved under our SMCIP for 2014, the fair values of the bonus shares received by Messrs. Dolan, Greenquist and Scarfo would have been equal to $2,071,664, $943,592 and $1,048,461, respectively.

(3)
The amounts shown in this column do not reflect compensation actually received by the NEO. Instead, the amounts reflect the grant date fair value of each option award granted to each NEO. The grant date fair values of option awards were estimated in accordance with ASC 718 using the Black-Scholes valuation model. The assumptions we use in calculating these amounts are discussed in Note 15 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(4)
The amounts shown in this column for 2015 represent the bonus amounts payable under our SMCIP with respect to 2015. On December 26, 2014, the Named Executive Officers elected to receive all of their 2015 Bonus, if any were earned, in the form of 2015 Bonus Shares. The number of shares of the Company's common stock that would be granted to the Named Executive Officers would be calculated by dividing an amount equal to 1.5 times each Named Executive Officer's 2015 Bonus earned by $20.55, the closing price of our common stock on January 2, 2015. We determined that the grant date criteria for the 2015 Bonus shares was met on July 2, 2015 and accordingly, recorded stock-based compensation expense based on the grant date fair value of $6.79 per share. In September 2015, the Compensation Committee considered the impact on employee retention and incentive compensation caused by the drop in price of our common stock since January 2, 2015, and indicated its intent to pay the Named Executive Officers their 2015 bonus, if any was earned, in cash. As a result, at September 25, 2015, we reclassified the stock-based compensation expense recorded through that date in connection with the 2015 Bonus Shares from Additional paid-in capital to Accrued expenses and recorded incremental bonus expense to properly reflect the liability related to such cash payment of the 2015 Bonus. We did not record any additional stock-based compensation expense in subsequent periods in connection with the 2015 Bonus Shares, but instead recorded bonus expense through December 31, 2015. The 2015 Bonus was paid in cash to the Named Executive Officers on March 15, 2016. With the exception of Mr. Riley, the amounts represent the bonus amounts payable based on a 125% achievement level. Mr. Riley's bonus achievement of 125% would have equaled $304,688. However, in recognition of Mr. Riley's performance during 2015, his recent promotion and the accompanying increase in his base salary and bonus at target, the Chief Executive Officer recommended and the Compensation Committee agreed to award Mr. Riley a bonus in the fixed amount of $325,000.

(5)
The Company portions of health insurance premiums included in this column are also provided to all employees of the Company, with the amounts dependent upon the levels of health and group term life insurance coverage selected by each individual. Accordingly, the Company portion of premiums paid is not considered a perquisite but is reported as income earned for each NEO.

(6)
On January 2, 2014, Mr. Dolan elected to receive restricted shares of the Company's common stock in lieu of his base salary for the period from January 1, 2014 through December 31, 2014 (the "2014 Dolan Salary Shares"). Mr. Dolan had previously not received any salary payments from the Company for this period. On January 2, 2014, the Company granted Mr. Dolan 48,701 shares of restricted common stock (having a total grant date fair value of $750,000, equal to 1.5 times Mr. Dolan's base salary for the year ended December 31, 2014). The number of shares was calculated by dividing an amount equal to 1.5 times Mr. Dolan's base salary for the period from January 1, 2014 through December 31, 2014 by $15.40, the closing price of the Company's common stock on the date of grant, rounded up for fractional shares. The 2014 Dolan Salary Shares vested on December 31, 2014. In addition, effective September 16, 2014, Mr. Dolan's base salary was increased to $600,000. For the remainder of 2014, such increase was prorated and paid in cash in an amount equal to $29,167 (the "Dolan Prorated Salary Cash Payment) pursuant to the Company's general payroll practices and was not subject to any stock-for-cash election. Accordingly, the amount reported for Mr. Dolan as "Salary" for 2014 in the table above represents the Dolan Prorated Salary Cash Payment plus the $500,000 in salary foregone by Mr. Dolan in exchange for the 2014 Dolan Salary Shares. In addition, the amount reported for Mr. Dolan as "Stock Awards" for 2014 in the table includes $250,000, which is the amount in excess of the salary foregone by Mr. Dolan in exchange for the 2014 Dolan Salary Shares.

On February 15, 2013, Mr. Dolan elected to receive restricted shares of the Company's common stock in lieu of his base salary for the period from January 1, 2013 through December 31, 2013 (the "2013 Dolan Salary Shares"). Mr. Dolan had previously not received any salary payments from the Company for this period. On February 15, 2013, the Company granted Mr. Dolan 36,764 shares of restricted common stock (having a total grant date fair value of $500,000, equal to Mr. Dolan's base salary for the year ended December 31, 2013). The number of shares was calculated by dividing Mr. Dolan's base salary for the year by $13.60, the closing price of the Company's common stock on the date of grant, rounded up for fractional shares. The 2013 Dolan Salary Shares vested in full on December 31, 2013. Accordingly, the amount reported for Mr. Dolan as "Salary" for 2013 in the table above represents the salary foregone by Mr. Dolan in exchange for the 2013 Dolan Salary Shares.

Mr. Dolan's 2015 "All Other Compensation" of $16,263 is related to health insurance. Mr. Dolan's 2014 "All Other Compensation" of $21,008 is related to health insurance and comprised of $15,553 for the Company's portion of his health insurance and $5,455 for the employee portion of his health insurance, which the Company paid on his behalf, as Mr. Dolan did not receive a cash salary in 2014 with the exception of $29,167 in cash paid to him in connection with his salary increase effective in September 2014. Mr. Dolan's 2013 "All Other Compensation" of $25,863 is related to health insurance and comprised of $20,408 for the Company's portion of his health insurance and $5,455 for the employee portion of his health insurance, which the Company paid on his behalf as Mr. Dolan did not receive a cash salary in 2013.

(7)
Mr. Greenquist's 2015 "All Other Compensation" of $22,503 is comprised of $13,940 related to health insurance and $8,563 related to lodging expenses. Mr. Greenquist's 2014 "All Other Compensation" of $32,948 is comprised of $17,395 related to lodging expenses and $15,553 related to health insurance. Mr. Greenquist's 2013 "All Other Compensation" of $3,397 is comprised of $3,130 related to health insurance and $267 related to group term life insurance.

(8)
Mr. Riley's 2015 "All Other Compensation" of $18,012 is comprised of $11,594 related to health insurance and $6,418 related to patents held by the Company and for which the granting of such patents is partially attributable to Mr. Riley.

(9)
Mr. Scarfo's 2015 "All Other Compensation" of $11,619 relates to health insurance. Mr. Scarfo's 2014 "All Other Compensation" of $15,553 relates to health insurance. Mr. Scarfo's 2013 "All Other Compensation" of $21,199 is comprised of $20,408 related to health insurance and $791 related to group term life insurance.

(10)
Mr. Swade's 2015 "All Other Compensation" of $16,263 relates to health insurance.

Grants of Plan-Based Awards in 2015

        The following table sets forth information about incentive plan awards made to the NEOs during the year ended December 31, 2015:

2015 GRANTS OF PLAN-BASED AWARDS

									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)(4)
		Date of Compensation Committee Action(1)
Name	Grant Date		Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)

Raymond P. Dolan	3/16/15	3/16/15								200,000	$16.05	$1,659,680
	3/16/15	3/16/15				—	25,000	30,000				$401,250
	3/16/15	3/16/15							75,000			$1,203,750
	7/2/15	12/8/14	$—	$600,000	$1,200,000
	8/17/15	7/29/15							100,000			$746,000

Mark T. Greenquist	3/16/15	3/16/15				—	16,250	19,500				$260,812
	3/16/15	3/16/15							48,750			$782,437
	7/2/15	12/8/14	$—	$270,000	$540,000
	8/17/15	7/29/15							15,000			$111,900

Kevin Riley	3/16/15	3/16/15				—	17,500	21,000				$280,875
	3/16/15	3/16/15							52,500			$842,625
	7/2/15	12/8/14	$—	$243,750	$487,500

Anthony Scarfo	3/16/15	3/16/15				—	15,000	18,000				$240,750
	3/16/15	3/16/15							45,000			$722,250
	7/2/15	12/8/14	$—	$300,000	$600,000
	8/17/15	7/29/15							10,000			$74,600

Michael Swade	3/16/15	3/16/15				—	25,000	30,000				$401,250
	3/16/15	3/16/15							75,000			$1,203,750
	7/2/15	12/8/14	$—	$281,250	$562,500

(1)
Date on which the Compensation Committee took action to approve the award or the performance metrics for achievement of such award, as applicable.

(2)
The amounts shown in this column represent the bonus amounts payable under our SMCIP with respect to 2015. On December 26, 2014, the Named Executive Officers elected to receive all of their 2015 Bonus, if any were earned, in the form of 2015 Bonus Shares. The number of shares of the Company's common stock that would be granted to the Named Executive Officers would be calculated by dividing an amount equal to 1.5 times each Named Executive Officer's 2015 Bonus earned by $20.55, the closing price of our common stock on January 2, 2015. We determined that the grant date criteria for the 2015 Bonus shares was met on July 2, 2015 and accordingly, recorded stock-based compensation expense based on the grant date fair value of $6.79 per share. In September 2015, the Compensation Committee considered the impact on employee retention and incentive compensation caused by the drop in price of our common stock since January 2, 2015, and indicated its intent to pay the Named Executive Officers their 2015 bonus, if any was earned, in cash. As a result, at September 25, 2015, we reclassified the stock-based compensation expense recorded through that date in connection with the 2015 Bonus Shares from Additional paid-in capital to Accrued expenses and recorded incremental bonus expense to properly reflect the liability related to such cash payment of the 2015 Bonus. We did not record any additional stock-based compensation expense in subsequent periods in connection with the 2015 Bonus Shares, but instead recorded bonus expense through December 31, 2015. The 2015 Bonus was paid to the Named Executive Officers in cash on March 15, 2016 as reflected in the "Non-Equity Incentive Plan Compensation" column of the "2015 Summary Compensation Table" above.

(3)
In March 2015, we granted an aggregate of 98,750 PSUs under the Plan with both market and service conditions to our Named Executive Officers. The terms of the PSUs are such that up to one-third of the shares subject to the PSUs will vest on each of the first, second and third anniversaries of the date of grant to the extent of achievement of our TSR compared to the TSR of the companies included in the NASDAQ Telecommunications Index for the same Performance Period, measured by the Compensation Committee at the end of the one year periods ending on December 31, 2015, 2016 and 2017, respectively (each, a "Performance Period"). The shares determined to be earned will vest on the anniversary of the grant date following each Performance Period. Shares subject to the PSUs that fail to be earned will be forfeited. The PSUs include a market condition that requires the use of a Monte Carlo simulation approach to model future stock movements based upon the risk-free rate of return, the volatility of each entity and the pair-wise covariance between each entity. These results were then used to calculate the grant date fair values of the PSUs. Under ASC 718, we are required to record expense related to the PSUs regardless of whether the market conditions are satisfied and the shares ultimately vest. In February 2016, the Compensation Committee determined that the market condition for the 2015 fiscal year had not been satisfied and accordingly, the related PSUs held by our Named Executive Officers aggregating 32,915 units were forfeited.

(4)
Amounts reflect the grant date fair values of the restricted stock awards and units and stock option grants estimated in accordance with ASC 718 as of the respective grant dates.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning stock options and unvested stock awards held by the Named Executive Officers as of December 31, 2015:

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Raymond P. Dolan	200,000	—		$16.90	10/12/20			25,000	$178,250
	117,188	7,812		$14.60	3/16/22	75,000	$534,750
	61,875	28,125		$12.55	3/15/23	75,000	$534,750
	56,250	33,750		$16.50	6/17/23	100,000	$713,000
	87,500	112,500		$18.10	3/17/24
	—	200,000		$16.05	3/16/25

Mark T. Greenquist	52,083	47,917		$13.60	11/15/23			16,250	$115,863
	8,750	11,250		$18.10	3/17/24	25,000	$178,250
						48,750	$347,588
						15,000	$106,950

Kevin Riley	7,000	—		$14.75	6/15/21			17,500	$124,775
	1,219	81		$14.45	3/15/22	7,500	$53,475
	11,250	3,750		$8.80	12/17/22	52,500	$374,325
	4,125	1,875		$12.55	3/15/23
	9,375	5,625		$16.50	6/17/23
	2,300	2,500		$15.40	1/15/24
	13,125	16,875		$18.10	3/17/24

Anthony Scarfo	30,000	—		$11.90	9/15/21			15,000	$106,950
	18,750	1,250		$14.45	3/15/22	11,250	$80,213
	43,750	6,250		$11.25	6/15/22	45,000	$320,850
	27,500	12,500		$12.55	3/15/23	10,000	$71,300
	34,375	20,625		$16.50	6/17/23
	20,000	20,000		$14.55	12/16/23
	43,750	56,250		$18.10	3/17/24

Michael Swade	11,875	18,125		$16.10	5/15/24			25,000	$178,250
						6,250	$44,563
						7,500	$53,475
						75,000	$534,750

(1)
Of Mr. Dolan's 7,812 unvested stock options, 2,604 vested on the 16th of each month, starting from the first anniversary of the grant date through March 16, 2016. Of Mr. Dolan's 28,125 unvested stock options, 1,875 will vest on the 15th of each month through March 15, 2017. Of Mr. Dolan's 33,750 unvested stock options, 1,875 will vest on the 17th of each month through June 17, 2017. Of Mr. Dolan's 112,500 unvested stock options, 4,167 will vest on the 17th of each month through March 17, 2018. Of Mr. Dolan's 200,000 unvested stock options, 66,222 vested on March 16, 2016 and, starting on April 16, 2016, 5,574 will vest on the 16th of each month through March 16, 2018.

Of Mr. Greenquist's 47,917 unvested stock options, 2,083 will vest on the 15th of each month, starting from the first anniversary of the grant date through November 15, 2017. Of Mr. Greenquist's 11,250 unvested stock options, 417 will vest on the 17th of each month through March 17, 2018.

Of Mr. Riley's 81 unvested stock options, 27 vested on the 15th of each month, starting from the first anniversary of the grant date through March 15, 2016. Of Mr. Riley's 3,750 unvested stock options, 938 will vest on the 17th of each month through December 31, 2016. Of Mr. Riley's 1,875 unvested stock options, 125 will vest on the 15th of each month through March 15, 2017. Of Mr. Riley's 5,625 unvested stock options, 313 will vest on the 17th of each month through June 17, 2017. Of Mr. Riley's 2,500 unvested stock options, 100 will vest on the 15th of each month through January 15, 2018. Of Mr. Riley's 16,875 unvested stock options, 625 will vest on the 17th of each month through March 17, 2018.

Of Mr. Scarfo's 1,250 unvested stock options, 417 vested on the 15th of each month, starting from the first anniversary of the grant date through March 15, 2016. Of Mr. Scarfo's 6,250 unvested stock options, 1,042 will vest on the 15th of each month through June 15, 2016. Of Mr. Scarfo's 12,500 unvested stock options, 833 will vest on the 15th of each month through March 15, 2017. Of Mr. Scarfo's 20,625 unvested stock options, 1,146 will vest on the 17th of each month through June 17, 2017. Of Mr. Scarfo's 20,000 unvested stock options, 833 will vest on the 16th of each month through December 16, 2017. Of Mr. Scarfo's 56,250 unvested stock options, 2,083 will vest on the 17th of each month through March 17, 2018.

(2)
In accordance with SEC rules, the market value of unvested shares of restricted stock is determined by multiplying the number of such shares by $7.13, the closing market price of our common stock on December 31, 2015.

Option Exercises and Stock Vested

        The following table summarizes for the Named Executive Officers in 2015 the number of shares acquired upon the exercise or vesting, as applicable, of stock options and restricted stock and the value realized, before payout of any applicable withholding tax. None of our Named Executive Officers exercised stock options during 2015.

2015 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Vesting ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Raymond P. Dolan	—	—	112,766	$1,562,062
Mark T. Greenquist	—	—	40,246	$534,381
Kevin Riley	—	—	16,630	$242,197
Anthony Scarfo	—	—	46,453	$662,150
Michael Swade	—	—	6,250	$44,338

(1)
Of the 112,766 shares that vested and were released to Mr. Dolan in 2015, 51,953 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of the 40,246 shares that vested and were released to Mr. Greenquist in 2015, 13,054 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of the 16,630 shares that vested and were released to Mr. Riley in 2015, 5,483 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of the 46,453 shares that vested and were released to Mr. Scarfo in 2015, 22,373 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of the 6,250 shares that vested and were released in 2015 to Mr. Swade, 1,862 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock was determined by multiplying the number of shares by the closing market price of our common stock on the date of vesting.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2015 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	(A)		(B)		(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	5,918,813	(1)	$16.23	(2)	4,466,888	(3)
Equity Compensation Plans Not Approved by Stockholders	640,006	(4)	$13.83	(5)	—	(6)

Total	6,558,819	(7)			4,466,888

(1)
Consists of 5,712,202 options to purchase common stock of the Company, 95,361 RSUs and 111,250 PSUs, all of which do not have voting or other rights of ownership, under the Plan or the Amended and Restated 1997 Stock Incentive Plan (the "1997 Plan"). Excludes purchase rights accruing under the ESPP.

(2)
Represents the weighted average exercise price for the 5,320,110 outstanding options to purchase the Company's common stock under the Plan and 392,092 outstanding options to purchase the Company's common stock under the 1997 Plan. The RSUs and PSUs that have been issued under our equity compensation plans do not require a payment by the recipient to us at the time of vesting. As such, the weighted average exercise price does not take these awards into account.

(3)
Consists of shares available for future issuance under the Plan and the ESPP. As of December 31, 2015, 2,560,723 shares of common stock were available for issuance under the Plan and 1,906,165 shares of common stock were available for issuance under the ESPP. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2015, the shares available under the Plan may also be issued in the form of restricted stock, RSUs, SARs, performance awards or other equity-based awards. However, shares granted under the Plan in the form of awards other than options or SARs reduce the remaining available pool of shares at a ratio of 1:1.61 (or 1:1.50 if Proposal 2, amending and restating the Plan, is approved by our stockholders at our 2016 annual meeting of stockholders).

(4)
In connection with the Company's August 24, 2012 acquisition of NET, the Company assumed NET's 2008 Equity Incentive Plan and renamed it the 2008 Stock Incentive Plan (the "2008 Plan"). In connection with the Company's February 19, 2014 acquisition of PT, the Company assumed PT's 2001 Stock Option Plan (the "2001 Plan"), 2003 Omnibus Incentive Plan (the "2003 Plan") and 2012 Stock Incentive Plan (the "2012 Plan"). The amount reported here is comprised of options to purchase an aggregate of 508,272 shares of common stock under the 2008 Plan and options to purchase 131,734 shares of common stock in the aggregate under the 2001 Plan, 2003 Plan and 2012 Plan. These amounts include options that were either outstanding as of the respective dates of acquisition of NET and PT and assumed by the Company or granted under either the 2008 Plan or the 2012 Plan since the respective acquisition dates. At the time of the acquisition of PT, no future awards could be granted under either the 2001 Plan or the 2003 Plan. As of December 2, 2014, no future awards could be granted under either the 2008 Plan or 2012 Plan.

(5)
Represents the weighted average exercise price for all options to purchase the Company's common stock outstanding under the 2008 Plan, 2001 Plan, 2003 Plan and 2012 Plan (see Note 4 above).

(6)
At the Company's special meeting of stockholders on December 2, 2014, our stockholders approved amendments to the Plan that, among other matters, transferred all shares available for future issuance from each of the 2008 Plan and 2012 Plan to the Plan and provided that any outstanding awards under the 2008 Plan and 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by the Company at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan or 2012 Plan will be returned to the Plan.

(7)
Represents 6,352,208 options outstanding, in the aggregate, under both approved and unapproved Sonus Plans (as defined in the next paragraph); 95,361 outstanding RSUs under approved Sonus Plans; and 111,250 outstanding PSUs under approved Sonus plans. This number excludes 1,512,783 outstanding RSAs, as the RSAs carry all rights of ownership with the exception of the ability to trade the shares until such shares are released, if at all, to the award recipients.

2008 Plan

No new awards have been granted under the 2008 Plan since December 2, 2014, the date of the Company's special meeting of stockholders when our stockholders approved amendments to the Plan that, among other matters, transferred all shares available for grant at the time from the 2008 Plan to the Plan; however, awards previously granted under the 2008 Plan remained outstanding. Any outstanding awards under the 2008 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan will be returned to the Plan.

The Board may terminate the 2008 Plan at any time, but the 2008 Plan does not have a set termination date. Any awards outstanding upon the termination of the 2008 Plan will continue to remain outstanding and exercisable in accordance with the terms and provisions of the instruments evidencing those grants. The Board may amend or modify the 2008 Plan, or any part thereof, at any time and for any reason, subject to the requirement that stockholder approval be obtained for any amendment to the 2008 Plan to the extent necessary to comply with applicable laws and that, unless approved by the stockholders of the Company, no amendment may be made that would cancel outstanding options in exchange for an award with an exercise price less than the exercise price of the original award. Generally, no amendment by the Board or stockholders may alter or impair any award previously granted under the 2008 Plan without the consent of the awardee.

The 2008 Plan is administered by our Board, by a committee appointed by our Board, and/or by other delegates approved by our Board consistent with applicable law (the "Plan Administrator"). Subject to the provisions of the 2008 Plan, the Plan Administrator has exclusive authority, with the ability to delegate such authority, to determine the terms of the awards. The Plan Administrator has the authority to establish rules and regulations for proper plan administration.

Stock Options:    The exercise price of any option granted under the 2008 Plan may not be less than fair market value of the common stock on the date of grant. The Plan Administrator cannot cancel outstanding options and grant replacement options at a lower exercise price for the same or a different number of shares of common stock without stockholder approval (except in connection with a change of capitalization). The maximum period during which any option may remain outstanding may not exceed seven years. Generally, if an optionee's service to the Company terminates other than by reason of death or disability, vested options will remain exercisable for a period of three months following the optionee's termination. If an optionee dies or becomes disabled while an employee or director of, or a consultant or independent contractor to, the Company, or dies within three months following termination, the optionee's vested options will be exercisable for one year following death or disability, or if earlier, the expiration of the term of the option. The Plan Administrator may, in its discretion, either extend the exercise period for any option, but not beyond the expiration date, or accelerate the vesting of the option. Incentive stock options are not assignable or transferable other than by will or by the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by the optionee. Other options are generally not assignable or transferable other than by will or by the laws of inheritance, though the Plan Administrator may in its discretion permit transfers that are not for consideration.

Adjustments Upon Changes in Capitalization:    In the event of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other change to the capital structure of the Company (effected without receipt of consideration by the Company), the Plan Administrator will make proportionate adjustments to (1) the number of shares of common stock covered by each outstanding award and (2) the price per share of common stock covered by each such outstanding award under the 2008 Plan.

Corporate Transactions:    In the event of certain "Corporate Transactions" that constitute a "Change in Control" of Sonus (each as defined in the 2008 Plan), if outstanding options or stock awards are not assumed by the successor corporation or parent thereof or replaced by an equivalent option or stock award for the stock of the successor corporation, then, subject to any limitations imposed at the time of grant, the vesting of such awards will accelerate and become fully exercisable. In addition, the Plan Administrator has discretion, either in advance of or at the time of such a "Change in Control", to provide for the automatic acceleration of awards upon the occurrence of the Change in Control. Options held by an eligible officer will be automatically accelerated if the officer is terminated in conjunction with, or within one year after, the Change in Control.

Hostile Takeovers:    Upon the occurrence of a Hostile Take-Over, each option in effect for at least six months will automatically be canceled and the optionee will be entitled to a cash payment as determined under the 2008 Plan.

2012 Plan

No new awards have been granted under the 2012 Plan since December 2, 2014, the date of the Company's special meeting of stockholders when our stockholders approved amendments to the Plan that, among other matters, transferred all shares available for grant at the time from the 2012 Plan to the Plan; however, awards previously granted under the 2012 Plan remained outstanding. Any outstanding awards under the 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under the 2012 Plan will be returned to the Plan.

The Board may amend, alter or discontinue the 2012 Plan or any award agreement, subject to approval of our stockholders in the manner and to the extent required by applicable law. Subject to the limitations in the 2012 Plan, our Board may at any time unilaterally amend any unexercised, unearned or unpaid award, including, but not by way of limitation, awards earned but not yet paid, to the extent it deems appropriate; provided, however, that (i) any such amendment which, in the opinion of our Board, materially impairs the rights or materially increases the obligation of a participant under an outstanding award will be made only with the consent of the participant (or, upon the participant's death, the person having the right to exercise the award), except that amendments to implement administrative changes to the 2012 Plan that are deemed necessary or advisable by our Board for compliance with laws will not require participant consent, and (ii) no such amendment will cause a violation of Section 409A of the Code. The 2012 Plan was originally approved by the Board of Directors of PT on February 16, 2012, was approved by PT's stockholders and became effective on May 24, 2012.

Stock Options:    All stock options under the 2012 Plan, except under certain circumstances contemplated in the 2012 Plan, have a vesting schedule not less than one year from the date of grant. The 2012 Plan requires all options to have an exercise price of not less than 100% of the fair market value of the shares subject to the option on the date of grant, as determined by our Board and specified in the applicable option agreement. The duration of the option is set forth in the applicable option agreement. The 2012 Plan requires that no option be granted with a term in excess of 10 years. Upon exercise, the exercise price of a stock option under the 2012 Plan may, at our Boards' discretion, be paid in cash (or equivalents), or by tendering, by either actual delivery of shares or by attestation, shares of common stock, by withholding shares otherwise issuable in connection with the exercise of the option (but only for non-qualified stock options issued under the 2012 Plan), a combination of the foregoing, or such other consideration as our Board may deem appropriate.

Restricted Stock Awards:    Our Board may modify or accelerate the delivery of the restricted stock award under such circumstances as it deems would be in the best interest of Sonus; provided, however, that such action would not cause a violation of Section 409A of the Code. Except as otherwise provided in the 2012 Plan, the period to achieve full vesting for freestanding restricted stock awards granted to participants is not shorter than three years. Notwithstanding the foregoing, restricted stock awards subject to performance vesting may have a minimum vesting period of one year. In addition, awards to new directors of Sonus or substitute awards made to new hires to replace forfeited awards from a prior employer are not subject to a minimum vesting period.

Major Corporate Events:    If there is any change in the number of outstanding shares of common stock through the declaration of stock dividends, stock splits or the like, the number of shares available for awards, the shares subject to any award and the option prices or exercise prices of awards will be automatically adjusted. If there is any change in the number of outstanding shares of common stock through any change in our capital structure, or through a merger, consolidation, separation (including a spin-off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Section 368(a) of the Code) or partial or complete liquidation, our Board will make appropriate adjustments and/or modifications to outstanding awards under the 2012 Plan as it, in its sole discretion, deems equitable. In the event of any other change in our capital structure or our common stock (including through payment of an extraordinary cash dividend), our Board will also make such appropriate adjustments and/or modifications to outstanding awards under the 2012 Plan as it, in its sole discretion, deems equitable.

Termination.    The consequences of a termination of a participant's status with Sonus with respect to an award under the 2012 Plan depends upon the type of award granted and the circumstances of such termination. Our Board has the authority to issue rules and regulations to determine the treatment of a participant under the 2012 Plan in the event of such participant's death, disability, retirement, termination for an approved reason and other termination.

Stock Option and Restricted Stock Grant Policy

        We have six stock incentive plans—the 1997 Plan, the Plan, the 2008 Plan, the 2001 Plan, the 2003 Plan and the 2012 Plan (collectively, the "Sonus Plans"). At the Company's special meeting of stockholders on December 2, 2014, our stockholders approved amendments to the Plan that, among other matters, transferred all shares available for grant at the time from each of the 2008 Plan and 2012 Plan to the Plan and provided that any outstanding awards under each of the 2008 Plan and 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under either the 2008 Plan or 2012 Plan will be returned to the Plan.

        We issued stock options and restricted stock pursuant to the 1997 Plan through November 2007, when the 1997 Plan expired. No shares are available for future issuance under the 1997 Plan due to the 1997 Plan's expiration; however, outstanding options are still being administered under this plan.

        We assumed the 2008 Plan in connection with the acquisition of NET in August 2012. Pursuant to such NET acquisition, RSUs and in-the-money options issued under the 2008 Plan that were outstanding on August 24, 2012 were assumed by Sonus, together with the 2008 Plan. These outstanding awards continue to be subject to and governed by the 2008 Plan and have all the same terms and conditions, except that the awards became awards with respect to our common stock and the number of shares subject to the awards and the exercise prices (in the case of options) were adjusted to reflect the equity award exchange ratio in the acquisition. Any awards issued under the 2008 Plan after the August 24, 2012 acquisition date were required to be issued only to employees of NET who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the merger, such as new employee hires after August 24, 2012. At the December 2, 2014 special meeting of stockholders, our stockholders approved the transfer of all shares available for grant at the time under the 2008 Plan to the Plan and provided that any outstanding awards under the 2008 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan will be returned to the Plan. No future awards will be granted under the 2008 Plan.

        We assumed the 2001 Plan, the 2003 Plan and the 2012 Plan (collectively, the "PT Plans") in connection with the acquisition of PT in February 2014. The 2001 Plan had expired for purposes of new options by its terms in May 2011 but was assumed by us solely for the purpose of administering any outstanding options under this plan. The 2003 Plan was also assumed by us solely for the purpose of administering any outstanding awards under such plan as of the PT acquisition date. The only awards assumed from the 2001 Plan and the 2003 Plan were non-qualified stock options, which outstanding options are subject to the terms and conditions of the plan under which they were granted. No future awards will be granted under either the 2001 Plan or the 2003 Plan. Pursuant to the PT merger, options issued under the 2012 Plan that were outstanding at the closing of the merger were assumed by us, along with the 2012 Plan. These outstanding awards continue to be subject to and governed by the 2012 Plan, and have all the same terms and conditions, except that the number of shares subject to the award and the exercise price were adjusted to reflect the equity award exchange ratio in the merger. Outstanding awards under the PT Plans continue to be subject to and governed by the applicable PT Plan and have all the same terms and conditions, except that the awards became awards with respect to our common stock and the number of shares subject to the awards and the exercise prices (in the case of options) were adjusted to reflect the equity award exchange ratio in the acquisition. Any awards issued under the 2012 Plan since the February 19, 2014 acquisition date were required to be issued only to employees of PT who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the merger, such as new employee hires after February 19, 2014. At the December 2, 2014 special meeting of stockholders, our stockholders approved the transfer of all shares available for grant at the time under the 2012 Plan to the Plan and provided that any outstanding awards under the 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan will be returned to the Plan. No future awards will be granted under the 2012 Plan.

        We have granted stock options under the Sonus Plans as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders and encourages our employees to devote the best of their abilities and efforts to our company. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only if the value of our shares has increased above their value on the date of grant of the options.

  New Hire, Promotion and Adjustment Equity Grants

        The Compensation Committee has delegated authority to our Chief Executive Officer, our Chief Administrative Officer and our Vice President of Human Resources to award new hire, promotion and adjustment stock option, restricted stock and RSU grants within certain established guidelines for the type and seniority of the position held by the recipient; provided, however, that only the Compensation Committee may approve: (i) any equity grants to any officer or executive officer of the Company; (ii) new hire equity grants with respect to more than 20,000 shares per person; (iii) new hire, promotion and adjustment stock option, restricted stock and RSU grants outside of established guidelines for the type and seniority of the position held by the recipient; (iv) any equity grants to consultants; and (v) all other types of equity grants other than stock option, restricted stock and RSU grants.

        The Compensation Committee reviews all grants issued under the delegation of authority and, if appropriate, approves the grants of equity at a Compensation Committee meeting or by written consent. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of proposed individual grants is provided in advance of the Compensation Committee meeting and is included in the meeting minutes.

  Annual Equity Incentive Grants

        The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. Typically, employee eligibility is based upon hire date with a required minimum of one year of service. Among the eligible employees, awards are allocated to employees based upon management's evaluation of employee performance and other business criteria, with a weighting towards the Company's strongest performers.

        The proposed plan for each year includes overall parameters of the plan and a pool of shares to be allocated under the plan. The Compensation Committee discusses the plan with management and then requests that management provide the Compensation Committee with a specific list of individual grants for employees consistent with the Compensation Committee's guidance. The Compensation Committee determines specific grants for executives. Management then prepares a list of individual grants for employees and executives and submits to the Compensation Committee the list of individual grants for employees and executives. The Compensation Committee reviews and, if appropriate, approves the list of individual grants at a Compensation Committee meeting or by written consent. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee.

        The annual equity incentive grant date is generally March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday. Our annual equity incentive grant date for fiscal 2015 was March 16, 2015, on which date we granted a total of approximately 204,000 options to purchase our common stock, including 200,000 options granted to Mr. Dolan, as well as a total of 1.1 million shares of restricted stock, including 0.3 million shares of restricted stock granted to our NEOs, approximately 120,000 restricted stock units, none of which were granted to our NEOs, and 131,250 PSUs, 98,750 of which were granted to our NEOs. The Compensation Committee retains the right to change the annual equity incentive grant date based on business events that might warrant using another date. For 2016, our annual equity incentive grant date will fall on or about April 1, 2016.

  Promotion and Achievement Grants

        From time to time, our management recommends to the Compensation Committee promotion or achievement grants to our employees, including our executives. If the proposed grants are outside the standing delegated authority granted by the Compensation Committee, the Compensation Committee must approve them at a Compensation Committee meeting or, if necessary, by written consent. The actions taken at the meetings are documented in meeting minutes, including approvals of stock option grants, restricted stock awards and performance awards. Promotion and achievement grants typically have a grant date of the 15th day of the month following the Compensation Committee's approval of the grant, or the next business day if such 15th day of the month is a weekend or a holiday.

  Performance Award Grants—Generally

        Under the Plan, the Compensation Committee has the authority to approve grants of performance awards to our employees and executives. The Compensation Committee, in its sole discretion, may establish the metrics and the vesting schedule underlying such shares. To date, the Compensation Committee has only granted performance awards to certain executive officers.

        Any performance awards that do not vest are forfeited and the shares of common stock underlying the forfeited performance awards will again become available for the grant of awards pursuant to the terms of the respective Plans unless the Compensation Committee, in its sole discretion, elects to subject any unearned performance awards to further performance- and time-vesting conditions.

        In March 2015, the Compensation Committee granted PSUs under the Plan to our Chief Executive Officer and his direct reports. The PSUs will vest, if at all, in annual installments over three years, based on the Company's TSR relative to the TSR of each of the companies included in the NASDAQ Telecommunications Index at the time of grant for each of the fiscal years 2015, 2016 and 2017. In February 2016, the Compensation Committee determined that the performance metrics for the PSUs granted on March 16, 2015 were not achieved for the 2015 Performance Period. Therefore, our Chief Executive Officer and his direct reports forfeited 37,081 shares in the aggregate subject to such awards.

  General Vesting of Stock Options and Restricted Stock

        Under our Plans, provided that an employee continues his or her employment with us, on the applicable vesting date, (i) options will generally vest and become exercisable as follows: 25% of the shares underlying the options vest on the first anniversary of the grant date or the employee's commencement date (as defined in the applicable notice of grant of stock options and option agreement) and the remaining 75% of the shares underlying the options vest in equal increments of 2.0833% monthly thereafter through the fourth anniversary of such date; and (ii) restricted stock grants generally vest as follows: 25% of the shares vest on the first anniversary of the grant date or the employee's commencement date and the remaining 75% vest either in equal increments of 12.5% semi-annually through the fourth anniversary of such date or equal increments of 25% annually through the fourth anniversary of such date. For our executive officers beginning in 2015, under our Plans and provided that such executive officer continues his or her employment with us, on the applicable vesting date, (i) options will generally vest and become exercisable as follows: one-third of the shares underlying the options vest on the first anniversary of the grant date or the executive officer's commencement date (as defined in the applicable notice of grant of stock options and option agreement) and the remaining two-thirds of the shares underlying the options vest in equal monthly increments thereafter through the third anniversary of such date; and (ii) restricted stock grants generally vest as follows: one-third of the shares vest on the first anniversary of the grant date or the employee's commencement date and the remaining two-thirds of the shares vest in four equal increments semi-annually thereafter through the third anniversary of such date. At our 2015 annual meeting of stockholders, our stockholders approved a one-year minimum vesting requirement for new awards granted under our Plan; provided, however, that such minimum vesting requirement does not apply to an aggregate of up to 5% of the maximum number of shares of our common stock authorized for issuance under the Plan.

  Termination

        Under the 1997 Plan and the Plan, options typically expire on the tenth anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock), provided that if an employee's employment relationship with us terminates, the option termination date is typically determined based upon the reason for employment termination as follows: (i) death or total and permanent disability of optionee (as defined in Section 22(e)(3) of the Code)—180 days thereafter; or (ii) termination for any other reason—30 days thereafter under the 1997 Plan or 90 days thereafter under the Plan, unless otherwise extended.

        Under the 2008 Plan, options typically expire on the seventh anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock); provided that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment (or such other period as specified in the applicable option agreement); or (b) termination for any other reason—30 days following the termination of employment.

        Under the 2012 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment; (b) "retirement" (through a voluntary termination of employment at or after age 60) or for an approved reason—12 months following the termination of employment; (c) termination for any other reason—30 days thereafter; or (d) termination for cause—the right to exercise the option terminates immediately and is forfeited without consideration.

        Under the 2003 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment; (b) "retirement" (through a voluntary termination of employment at or after age 60) or for an approved reason—12 months following the termination of employment; or (c) termination for any other reason—30 days thereafter.

        Under the 2001 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment; or (b) termination for any other reason—30 days thereafter.

        Shares of restricted stock granted under the Sonus Plans generally vest through the fourth anniversary of the grant date or the employee's commencement date, as applicable. If an employee's employment relationship with us terminates for any reason prior to the fourth anniversary of such date, then effective upon the cessation of his or her employment, the employee will automatically forfeit, without any action required on the part of the employee, all the unvested shares that the employee received under the award without the payment of any consideration by the Company. The forfeited shares of restricted stock revert back to the Company.

        We have entered into agreements with certain executives providing for extended terms for stock option grants under the Sonus Plans following the executive's termination, as described under the section entitled "Executive, Severance and Change of Control Benefits" below.

  Acceleration

        Except as otherwise noted in an employment agreement, in the event of an acquisition of the Company as defined in the 2001 Plan and the Plan (an "Acquisition") or a Change in Control as defined in the 2008 Plan, our stock plan documents provide a pre-determined vesting schedule for such awards.

        Except as otherwise noted in an employment agreement or as otherwise provided under either the 2008 Plan with respect to awards granted under the 2008 Plan prior to our acquisition of NET or the 2012 Plan with respect to awards granted under the 2012 Plan prior to our acquisition of PT, effective immediately prior to the occurrence of an Acquisition or Change in Control, (i) the lesser of the number of then unvested shares subject to a stock option award or 25% of the total number of shares subject to that stock option award will become vested, with the balance of the unvested shares subject to the award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months; and (ii) an additional 25% of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months.

        We have entered into agreements with certain executives providing for acceleration of the vesting of stock options, restricted stock and, in certain cases, performance awards, upon a change of control as described under the section entitled "Executive, Severance and Change of Control Benefits" below.

Executive, Severance and Change of Control Benefits

        To attract and retain key executive officers, the Company has entered into executive agreements that include severance and change of control benefits. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. The severance agreements described in the "Compensation Discussion and Analysis" section of this Proxy Statement generally provide that, upon termination of the executive officer's employment without cause, the executive officer is entitled to severance payments and continued health plan premium payments. The receipt of the severance benefits discussed below is contingent upon the execution of a release of all claims of any kind or nature in favor of the Company. The severance agreements, as amended, contain the following provisions:

	Mr. Dolan	Mr. Greenquist	Mr. Riley	Mr. Scarfo	Mr. Swade

Basic Severance Benefit

Severance Payment (Multiple of Base Salary and Target Bonus)	1.5x	1.0x

Accelerated Vesting of Equity	24 months for restricted stock and options(1)	12 months for restricted stock and options(2)

Health Benefit Continuation	18 months	12 months

Change of Control(3) Benefit

Accelerated Vesting of Equity		50% of unvested options and 50% of unvested restricted stock(4)

Severance Following Change of Control(3) Benefit

Severance Payment (Multiple of Base Salary and Target Bonus)	2.0x	1.5x

Accelerated Vesting of Equity	100% for options and restricted stock(5)

Health Benefit Continuation	18 months

Other Agreement Provisions

Non-Compete(6)	1 year

Non-Solicitation(7)	1 year

Non-Disclosure(8)	Indefinitely

(1)
With respect to performance awards held by Mr. Dolan, in the event of his termination all remaining performance criteria for such awards would be deemed achieved at the target performance level, and, of the resulting performance awards that could then time vest, vesting would be accelerated by 24 months.

(2)
If a termination occurs during a performance period for a performance award held by Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance awards that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting. With respect to performance awards held by Messrs. Greenquist, Riley and Swade, there will be accelerated vesting to the extent provided for in an individual grant agreement.

(3)
"Change in Control" or "Acquisition," as used in the employment agreements signed by the Named Executive Officers, means, in summary: (i) an acquisition of 50% or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(4)
If a "Change in Control" or "Acquisition," as used in the employment agreements signed by the Named Executive Officers, occurs, (i) with respect to performance awards held by Mr. Dolan, all performance criteria for such awards would be deemed achieved at the target performance level, and 50% of all unvested performance awards will vest immediately and the rest of the unvested performance awards will continue to time vest according to their terms, and (ii) (x) during a performance period for a performance award held by Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and 50% of all unvested performance awards will vest immediately and the rest of the unvested performance awards will vest in equal increments on the first, second, and third anniversaries of the date of the Change in Control or Acquisition and (y) after a performance period for a performance award held by Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and 50% of all unvested performance awards will vest immediately and the rest of the unvested performance awards will continue to time vest according to their terms. With respect to performance awards held by Messrs. Greenquist, Riley and Swade, there will be accelerated vesting to the extent provided for in an individual grant agreement.

(5)
With respect to performance awards held by Mr. Dolan or Mr. Scarfo, if termination occurs, all performance criteria for such awards would be deemed achieved at the target performance level and all of the resulting performance awards would vest immediately. With respect to performance awards held by Messrs. Greenquist, Riley and Swade, if termination occurs, there will be accelerated vesting to the extent provided for in an individual grant agreement.

(6)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from performing any acts that advance the interests of any existing or prospective competitors of the Company during the period specified in the agreement.

(7)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from soliciting employees to terminate their relationship with the Company.

(8)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from disclosing confidential information as defined in the agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL

        The table below shows potential payments to the Named Executive Officers with severance or change in control arrangements upon termination or upon a change in control of our Company. The amounts shown assume that termination and/or change in control was effective as of December 31, 2015, the last day of our fiscal year, and are estimates of the amounts that would have been paid to or realized by the Named Executives Officers upon such a termination or change in control on such date. The actual amounts to be paid or realized can only be determined at the time of a Named Executive Officer's termination or following a change in control.

	Termination without Cause or for Good Reason(1)	Change in Control(2)	Termination without Cause or for Good Reason following Change in Control
Raymond P. Dolan
Cash Severance(3)	$1,800,000	$—	$2,400,000
Stock Options(4)	—	—	—
Stock Awards(5)	1,396,296	980,375	1,960,750
Health Benefits	24,395	—	24,395

	$3,220,691	$980,375	$4,385,145

Mark T. Greenquist
Cash Severance(3)	$630,000	$—	$945,000
Stock Options(4)	—	—	—
Stock Awards(6)	366,172	374,325	700,380
Health Benefits	13,940	—	20,910

	$1,010,112	$374,325	$1,666,290

Kevin Riley
Cash Severance(3)	$412,500	$—	$618,750
Stock Options(4)	—	—	—
Stock Awards(7)	277,778	276,288	500,583
Health Benefits	11,594	—	17,391

	$701,872	$276,288	$1,136,724

Anthony Scarfo
Cash Severance(3)	$700,000	$—	$1,050,000
Stock Options(4)	—	—	—
Stock Awards(8)	326,804	289,656	534,750
Health Benefits	11,619	—	17,429

	$1,038,423	$289,656	$1,602,179

Michael Swade
Cash Severance(3)	$656,250	$—	$984,375
Stock Options(4)	—	—	—
Stock Awards(9)	406,417	405,519	736,173
Health Benefits	16,263	—	24,395

	$1,078,930	$405,519	$1,744,943

(1)
Assumes employment termination without a change in control. "Change in Control" or "Acquisition," as used in each of the employment agreements or executive severance and arbitration agreement, as applicable, signed by the Named Executive Officers, means, in summary: (i) an acquisition of 50% or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(2)
If the Company is acquired, (i) 50% of all unvested stock options and 50% of unvested shares of restricted stock will vest immediately and the rest of the unvested stock options and shares of restricted stock will vest according to their terms, (ii) with respect to performance awards held by Mr. Dolan, all performance criteria for such awards would be deemed achieved at the target performance level, and 50% of all unvested performance awards will vest immediately and the rest of the unvested performance awards will continue to time vest according to their terms and (iii) (x) during a performance period for a performance award held by Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and 50% of all unvested performance awards will vest immediately and the rest of the unvested performance awards will vest in equal increments on the first, second, and third anniversaries of the date of the Change in Control or Acquisition and (y) after a performance period for a performance award held by Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and 50% of all unvested performance awards will vest immediately and the rest of the unvested performance awards will continue to time vest according to their terms. With respect to performance awards held by Messrs. Greenquist, Riley or Swade, if the Company is acquired, there will be accelerated vesting to the extent provided for in an individual grant agreement.

(3)
Pursuant to Mr. Dolan's agreement, as amended, Mr. Dolan would be entitled to lump sum cash severance payments equal to 1.5 times his then-current base salary payable at the time of termination (or 2.0 times his then-current base salary if his termination follows an acquisition) and 1.5 times his then-target bonus payable at the time of termination (or 2.0 times his then-target bonus if a termination follows an acquisition).

Pursuant to the terms of their respective agreements, as amended, Messrs. Greenquist, Riley, Scarfo and Swade would be entitled to cash severance payments equal to their then-current base salary, less applicable state and federal withholdings, paid by the Company either in a lump sum or in accordance with the Company's usual payroll practices for a period of twelve months following the termination date. The Company would pay Messrs. Greenquist, Riley, Scarfo and Swade their then-current annual target bonus at 100% of target, less applicable state and federal withholdings, in a lump sum.

Each of Messrs. Dolan, Greenquist, Riley, Scarfo and Swade must sign a release of all claims of any kind or nature in favor of the Company before receipt of any such severance payments.

(4)
These amounts represent the gains that would be realized on the stock options held by each of our Named Executive Officers that were in the money on December 31, 2015 related to the accelerated vesting of their stock options.

(5)
Under Mr. Dolan's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 24 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. With respect to performance awards held by Mr. Dolan, in the event of his termination all remaining performance criteria for such award would be deemed achieved at the target performance level, and, of the resulting performance awards that could then time vest, vesting would be accelerated by 24 months, except that if such termination occurs in connection with a change of control the vesting of his performance awards would be fully accelerated.

(6)
Under Mr. Greenquist's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock (and performance awards to the extent specifically provided for in an individual grant agreement) would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock (and performance awards to the extent specifically provided for in an individual grant agreement) would be fully accelerated.

(7)
Under Mr. Riley's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock (and performance awards to the extent specifically provided for in an individual grant agreement) would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock (and performance awards to the extent specifically provided for in an individual grant agreement) would be fully accelerated.

(8)
Under Mr. Scarfo's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. If Mr. Scarfo is terminated without Cause during a performance period, the performance criteria for performance awards held by Mr. Scarfo would be deemed achieved at the target performance level, and of the resulting performance awards that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting, except that if such termination occurs in connection with a change of control the vesting of his performance awards would be fully accelerated.

(9)
Under Mr. Swade's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock (and performance awards to the extent specifically provided for in an individual grant agreement) would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock (and performance awards to the extent specifically provided for in an individual grant agreement) would be fully accelerated.

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2017 PROXY STATEMENT

        To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2017, stockholder proposals must be received at our principal executive offices no later than                    , 201    , which is not less than 120 calendar days before the date of our proxy statement released to our stockholders in connection with the prior year's annual meeting of stockholders, and must otherwise comply with the rules promulgated by the SEC. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's annual meeting on June 9, 2016, then the deadline is a reasonable time before we begin to print and mail proxy materials.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT 2017 ANNUAL MEETING

        According to our by-laws, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2017 annual meeting of stockholders but not included in the proxy statement by the close of business on March 11, 2017, but not before February 9, 2017, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of the 2016 annual meeting of stockholders. Such proposals must be delivered to the Secretary of the Company at our principal executive office. However, in the event the 2017 annual meeting of stockholders is scheduled to be held on a date before May 10, 2017, or after August 18, 2017, which are dates 30 days before or 70 days after the first anniversary of our 2016 annual meeting of stockholders, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals that are not made in accordance with the above standards may not be presented at the 2017 annual meeting of stockholders.

 STOCKHOLDERS SHARING THE SAME ADDRESS

        We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the annual report and Proxy Statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.

        We will deliver promptly upon written or oral request a separate copy of the annual report and the Proxy Statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or Proxy Statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your notice of Internet availability of proxy materials to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886 Attn: Investor Relations.

        If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or Proxy Statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

        Any stockholders of record who share the same address and currently receive multiple copies of our annual report and Proxy Statement who wish to receive only one copy of these materials per household in the future please contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

        A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

        Our Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 23, 2016, is being delivered to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 4 Technology Park Drive, Westford, MA 01886.

OTHER MATTERS

        Our Board knows of no other matters to be submitted at the meeting and the deadline under our by-laws for submission of matters by stockholders has passed. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

        We will pay the costs of soliciting proxies from stockholders. We have engaged Georgeson LLC as our proxy solicitor to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $10,000, plus reasonable out-of-pocket expenses. In addition to soliciting proxies by mail, by telephone and via the Internet, our directors, executive officers and other employees may solicit proxies, either personally or by other electronic means, on our behalf, without additional compensation, other than the time expended and communications charges in making such solicitations. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,

Westford, Massachusetts	Mark T. Greenquist
, 2016	Chief Financial Officer

APPENDIX A

SONUS NETWORKS, INC.

Discussion of Non-GAAP Financial Measures

        Sonus management uses a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, making operating decisions, planning and forecasting future periods, and determining payments under compensation programs. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. We consider the use of non-GAAP financial measures helpful in assessing the core performance of our continuing operations and liquidity, and when planning and forecasting future periods. By continuing operations, we mean the ongoing results of the business excluding certain expenses and credits, including, but not limited to: cost of product revenue related to the fair value write-up of acquired inventory, stock-based compensation, amortization of intangible assets, depreciation expense related to an abandoned facility, acquisition-related expense, divestiture costs, restructuring and other income arising from certain transactions. We consider the use of non-GAAP earnings (loss) per share helpful in assessing the performance of the continuing operations of our business. While our management uses non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, GAAP measures. In addition, our presentations of these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.

        Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to Sonus' financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

        As part of the assessment of the assets acquired and liabilities assumed in connection with the PT acquisition, we were required to increase the aggregate fair value of acquired inventory by $1.8 million. The acquired inventory was recorded as cost of product revenue through June 27, 2014. We believe that excluding the incremental cost of product revenue resulting from the fair value write-up of this acquired inventory facilitates the comparison of our operating results to our historical results and to other companies in our industry.

        Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time. We believe that excluding non-cash stock-based compensation expense from our operating results facilitates the comparison of our financial statements to compare our financial results to our historical operating results and to other companies in our industry.

        We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amortization amounts are inconsistent in frequency and amount and are significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that intangible assets contribute to revenue generation. We believe that excluding the non-cash amortization of intangible assets facilitates the comparison of our financial results to our historical operating results and to other companies in our industry as if the acquired intangible assets had been developed internally rather than acquired.

        During the second quarter of 2015, we reached an agreement with the landlord of one of our previously restructured facilities to vacate the facility without penalty or future payments. As a result, we were able to vacate the facility earlier than originally planned. In connection with this settlement, we recorded incremental depreciation expense to account for the change in estimated life of the fixed assets related to this facility. We believe that excluding this incremental depreciation expense facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        We consider certain transition, integration and other acquisition-related costs to be unpredictable and dependent on a significant number of factors that may be outside of our control. We do not consider these acquisition-related costs to be related to the continuing operations of the acquired business or the Company. In addition, the size, complexity and/or volume of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. We believe that excluding acquisition-related costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        In the second quarter of 2014, we sold the Multi-Protocol Server (MPS) business that we acquired in connection with the acquisition of PT. We incurred transaction costs related to this divestiture in the second quarter of 2014. We do not consider these divestiture costs to be related to our continuing operations. We believe that excluding divestiture costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        We have recorded restructuring expense to streamline operations and reduce operating costs by closing and consolidating certain facilities and reducing our worldwide workforce. We review our restructuring accruals regularly and record adjustments (both expense and credits) to these estimates as required. We believe that excluding restructuring expense and credits facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        In October 2015, we sold the PT domain name and recognized a gain, net of commission and fees, of $0.9 million. This amount is included as a component of Other income, net. We believe that excluding the other income arising from this sale facilitates the comparison of our financial results to our historical results and to other companies in our industry.

        In the first quarter of 2014, we recorded other income related to the settlement of a litigation matter in which we recovered a portion of our losses related to the impairment of certain prepaid royalties for software licenses that we had written off in fiscal 2012. This amount is included as a component of Other income, net. We believe that excluding the other income arising from this settlement facilitates the comparison of our results to our historical results and to other companies in our industry.

        We believe that providing non-GAAP information to investors, in addition to the GAAP presentation, will allow investors to view the financial results in the way management views the operating results. We further believe that providing this information helps investors to better understand our financial performance and evaluate the efficacy of the methodology and information used by our management to evaluate and measure such performance.

 SONUS NETWORKS, INC.
(in thousands, except percentages and per share amounts)
(unaudited)

	Three months ended				Year ended
	March 27, 2015	June 26, 2015	September 25, 2015	December 31, 2015	December 31, 2015	December 31, 2014
GAAP total gross margin	58.3%	62.9%	67.4%	68.5%	64.9%	65.3%
Stock-based compensation expense	0.9%	0.9%	0.7%	0.6%	0.7%	0.6%
Amortization of intangible assets	2.3%	2.1%	1.9%	2.3%	2.2%	0.9%
Fair value write-up of acquired inventory	0.0%	0.0%	0.0%	0.0%	0.0%	0.6%

Non-GAAP total gross margin	61.5%	65.9%	70.0%	71.4%	67.8%	67.4%

GAAP operating expenses	$48,096	$49,463	$47,074	$48,241	$192,874	$210,657
Stock-based compensation	(4,366)	(6,329)	(4,814)	(4,349)	(19,858)	(22,128)
Amortization of intangible assets	(479)	(415)	(414)	(415)	(1,723)	(1,889)
Depreciation expense for abandoned facility	—	(324)	(322)	—	(646)	—
Divestiture costs	—	—	—	—	—	(435)
Acquisition-related expense	(107)	(24)	—	—	(131)	(1,558)
Restructuring	339	(1,487)	(158)	(842)	(2,148)	(5,625)

Non-GAAP operating expenses	$43,483	$40,884	$41,366	$42,635	$168,368	$179,022

GAAP operating expense as a percentage of revenue (operating margin)	95.9%	90.4%	69.4%	63.2%	77.4%	71.1%
Stock-based compensation	–8.7%	–11.6%	–7.1%	–5.7%	–7.8%	–7.6%
Amortization of intangible assets	–1.0%	–0.8%	–0.6%	–0.5%	–0.7%	–0.6%
Depreciation expense for abandoned facility	0.0%	–0.6%	–0.5%	0.0%	–0.3%	0.0%
Acquisition-related expense	–0.2%	0.0%	0.0%	0.0%	–0.1%	–0.5%
Divestiture costs	0.0%	0.0%	0.0%	0.0%	0.0%	–0.1%
Restructuring	0.7%	–2.7%	–0.2%	–1.1%	–0.9%	–1.9%

GAAP operating expense as a percentage of revenue (operating margin)	86.7%	74.7%	61.0%	55.9%	67.6%	60.4%

GAAP net income (loss)	$(19,359)	$(15,343)	$(1,896)	$4,703	$(31,895)	$(16,855)
Fair value write-up of acquired inventory	—	—	—	—	—	1,782
Stock-based compensation expense	4,820	6,809	5,273	4,797	21,699	23,914
Amortization of intangible assets	1,647	1,591	1,737	2,132	7,107	4,597
Depreciation expense for abandoned facility	—	324	322	—	646	—
Acquisition-related expense	107	24	—	—	131	1,558
Divestiture costs	—	—	—	—	—	435
Restructuring	(339)	1,487	158	842	2,148	5,625
Gain on sale of domain name	—	—	—	(896)	(896)	—
Litigation settlement—prepaid licenses	—	—	—	—	—	(2,250)

Non-GAAP net income (loss)	$(13,124)	$(5,108)	$5,594	$11,578	$(1,060)	$18,806

Diluted earnings per share or (loss) per share
GAAP	$(0.39)	$(0.31)	$(0.04)	$0.09	$(0.64)	$(0.34)
Non-GAAP	$(0.27)	$(0.10)	$0.11	$0.23	$(0.02)	$0.37
Shares used to compute diluted earnings per share or (loss) per share
GAAP shares used to compute diluted earnings per share or (loss) per share	49,423	49,484	49,625	49,906	49,560	50,245
Non-GAAP shares used to compute diluted earnings per share or (loss) per share	49,423	49,484	49,696	49,906	49,560	50,996

APPENDIX B

SONUS NETWORKS, INC.
AMENDED AND RESTATED
~~2007~~ STOCK INCENTIVE PLAN~~, AS AMENDED~~

1.
Purpose.

        The purpose of this Amended and Restated ~~2007~~ Stock Incentive Plan (as amended from time to time, the "Plan") of Sonus Networks, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board"). The Plan is amended and restated effective as of and conditioned upon the approval of the Company's stockholders at its 2016 annual meeting of stockholders (with the effective date of the Plan as amended being the "2016 Effective Date").

2.
Eligibility.

        All of the Company's employees, officers~~,~~ and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act")), or any successor form) are eligible to receive options, stock appreciation rights ("SARs"), restricted stock, restricted stock units and other stock unit awards (each, an "Award") under the Plan. Each person who receives an Award under the Plan is deemed a "Participant".

3.
Administration and Delegation.

        (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

        (c)    Delegation to Officers.    ~~To the extent permitted by applicable law,~~ Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers ~~(including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the~~, the maximum number of shares subject to Awards that the officers may grant, and the time period in which the Awards may be granted; and provided further~~, however~~, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

4.
Stock Available for Awards.

        (a)    Number of Shares.    Subject to adjustment under Section 9, the aggregate number of shares of common stock, $0.001 par value per share, of the Company (the "Common Stock") reserved for Awards under the Plan is equal to 16,476,713~~15,676,713~~, which amount includes the 1,096,173 shares of Common Stock (i) previously reserved for issuance under the Company's 2008 Stock Incentive Plan and the Company's 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the "Acquired Plans") that remained available for grant under the Acquired Plans as of December 2, 2014 and (ii) subject to awards granted under the Acquired Plans, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options (as hereinafter defined) to any limitations of the Code). No more than 16,476,713 ~~14,320,000~~ shares of Common Stock may be issued as Incentive Stock Options under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (b)    Share Count.    Shares issued pursuant to Awards of Restricted Stock or Restricted Stock Units or Other Stock Unit Awards (each as hereinafter defined) will count against the shares of Common Stock available for issuance under the Plan as 1.50~~1.61~~ shares for every one (1) share issued in connection with the Award. Shares issued pursuant to the exercise of Options (as hereinafter defined) will count against the shares available for issuance under the Plan as one (1) share for every one (1) share to which such exercise relates. The total number of shares subject to SARs that are settled in shares shall be counted in full against the number of shares available for issuance under the Plan, regardless of the number of shares actually issued upon settlement of the SARs. If Awards are settled in cash, the shares that would have been delivered had there been no cash settlement shall not be counted against the shares available for issuance under the Plan. Shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for the future grant of Awards. If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then the shares of Common Stock covered by such Award shall again become available for the grant of Awards under the Plan; provided that any one (1) share issued as Restricted Stock or subject to a Restricted Stock Unit Award or Other Stock Unit Award that is forfeited or terminated shall be credited as 1.50~~1.61~~ shares when determining the number of shares that shall again become available for Awards under the Plan.1 Shares that are exchanged by a Participant or withheld by the Company as full or partial

1
1        Provided, however, that the shares subject to awards that were outstanding (i) as of June 9, 2016 (but not as of June 11, 2015 or December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.61 for every share awarded, (ii) as of June 11, 2015 (but not as of December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.57 for every share awarded, and (ii) as of December 2, 2014 and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.5 for every share awarded.

payment in connection with any Award under the Plan, as well as any shares exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan. In the case of Incentive Stock Options ~~(as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares of common stock issued pursuant to full value awards count against the shares of common stock available for issuance hereunder as 1.61 shares for every one share issued in connection with such award; however, the shares subject to awards that were outstanding (i) as of June 11, 2015 (but not as of December 2, 2014) and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.57 for every share awarded, and (ii) as of December 2, 2014 and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.5 for every share awarded~~, the foregoing provisions shall be subject to any limitations under the Code.

        (c)    Sub-limits.    Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

          (1)    Section 162(m) Per-Participant Limit.    The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000~~800,000~~ per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR ~~(as each is hereafter defined)~~ shall be treated as a single Award. The per-Participant limit described in this Section 4~~(b)~~(c)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder ("Section 162(m)"). The fungible share counting rules in Section 4(b) shall not apply for purposes of this Section 4(c)(1) and instead, each share subject to any type of Award shall be counted as one share for purposes of this Section 4(c)(1).

          (2)    Limit on Awards to Directors.    The maximum number of shares with respect to which Awards may be granted to any director who is not an employee of the Company at the time of grant shall be 100,000~~40,000~~ per calendar year. The fungible share counting rules in Section 4(b) shall not apply for purposes of this Section 4(c)(2) and instead, each share subject to any type of Award shall be counted as one share for purposes of this Section 4(c)(2).

        (d)    Substitute Awards.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a) or any sub-limits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.
Stock Options.

        (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not an Incentive Stock Option ~~(as hereafter defined)~~ shall be designated a "Nonstatutory Stock Option."

        (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Sonus Networks, Inc., any of Sonus Networks, Inc.'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

        (c)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the ~~Fair Market Value~~ fair market value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the ~~Fair Market Value~~ fair market value on such future date.

        (d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option will be granted ~~for~~ with a term in excess of 10 years.

        (e)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the ~~Board~~ Company, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

        (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1)   in cash or by check, payable to the order of the Company;

          (2)   except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

          (3)   to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued ~~at their fair market value as~~ in the manner determined by (or in a manner approved by) the Board ~~("Fair Market Value")~~, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its sole discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

          (4)   to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by ~~(i) delivery of a promissory note of the Participant to the Company on terms determined by the Board or (ii)~~ payment of such other lawful consideration as the Board may determine; or

          (5)   by any combination of the above permitted forms of payment.

        (g)    Fair Market Value.    Fair ~~Market Value~~ market value of a share of Common Stock for purposes of establishing the ~~Plan~~ exercise price of each Option under Section 5(c) and the exercise price of each SAR under Section 6(c) will be determined as follows:

          (1)   if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

          (2)   if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices ~~as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq")~~ for the date of grant as reported by the principal market on which the Common Stock is then traded; or

          (3)   if there are no such closing bid and asked prices, the average of the bid and asked prices as reported by any other commercial service for the date of grant.

        For any date that is not a trading day, the ~~Fair Market Value~~ fair market value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately following trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of "closing sale price" or "bid and asked prices" if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

        (h)    Limitation on Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9), (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, and (3) no outstanding Option granted under the Plan may be purchased by the Company for cash.

        (i)    No Reload Options.    No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with the exercise of the original Option.

        (j)    No Dividend Equivalents.    No Option shall provide for the payment or accrual of dividend equivalents.

6.
Stock Appreciation Rights.

        (a)    General.    The Board may grant Awards consisting of a SAR entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the ~~Fair Market Value~~ fair market value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation or other measure is determined shall be the exercise date.

        (b)    Grants.    SARs may be granted in tandem with, or independently of, Options granted under the Plan.

          (1)    Tandem Awards.    When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event (as hereinafter defined)) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

          (2)    Independent SARs.    A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

        (c)    Exercise Price.    The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the ~~Fair Market Value~~ fair market value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the ~~Fair Market Value~~ fair market value on such future date.

        (d)    Term.    The term of a SAR shall not be more than 10 years from the date of grant.

        (e)    Exercise.    SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the ~~Board~~ Company, together with any other documents required by the Board.

        (f)    Limitation of Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9), (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR, and (3) no outstanding SAR granted under the Plan may be purchased by the Company for cash.

        (g)    No Reload Rights.    No SAR granted under the Plan shall contain any provision entitling the grantee to the automatic grant of additional SARs in connection with the exercise of the original SAR.

        (h)    No Dividend Equivalents.    No SAR shall provide for the payment or accrual of dividend equivalents.

7.
Restricted Stock; Restricted Stock Units.

        (a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests ("Restricted Stock Units") (Restricted Stock and Restricted Stock Units are each referred to herein as a "Restricted Stock Award").

        (b)    Terms and Conditions for all Restricted Stock Awards.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

        (c)    Additional Provisions Relating to Restricted Stock.

          (1)    Dividends.    Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board; provided, however, that dividends on Restricted Stock ~~that are subject to performance conditions~~ will either be accumulated or reinvested and paid upon vesting of the underlying Restricted Stock. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to stockholders of that class of stock.

          (2)    Stock Certificates.    The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

        (d)    Additional Provisions Relating to Restricted Stock Units.

          (1)    Settlement.    Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company ~~one share~~ such number of shares of Common Stock or an amount of cash equal to the ~~Fair Market Value of one share~~ value determined by (or in a manner approved by) the Board of such number of shares of Common Stock, as provided in the applicable Award agreement. The Board may, in its sole discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

          (2)    Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units.

          (3)    Dividend Equivalents.    To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock ("Dividend Equivalents"); provided, however, that Dividend Equivalents on Restricted Stock Units ~~that are subject to performance conditions~~ will either we accumulated or reinvested and paid upon vesting of the underlying Restricted Stock Unit. Dividend Equivalents may be ~~paid currently or credited to an account for the Participants, may be~~ settled in cash and/or shares of Common Stock and ~~may~~ will be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

8.
Other Stock Unit Awards.

        Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants ("Other Stock Unit Awards"), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each

Other Stock Unit Award, including any purchase price applicable thereto. Any dividend equivalents granted with respect to an Other Stock Unit Award shall be subject to the same vesting and forfeiture provisions as the underlying Award.

9.
Adjustments for Changes in Common Stock and Certain Other Events.

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under ~~this~~ the Plan, (ii) the sub-limits set forth in Section 4~~(b)~~(c), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the exercise price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock Unit Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (b)    Reorganization Events.

          (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

          (2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

          For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

          (3)    Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

        (c)    Acquisition.    An "Acquisition" shall mean any (i) merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity (the "Acquiror")) less than a majority of the combined voting power of the voting securities of the Company or the Acquiror outstanding immediately after such merger or consolidation or (ii) sale, transfer or other disposition of all or substantially all of the assets of the Company. The effect of an Acquisition on any Award granted under the Plan shall be specified in the agreement evidencing such Award.

10.
General Provisions Applicable to Awards.

        (a)    Transferability of Awards.    Awards (other than vested Restricted Stock Awards) shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act ~~of 1933, as amended~~; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

        (e)    Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued ~~at their Fair Market Value~~ in the manner determined by (or in a manner approved by) the Board; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that to the extent that the Company is able to retain shares of Common Stock having a value that exceeds the statutory minimum applicable withholding tax without attracting financial accounting charges or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a value equal to the highest marginal applicable rate of tax) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

        (f)    Amendment of Award.    Subject to Sections 5(h), 6(f) and 10(h), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 9 hereof.

        (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)    Acceleration.    The Board may, at any time, provide that any Award shall become immediately exercisable in full or in part, free from some or all of the restrictions or conditions applicable to such Award or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death or disability of the Participant or (B) in connection with an Acquisition.

        (i)    Performance Awards.

          (1)    Grants.    Restricted Stock Awards and Other Stock Unit Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) ("Performance Awards"), subject to the limit in Section 4(c)(1) on shares covered by such grants.

          (2)    Committee.    Grants of Performance Awards to any Covered Employee (as hereinafter defined) intended to qualify as "performance-based compensation" under Section 162(m) ("Performance-Based Compensation") shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as "performance-based compensation" under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. "Covered Employee" shall mean any person who is a "covered employee" under Section 162(m)(3) of the Code.

          (3)    Performance Measures.    For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives or (n) total stockholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary, nonrecurring or unusual items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

          (4)    Adjustments.    Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

          (5)    Other.    The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

        (j)    Limitations on Vesting.    Subject to Section 10(h) and notwithstanding anything to the contrary in the Plan, no Award shall vest earlier than the first anniversary of its date of grant. The foregoing sentence shall not apply to an aggregate of up to 5% of the maximum number of authorized shares set forth in Section 4(a).

11.
Miscellaneous.

        (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award by virtue of adoption or amendment of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

        (c)    Effective Date and Term of Plan.    The Plan as amended shall become effective on the ~~date the Plan is approved by the Company's stockholders (the "~~2016 Effective Date~~")~~. No Awards shall be granted under the Plan after ~~the~~ completion of 10 years from the 2016 Effective Date, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of The NASDAQ Stock Market ("NASDAQ") may be made effective unless and until such amendment shall have been approved by the Company's stockholders; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of "material amendments" to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

        (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

        (f)    Compliance With Code Section 409A.    ~~No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board~~ Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes "nonqualified deferred compensation" within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of "separation from service" (as determined under Section 409A) (the "New Payment Date"), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

        The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

        (g)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

PRELIMINARY VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time on June 8, 2016. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Sonus Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time on June 8, 2016. Please have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SONUS NETWORKS, INC. 4 TECHNOLOGY PARK DRIVE WESTFORD, MA 01886 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Matthew W. Bross 06 Pamela D.A. Reeve 02 Raymond P. Dolan 07 John A. Schofield 03 Beatriz V. Infante 08 Scott E. Schubert 04 Howard E. Janzen 05 Richard J. Lynch The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For 0 0 0 0 Against 0 0 0 0 Abstain 0 0 0 0 2 To approve an amendment and restatement of Sonus Networks' stock incentive plan. 3 To approve a stock option exchange program. 4 To ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2016. To approve, on a non-binding advisory basis, the compensation of Sonus Networks' named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement. 5 NOTE: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments or postponements thereof. The Board of Directors recommends a vote "FOR" the election of each of the nominees to the Board (Proposal 1), "FOR" the approval of an amendment and restatement of Sonus Networks' stock incentive plan (Proposal 2), "FOR" the approval of a stock option exchange program (Proposal 3), "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 4), and "FOR" the approval, on a non-binding advisory basis, of the compensation of Sonus Networks' named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement (Proposal 5). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000279311_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and 2015 Annual Report are available at www.proxyvote.com . ANNUAL MEETING OF STOCKHOLDERS OF SONUS NETWORKS, INC. June 9, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) of SONUS NETWORKS, INC., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoint(s) Mr. Raymond P. Dolan and Mr. Mark T. Greenquist, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of Sonus Networks, Inc. to be held on Thursday, June 9, 2016 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109 and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting, and revoke(s) all proxies previously given by the undersigned with respect to the shares covered hereby. This proxy will be voted as directed, or if no direction is indicated, will be voted FOR the proposals specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting. Continued and to be signed on reverse side 0000279311_2 R1.0.1.25